 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1998

                                                REGISTRATION NO. 333-65115
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               BELL SPORTS CORP.
                               BELL SPORTS, INC.

     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)

        DELAWARE                     3949                    36-3671789
       CALIFORNIA                    3949                    95-1733731
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            6350 SAN IGNACIO AVENUE
                              SAN JOSE, CA 95119
                           TELEPHONE: (408) 574-3400
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MARY J. GEORGE
                               BELL SPORTS CORP.
                            6350 SAN IGNACIO AVENUE
                              SAN JOSE, CA 95119
                           TELEPHONE: (408) 574-3400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
                            ROBERT W. KADLEC, ESQ.
                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                             LOS ANGELES, CA 90013
                           TELEPHONE: (213) 896-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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


                                 $110,000,000
                               BELL SPORTS, INC.

       OFFER TO EXCHANGE 11% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
  FOR ANY AND ALL OUTSTANDING 11% SERIES A SENIOR SUBORDINATED NOTES DUE 2008

                                ---------------

       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                   ON JANUARY 14, 1999, UNLESS EXTENDED

  Bell Sports, Inc., a California corporation (the "Issuer"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11% Series B Senior Subordinated Notes due 2008 (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11% Series A Senior Subordinated Notes due 2008 (the "Old Notes" and, together with the New Notes, the "Notes"), of which $110,000,000 principal amount is outstanding on the date hereof. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated as of August 17, 1998 among the Issuer, Bell Sports Corp., a Delaware corporation, as guarantor ("Holdings" and together with the Issuer and their subsidiaries, the "Company" or "Bell Sports") and Harris Trust and Savings Bank, as trustee. See "The Exchange Offer" and "Description of Notes."

  The Notes will mature on August 15, 2008. Interest on the New Notes will be payable semi-annually, in arrears, in cash on February 15 and August 15 of each year, commencing on February 15, 1999. The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time on or after August 15, 2003, in cash, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date. In addition, at any time and from time to time on or prior to August 15, 2001, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture at a redemption price equal to 111% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the Net Cash Proceeds (as defined) of one or more Equity Offerings (as defined); provided that at least 65% of the aggregate principal amount of the Notes issued pursuant to the Indenture remains outstanding immediately thereafter. The New Notes will not be subject to any sinking fund requirement. Upon a Change of Control (as defined), the Issuer may be required to purchase the New Notes for cash at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of Notes."

  The Issuer is a direct, wholly-owned subsidiary of Holdings. On August 17, 1998, pursuant to a merger agreement dated February 17, 1998, HB Acquisition Corporation, a Delaware corporation ("HB Acquisition") and affiliate of Charlesbank Equity Fund IV, Limited Partnership and Brentwood Associates Buyout Fund II, L.P., was merged with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger"). See "The Transactions."

  The New Notes will be senior subordinated, unsecured, general obligations of the Issuer, ranking subordinate in right of payment to all existing and future Issuer Senior Indebtedness (as defined) and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness (as defined) of the Issuer. The Issuer's obligations under the New Notes will be guaranteed on a senior subordinated basis by Holdings (the "Holdings Guarantee"). The Holdings Guarantee will be a general, unsecured obligation of Holdings, subordinate in right of payment to all Holdings senior indebtedness. The New Notes initially will not be guaranteed by the Issuer's subsidiaries. Consequently, liabilities of the Issuer's subsidiaries will effectively be senior in right of payment to the New Notes. As of June 27, 1998, on a pro forma basis after giving effect to the Transactions (as defined), the Issuer and its subsidiaries would have had approximately $8.4 million of Indebtedness that ranks senior or effectively senior to the New Notes. The Indenture permits the Issuer and its subsidiaries to incur additional Indebtedness, including Issuer Senior Indebtedness subject to certain limitations. See "Description of Notes--Certain Covenants."
                                                       (Continued on next page)

  SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING WHETHER TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY OR
   ADEQUACY OF  THIS PROSPECTUS.  ANY REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS DECEMBER 7, 1998.

(Continued from previous page)

  The Issuer will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on January 14, 1999, unless extended by the Issuer in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were issued on August 17, 1998 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Issuer and Holdings under the Registration Rights Agreement (as defined herein) entered into by the Issuer and Holdings in connection with the original transfer of the Old Notes to the Initial Purchasers. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Notes offered hereby for exchange have been sold), it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Lack of a Public Market for the Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  The Company cautions readers that, in addition to the historical information included herein and incorporated by reference in this Prospectus, this Prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used herein, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Prospectus and the information incorporated by reference herein also contain other forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, competitive activities or other business conditions, dependence on key customers, fluctuations in sales or working capital, weather conditions, consumer spending levels and results of pending litigation, including product liability claims. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. For a discussion of the risks associated with investment in the Notes, please read carefully "Risk Factors."

                               ----------------

  Market data used throughout this Prospectus, including information relating to the Company's relative position in the industry, is based on internal Company surveys, independent industry publications, other publicly available information or the good faith estimates of the Company's management. Although the Company believes that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

  Except as set forth in "Summary--Summary Historical and Pro Forma Consolidated Financial Data," "Capitalization" and "Note 1 to Consolidated Financial Statements of Bell Sports Corp.," no separate financial statements or data of the Issuer have been included or incorporated by reference herein. Holdings and the Issuer do not consider that such financial statements would be material to holders of the New Notes because the Issuer is a wholly-owned subsidiary of Holdings and Holdings will guarantee all of the Issuer's obligations under the New Notes. Holdings and the Issuer believe that the material differences between the financial statements of Holdings and the Issuer are, and will be, related to: (i) stockholders' equity; (ii) the Holdings Senior Discount Notes (as defined); (iii) the Convertible Debentures (as defined); and (iv) intercompany indebtedness. See "Summary--The Transactions," "Summary--The Initial Offering," "Summary--Summary Historical and Pro Forma Consolidated Financial Data," "Capitalization," "Description of Notes" and "Note 1 to Consolidated Financial Statements of Bell Sports Corp."

  Bell(C), Giro(C), Blackburn(C), Rhode Gear(C), VistaLite(C), Copper Canyon Cycling(C), Spoke-Hedz(C) and Bike Star(TM) are registered trademarks of Holdings, the Issuer or their subsidiaries. Other brand names, trademarks, servicemarks or tradenames referred to or incorporated by reference in this Prospectus are the registered trademarks of their respective owners.

                               ----------------

                             AVAILABLE INFORMATION

  Holdings is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth

Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site located at http://www.sec.gov.

  The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements (including the notes thereto) of Bell Sports Corp. appearing elsewhere or incorporated by reference in this Prospectus. As used herein and except as the context otherwise may require, the "Issuer" means Bell Sports, Inc., a California corporation, "Holdings" means Bell Sports Corp., a Delaware corporation, and the "Company" or "Bell Sports" means, collectively, Holdings, the Issuer and all of their consolidated subsidiaries. Bell Sports Corp. is a holding company which is not engaged in any business other than holding the capital stock of the Issuer. References to the Company's "fiscal year" are to the 52-week or 53-week period ending on the Saturday closest to the last day of June. There were no 53-week periods in the five fiscal years ended June 27, 1998. The mailing address of the Company's chief executive offices is 6350 San Ignacio Avenue, San Jose, California 95119. The phone number of the Company's chief executive offices is (408) 574-3400.

                                  THE COMPANY

OVERVIEW

  Bell Sports is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. To capitalize upon increasing safety awareness in other outdoor sports, the Company recently began marketing in-line skating, snowboarding, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized Bell, Bell Pro and Giro brand names, and its accessories under such leading brands as Bell, Blackburn, Rhode Gear, VistaLite, Copper Canyon Cycling and Spoke-Hedz. With a broad, well-diversified, branded product offering marketed across all price points, the Company is a leading supplier of bicycle helmets and accessories to all major distribution channels in the industry, including mass merchants and independent bicycle dealers ("IBDs"). In fiscal 1998, the Company had net sales of $207.2 million and EBITDA (as defined) of $26.6 million.

  Bell Sports has developed a reputation over its 44-year history for innovation, design, quality and safety and is recognized by bicycling and auto racing enthusiasts as a market leader in helmet technology and design. To leverage its outstanding reputation and position in bicycle helmets, the Company has pursued strategic acquisitions of complementary bicycle helmet and accessory brands. During the 1990s, the Company increased net sales from $40.4 million in fiscal 1990 to $207.2 million in fiscal 1998. The Company believes the primary drivers of this growth include: (i) the development of innovative bicycle helmets and accessories; (ii) strategic acquisitions; (iii) the successful introduction of the Bell brand, which historically had been reserved for sale to the IBD channel, into the mass merchant channel; (iv) an increase in safety awareness among consumers; and (v) the popularity of bicycling, including specialty segments such as mountain biking. In fiscal 1998, approximately 52%, 46% and 2% of the Company's net sales were derived from the sale of bicycle accessories, bicycle helmets and auto racing helmets, respectively, with approximately 86% of net sales in North America, 11% in Europe and 3% in Australia and the Pacific Rim.

COMPETITIVE STRENGTHS

  Leading Industry Position. Bell Sports believes it holds the leading market share position in the bicycle helmet market in the United States, Europe and Canada. According to the Bicycle Market Research Institute ("BMRI"), in 1997 the Company held an approximate 67% share of the U.S. bicycle helmet market, the largest bicycle helmet market in the world. In addition, the Company is a leading supplier of bicycle accessories in North America. The Company believes it has attained these leading positions through a combination of its: (i) strong brand awareness among consumers; (ii) broad product offerings marketed across all price points; (iii) outstanding reputation among bicycling enthusiasts; and (iv) superior customer service. As a result, the Company believes it is a primary supplier of bicycle helmets and accessories to a majority of mass merchants in the United States and the largest supplier of bicycle helmets to IBDs in North America.

  Strong Brand Name. The Bell brand has over a 40-year history. The Company believes that the Bell brand is the most recognized name in bicycle helmets both by bicycling enthusiasts and mass market consumers. The Company first established its leading brand name among enthusiasts by producing premium bicycle helmets sold through the IBD channel. In fiscal 1996, the Company successfully expanded the use of its strong name by introducing Bell-branded helmets into the mass merchant channel. To capitalize on the success of the branded helmet program, in fiscal 1998, the Company introduced Bell-branded bicycle accessories into the mass merchant channel. The Company markets products through the IBD channel under the Giro, Bell Pro, Blackburn, Rhode Gear and VistaLite brand names. The Company believes that these brands are recognized by enthusiasts as leading names in each of their respective product categories. Bell Sports reinforces the strength of its brands through a diverse marketing program which includes print advertising, trade promotions, sponsorship of athletes and grass-roots marketing.

  Loyal and Diverse Customer Relationships. Bell Sports has a broad and well-established customer base of over 4,000 mass merchants and IBDs. The Company is a primary supplier of bicycle helmets and accessories to a majority of mass merchants in the United States including Wal-Mart, K-Mart, Costco, Sears and Fred Meyer, and presently has 100% of the shelf space for bicycle helmets and accessories in Wal-Mart and 100% of the shelf space for bicycle helmets in K-Mart. The Company also is a primary supplier of premium bicycle helmets and accessories to its IBD customers through its Bell Pro and Giro bicycle helmet brands and its Blackburn, Rhode Gear and VistaLite premium bicycle accessory brands. The Company attributes its strong customer base primarily to its broad, innovative and high quality product offerings marketed across all price points, outstanding reputation and safety record and superior customer service. See "Risk Factors--Customer Concentration."

  Superior Customer Service. The Company supports its strong customer relationships with sales, marketing and inventory management programs tailored to serve specific distribution channels. Bell Sports works closely with retailers to increase their effectiveness in selling the Company's products. To this end, the Company has developed marketing and category management services for its mass merchant customers including: (i) product mix optimization; (ii) retail shelf management, including plan-o-gram services; (iii) Electronic Data Interchange ("EDI") and inventory management programs; and (iv) field merchandising. For its IBD customers, the Company develops innovative point-of-sale materials to enhance product visibility. The Company believes that its customers value these services in their efforts to maximize sales and profitability. The Company has been recognized by many of its customers for providing superior customer service. For example, in May 1998, Recreational Equipment Incorporated ("REI") presented the Company with its prestigious "Vendor of the Year" award, ranking Bell Sports number one in service quality among REI's vendors.

  Product Innovation and Design. The Company believes that innovation and design are important to a consumer's selection of a bicycle helmet. As a result, the Company continuously reviews the features, functionality, safety, style and component materials used in its bicycle helmets and works with IBD customers to enhance the appeal of its products. Since the introduction of its first bicycle helmet in 1975, Bell Sports has been a leader in the development and utilization of the latest technology and innovations in bicycle helmet design, such as advancements which have reduced weight, improved aerodynamics and enhanced helmet fit and comfort. As a part of the design process, Bell Sports conducts extensive testing of new products and regular testing of its existing products at its state-of-the-art test facility. The Bell Sports research and development staff also conducts rigorous helmet testing to monitor adherence to bicycle helmet safety standards and has contributed to the development of the new mandatory helmet safety standard of the Consumer Products Safety Commission (the "CPSC").

BUSINESS STRATEGY

  The Company seeks to strengthen its market leadership position and maximize profitability and cash flow through the following strategies:

  Continue to Leverage the Bell Brand. With over 40 years of experience in the design and manufacture of helmets, Bell Sports has leveraged its brands to become a leader in the sale of bicycle helmets and accessories. For example, in fiscal 1996, the Company made a strategic decision to use the Bell brand on bicycle helmets sold in the mass merchant channel. Prior to fiscal 1996, the Bell brand had been reserved for premium bicycle helmets sold primarily through IBDs. To continue the successful expansion of the Bell brand into the mass merchant channel, in December 1997, the Company began to replace its non-branded bicycle accessories with Bell-branded accessories in the mass merchant channel. As a result, in fiscal 1998 approximately 46% of the Company's U.S. mass merchant sales were comprised of Bell-branded bicycle helmets and accessories, up from 11% in fiscal 1997. The Company intends to continue to leverage its leading brands in order to: (i) expand its presence in attractive emerging specialty helmet markets such as in-line skating, snowboarding, snow skiing and water sports; (ii) capture strategic licensing opportunities in complementary product lines; and (iii) increase market share internationally. The Company believes that these initiatives can increase sales and profits with relatively modest capital investments.

  Expand International Sales. Bell Sports has achieved significant growth in international sales from $12.8 million in fiscal 1994 to $50.8 million in fiscal 1998. The Company believes that significant opportunities exist to continue to grow sales in established European and Pacific Rim markets. Compared to the U.S. market, these international bicycle helmet and accessory markets are highly fragmented and regionally focused, generally involving smaller companies offering narrower product lines with limited marketing and customer service support. The Company believes that high quality, dependable suppliers of a broad line of products such as Bell Sports are positioned favorably to service such international markets. An important component of the Company's European strategy is to increase bicycle accessories sales, which represented only 14% of the Company's net sales in Europe in fiscal 1998, compared to 57% of the Company's net sales in North America. The Company also plans to increase its direct sales efforts in international markets across all distribution channels and product lines in order to leverage further the Bell brand and increase international sales. In Canada and Australia, where the Company replaced third-party distributors with a direct sales approach in fiscal 1997, net sales increased from $23.7 million in fiscal 1997 to $28.5 million in fiscal 1998. In fiscal 1998, the Company reorganized its European sales, marketing and management functions in order to execute its growth strategy.

  Achieve Cost Savings. Since fiscal 1996, the Company has strived to increase profitability through: (i) divesting non-strategic and lower margin businesses;
(ii) reducing corporate overhead; and (iii) reducing distribution and manufacturing costs. The Company believes these strategic initiatives have contributed to the improvement in EBITDA margins from approximately 5% in fiscal 1996 to 13% in fiscal 1998. During fiscal 1997 and 1998, the Company identified and began to implement certain initiatives which it believes would have resulted in net cost savings of approximately $3.7 million had these cost savings been fully implemented on June 29, 1997. These anticipated cost savings result from: (i) the outsourcing of the Company's foam molding operations; (ii) closure of the Fairfield, California and Memphis, Tennessee distribution facilities; (iii) consolidation and restructuring of the Company's European sales and marketing and management functions; (iv) manufacturing process and productivity improvements at the Rantoul, Illinois manufacturing facility;
(v) renegotiation of the Company's existing insurance policies; and (vi) renegotiation of certain management and director's compensation agreements in connection with the Merger (as defined). The Company believes significant opportunities exist to achieve additional cost savings in the future through renegotiation of vendor supply agreements and outsourcing of certain other manufacturing processes. There can be no assurance that such cost savings will be achieved. See "Business--Company History" and "Business--Cost Reduction Initiatives."

  Pursue Complementary Acquisitions. The Company has successfully completed and integrated strategic acquisitions over the last nine years. In 1996, the Company acquired Giro Sport Design International, Inc. ("Giro"), a leading designer and marketer of premium bicycle helmets, to enhance its penetration of the IBD segment of the bicycle helmet market. In 1995, the Company acquired American Recreation Company Holdings, Inc. ("AMRE"), a major domestic supplier of bicycle helmets and accessories, to expand the Company's product offering of bicycle helmets and accessories in the mass merchant channel. In addition, through the acquisition of VistaLite, Inc. ("VistaLite") in 1994, Blackburn Designs, Inc. ("Blackburn") in 1992 and Rhode Gear USA, Inc. ("Rhode Gear") in 1989, the Company became a leading supplier of premium bicycle accessories and successfully expanded its presence in the IBD channel. The Company intends to continue to pursue strategic acquisitions selectively in order to: (i) add to or complement its existing product offerings; (ii) increase its significant presence in existing distribution channels; and (iii) strengthen its position in international markets.

                                THE TRANSACTIONS

  In February 1998, Holdings entered into an Agreement and Plan of Recapitalization and Merger (as amended, the "Merger Agreement"), which, subject to the conditions set forth therein including, without limitation, obtaining the requisite approval of Holdings' stockholders, provided for the merger of HB Acquisition Corporation, a Delaware corporation ("HB Acquisition") and affiliate of Charlesbank Capital Partners, LLC (together with its affiliates, "Charlesbank") and Brentwood Associates Buyout Fund II, L.P. (together with its affiliates, "Brentwood"), with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger"). Charlesbank Equity Fund IV, Limited Partnership and Brentwood are hereinafter referred to collectively as the "Investors." On August 11, 1998, a majority of the stockholders of Holdings approved and adopted the Merger Agreement at a special meeting of stockholders. On August 17, 1998, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware, the Merger was consummated (the "Effective Time"). Under the Merger Agreement, as of the Effective Time, each share of common stock, $.01 par value, of Holdings (the "Common Stock") (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by Holdings, which shares were canceled and (ii) shares of Common Stock held by persons perfecting appraisal rights) was converted into the right to receive $10.25 in cash (the "Per Share Merger Consideration"). The Merger and the transactions contemplated by the Merger Agreement are being accounted for as a recapitalization under generally accepted accounting principles ("GAAP") for financial reporting purposes.

  In connection with the Merger, the Investors invested an aggregate of $45.0 million in the equity of HB Acquisition and $15.0 million in Holdings 14% Senior Discount Debentures due 2009 (the "Holdings Senior Discount Notes"). Each Investor received securities consisting of a combination of a new class of common stock of Holdings ("New Common Stock") and Series A Preferred Stock of Holdings ("Preferred Stock") as a result of the Merger as well as the Holdings Senior Discount Notes. In addition, immediately prior to the Effective Time, CB Capital Investors, L.P. ("CBCI"), an existing shareholder of Holdings, exchanged $5.0 million worth of shares of Common Stock (valued at the Per Share Merger Consideration) with HB Acquisition, and received, in consideration therefor, equity of HB Acquisition. The foregoing transactions are hereinafter collectively referred to as the "Investors and CBCI Investments." In addition, it is anticipated that certain members of management will be provided with an opportunity to make equity investments in the Company pursuant to a management investment incentive plan. See "Related Party Transactions." Upon completion of the Transactions (as defined below), the Investors owned approximately 90% of the equity of Holdings.

  At the Effective Time, in order to finance a portion of the costs and expenses related to the Merger and to support the Company's operating capital requirements, up to $60.0 million of bank financing, subject to borrowing base requirements, became available to the Issuer pursuant to a senior secured credit facility (the "Senior Secured Credit Facility") with a group of lenders arranged by SG Cowen Securities Corporation ("SG Cowen") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). The Senior Secured Credit Facility consists of a $60.0 million revolving credit facility available for loans and letters of credit, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility." No borrowings were made under the Senior Secured Credit Facility at the Effective Time.

  The proceeds from the Investors and CBCI Investments and the Offering (as defined) and available cash were used: (i) to fund the cash payments required to effect the Merger; (ii) to purchase $62.5 million aggregate principal amount of Holdings 4 1/4% Convertible Subordinated Debentures due 2000 (the "Convertible Debentures") in the Tender Offer (as defined) and (iii) to pay related fees and expenses. The offering (the "Offering") by the Issuer of $110.0 million aggregate principal amount of its Old Notes, entering into the Senior Secured Credit Facility, the Investors and CBCI Investments, the Merger, the Tender Offer and the transactions contemplated thereby, are collectively referred to in this Prospectus as the "Transactions."

  On June 30, 1998, Holdings commenced a tender offer, as amended on July 24, 1998 (the "Tender Offer"), for up to $62.5 million aggregate principal amount of the Convertible Debentures. The Tender Offer expired at 7:00 a.m. New York City time on August 14, 1998. Approximately $77.4 million aggregate principal amount of the Convertible Debentures had been tendered in the Tender Offer. Upon expiration of the Tender Offer, the Company accepted for payment the Maximum Tender Amount and was required to pay $57.2 million to repurchase the Convertible Debentures. As of August 17, 1998, after giving effect to the Company's acceptance of the Maximum Tender Amount, there was $23.8 million aggregate principal amount of Convertible Debentures outstanding. The Convertible Debentures are due in November 2000.

SOURCES AND USES

  The following table sets forth the estimated sources and uses of funds in connection with the Transactions, as if the Transactions had occurred on June 27, 1998. See "Use of Proceeds."

                                                         (DOLLARS IN THOUSANDS)
Sources of Funds:
  Existing cash.........................................        $ 42,093
  Senior Secured Credit Facility (1)....................           6,231
  Senior Subordinated Notes.............................         110,000
  Investors and CBCI Investments (2)(3).................          65,000
                                                                --------
    Total Sources.......................................        $223,324
                                                                ========
Uses of Funds:
  Payment of the merger consideration (3)...............        $142,639
  Repurchase of Convertible Debentures (4)..............          56,873
  Purchase of stock based awards through the Merger.....           6,912
  Transactions fees and expenses........................          16,900
                                                                --------
    Total Uses..........................................        $223,324
                                                                ========

--------------------

(1) Represents estimated initial borrowings to partially fund costs and expenses related to the Transactions. After consummation of the Transactions, the Issuer would have had up to $53.8 million available for borrowing under the Senior Secured Credit Facility, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility."

(2) Includes $15.0 million aggregate proceeds of the Holdings Senior Discount Notes.
(3) Includes the exchange by CBCI of $5.0 million worth of shares of Common Stock valued at the Per Share Merger Consideration for HB Acquisition capital stock. The exchange of shares by CBCI does not represent a purchase, sale or other change in such equity investment for the Company's accounting or tax purposes or any funds or proceeds paid to or used by Holdings in the Merger, and does not necessarily represent a market valuation for such shares.
(4) Reflects the repurchase of $62.5 million aggregate principal amount of the outstanding Convertible Debentures including accrued interest of $0.3 million.

                              THE INITIAL OFFERING

Old Notes...................  The Old Notes were sold by the Issuer on August
                              17, 1998 (the "Issue Date") to Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation and NationsBanc Montgomery Securities LLC (the "Initial Purchasers") pursuant to a Purchase Agreement dated as of August 10, 1998. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights.........  Pursuant to the Purchase Agreement, the Issuer,
                              Holdings and the Initial Purchasers entered into a Registration Rights Agreement, dated as of August 17, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $110,000,000 aggregate principal amount of 11%
                              Series B Senior Subordinated Notes due 2008.

The Exchange Offer..........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $110,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                              Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the

                              Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

                              The Issuer and Holdings have agreed to use their best efforts to keep the Exchange Offer Registration Statement, including this Prospectus, continuously effective for one year from the consummation of the Exchange Offer.

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuer or Holdings.


Expiration Date.............  5:00 p.m., New York City time, on January 14,
                              1999 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
 Notes and the Old Notes....  Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Issuer. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile or such Agent's Message, together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Notes............  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to    The Old Notes that are not exchanged pursuant to
 Exchange...................  the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                              Offer--Consequences of Failure to Exchange."

Shelf Registration            If any holder of the Old Notes (other than any
 Statement..................  such holder which is an "affiliate" of the
                              Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange
                              Offer, and such holder has provided information regarding such holder and the distribution of such holder's Old Notes to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the
                              "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The
                              Issuer and Holdings have agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Issuer will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery           Holders of Old Notes who wish to tender their Old
 Procedures.................  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                              Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......
                              The Issuer will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange."

Federal Income Tax            The exchange pursuant to the Exchange Offer
 Consequences...............  should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax
                              Consequences."

Use of Proceeds.............  There will be no cash proceeds to the Issuer or
                              Holdings from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  Harris Trust and Savings Bank.

                                 THE NEW NOTES

General.....................  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Notes." The Old Notes and the New Notes are referred to herein collectively as the "Notes."

Issuer......................  Bell Sports, Inc.

Maturity Date...............  August 15, 2008

Interest Rate...............  The New Notes will bear interest at the rate of
                              11% per annum, payable semi-annually, in arrears, in cash on February 15 and August 15 of each year, commencing February 15, 1999.

Subordination...............  The New Notes will be senior subordinated, unsecured, general obligations of the Issuer, will rank subordinate in right of payment to all existing and future Issuer Senior Indebtedness (as defined) and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness (as defined) of the Issuer. The Issuer's obligations under the New Notes will be guaranteed on a senior subordinated basis by Holdings (the "Holdings Guarantee"). The Holdings Guarantee will be a general, unsecured obligation of Holdings, subordinate in right of payment to all Holdings senior indebtedness. In addition, the New Notes will be effectively subordinated to the Indebtedness of the Subsidiaries (as defined). On June 27, 1998, $1.9 million of Indebtedness of Subsidiaries was outstanding. As of June 27, 1998, on a pro forma basis after giving effect to the Transactions, the New Notes would have been subordinated to $6.5 million of Issuer Senior Indebtedness and the Holdings Guarantee would have been subordinated to $21.2 million of Holdings senior indebtedness. See "Risk Factors--Subordination of Notes and the Holdings Guarantee."

Optional Redemption.........  The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after August 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable date of redemption. In addition, at any time prior to August 15, 2001, the Issuer may redeem up to 35% of the aggregate principal amount of Notes issued pursuant to the Indenture (as defined) at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption with the Net Cash Proceeds (as defined) received by the Issuer of one or more Equity Offerings (as defined); provided that at least 65% of the aggregate principal amount of the Notes issued pursuant to the Indenture remains outstanding immediately thereafter. See "Description of Notes."

Change of Control...........  Upon a Change of Control (as defined), the Issuer will be required to offer to repurchase all of the holder's New Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control." A Change of Control may be deemed to be a default under the Senior Secured Credit Facility. As a result, there can be no assurance that, in the event of a Change of Control, the Issuer would have sufficient funds to purchase all New Notes tendered. See "Risk Factors--Change of Control."

Guarantee...................  The Issuer's obligations under the New Notes will be guaranteed on a senior subordinated basis by Holdings. The Holdings Guarantee will be a general, unsecured obligation of Holdings, subordinate in right of payment to all Holdings senior indebtedness.

Certain Covenants...........  The Indenture contains certain covenants that will limit, among other things, the ability of the Issuer and its Subsidiaries to (i) pay dividends, redeem capital stock and make certain other restricted payments or investments; (ii) incur additional indebtedness or issue certain preferred equity interests; (iii) merge, consolidate or sell all or substantially all of their assets; (iv) create liens on assets; and
                              (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Certain Covenants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before deciding whether to tender Old Notes for New Notes offered hereby.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth for the periods and the dates indicated certain historical and pro forma consolidated financial data of Holdings which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements" and the Consolidated Financial Statements of Holdings and the related notes thereto included elsewhere in this Prospectus. The consolidated balance sheet data as of June 27, 1998 and the statements of operations data for each of the three fiscal years presented below are derived from the Consolidated Financial Statements of Holdings, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this Prospectus. The consolidated balance sheet data as of September 26, 1998 and the statements of operations data for the three month periods ended September 26, 1998 and September 27, 1997 are unaudited and derived from the consolidated accounting records of Bell Sports Corp. The other financial data for all periods presented are unaudited and derived from the consolidated accounting records of Bell Sports Corp. The pro forma statement of operations data, other consolidated financial data and credit data of the Issuer for fiscal 1998 are adjusted to give effect to the Transactions as if each had occurred as of June 29, 1997. The pro forma consolidated balance sheet data gives effect to the Transactions as if each had occurred as of June 27, 1998. The pro forma consolidated financial data does not purport to be indicative of Holdings' or the Issuer's financial position or results of operations that would actually have been obtained had the Transactions been completed at the beginning of such periods. The credit data and certain balance sheet data for the Issuer have also been presented below since such information may be useful to investors.

                                                                       THREE MONTHS ENDED
                               FISCAL YEAR (1)                     ---------------------------
                          ----------------------------  PRO FORMA  SEPTEMBER 26, SEPTEMBER 27,
                            1996      1997      1998    FISCAL 1998     1998          1997
                          --------  --------  --------  ----------- ------------- -------------
                                                (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA OF HOLDINGS:
Net sales (2)...........  $262,340  $259,534  $207,236   $207,236     $ 40,918      $ 43,632
Gross profit............    60,719    76,436    69,564     69,564       13,544        13,477
Selling, general and
 administrative expenses
 (3)....................    66,826    60,416    48,517     49,117       11,384        11,075
Loss on disposal of
 product lines and sale
 of assets (4)..........       --     25,360       700        700          --            --
Restructuring charges
 (5)....................     5,850     4,141     1,192      1,192          --            --
Transaction costs (6)...                                                11,474           --
Income (loss) from
 operations.............   (14,811)  (16,801)   16,895     16,295       (9,876)        1,766
Net interest expense
 (7)....................     5,814     4,350     2,999     16,859        1,937           738
(Loss) income before
 extraordinary items....                                               (10,447)          637
Extraordinary item: Gain
 on early extinguishment
 of debt, net of taxes
 of $2,006..............       --        --        --         --         2,887           --
Net income (loss) ......   (12,375)  (18,188)    8,578       (387)      (7,560)          637
OTHER FINANCIAL DATA OF
 HOLDINGS:
EBITDA (8)..............  $ 14,059  $ 22,242  $ 26,596   $ 26,596     $  3,582      $  3,771
EBITDA margin (9).......         5%        9%       13%        13%           9%            9%
Cash provided by (used
 in) operations.........   (21,950)      910    27,493     18,528       13,192        24,171
Cash provided by (used
 in) investing
 activities.............     7,678    20,422     7,931      7,931       (8,814)       12,386
Cash used in financing
 activities.............   (34,516)  (15,272)  (18,136)   (51,264)     (35,679)      (19,390)
Depreciation and
 amortization (10)......     8,913     9,542     7,809      7,809        1,984         2,005
Capital expenditures ...     5,312     7,058     5,496      5,496        1,233         1,041
Ratio of earnings to
 fixed charges..........       --        --       3.3x       1.0x          --           1.7x
Fixed charges in excess
 of earnings before
 fixed charges (11).....    20,625    21,151       --         --        11,813           --
CREDIT DATA OF ISSUER:
Cash interest expense..............................       $12,820
Ratio of EBITDA to cash interest expense...........          2.1x
Ratio of net debt to EBITDA........................          4.5x

                                            AS OF JUNE 27,         AS OF
                                                 1998        SEPTEMBER 26, 1998
                                          ------------------ ------------------
                                           ACTUAL  PRO FORMA       ACTUAL
                                          -------- --------- ------------------
BALANCE SHEET DATA OF HOLDINGS:
Cash and cash equivalents...............  $ 45,093 $  3,000       $ 13,593
Working capital (including cash and cash
 equivalents)...........................   130,437   88,885         83,043
Total assets............................   247,067  209,651        200,645
Total debt (including current
 maturities)............................    88,384  157,115        149,609
Stockholders' equity....................   128,259   22,653         23,488
BALANCE SHEET DATA OF ISSUER:
Cash and cash equivalents ..............  $ 34,662 $  3,000       $ 13,588
Total debt (including current
 maturities) (12).......................   115,707  118,365        127,910
Stockholder's equity....................    52,891   46,916          8,612

                                                   (footnotes on following page)

--------------------
 (1) The Company believes its statement of operations data in fiscal 1998 is not comparable to those of fiscal 1996 and 1997 due to the inclusion of results of operations in fiscal 1996 and 1997 of Service Cycle/Mongoose (as defined) and SportRack (as defined), which were divested in April 1997 and July 1997, respectively.

 (2) The Company's net sales in fiscal 1996 and 1997, excluding net sales from Service Cycle/Mongoose and SportRack, were $193.7 million and $208.8 million, respectively.

 (3) In fiscal 1996, selling, general and administrative expenses included $5.6 million in advertising expenses for a one-time promotional campaign in connection with the launch of the Bell Pro helmet line and the expansion of the Bell brand into the mass merchant channel.

 (4) In fiscal 1997, loss on disposal of product lines and sale of assets included a $25.4 million charge related to the divestiture of Service Cycle/Mongoose. In fiscal 1998, loss on disposal of product lines and sale of assets included (i) a reversal of previously recorded charges of $1.9 million, including a $0.6 million benefit based on the finalization of costs associated with the closure of distribution facilities, and a $1.3 million benefit related to the reversal of the remaining reserve for uncollectible receivables established in connection with the divestiture of Service Cycle/Mongoose, (ii) a $0.6 million charge associated with the sale and related reorganization of the Company's domestic foam molding facility in Rantoul, Illinois and (iii) a $2.0 million charge related to the divestiture of SportRack.

 (5) In fiscal 1996, restructuring charges related to organizational and office consolidations, including those in connection with the merger with AMRE (the "AMRE Merger"). In fiscal 1997, restructuring charges related to the consolidation of the Company's corporate headquarters and the consolidation of the Company's Canadian operations. In fiscal 1998, restructuring charges related to the restructuring and consolidation of the Company's European operations.

 (6) Costs of $11.5 million were incurred in the fiscal 1999 first quarter related to the consummation of the Transactions.

 (7) Net interest expense is net of investment income.

 (8) EBITDA is defined as income (loss) from operations plus (i) depreciation and amortization (excluding amortization of deferred financing fees, which is included in interest expense), (ii) write-up to fair value of finished goods related to the AMRE Merger and the acquisitions of SportRack and Giro, (iii) loss on disposal of product lines and sale of assets, principally related to the divestitures of Service Cycle/Mongoose and SportRack, (iv) restructuring charges, principally related to facility reorganizations, (v) costs associated with the consummation of the Transactions and (vi) on a pro forma basis, annual management fees payable to the Investors upon the occurrence of certain events. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

 (9) EBITDA margin represents EBITDA as a percentage of net sales.

(10) Depreciation and amortization excludes amortization of deferred financing fees.

(11) The ratio of earnings to fixed charges is computed by dividing pre-tax net income (loss) after adding back fixed charges (interest expense and facility charges), by fixed charges. The Company was unable to fully cover the indicated fixed charges by earnings for certain periods presented and instead has disclosed the amount by which fixed charges exceed earnings before fixed charges where applicable.

(12) Total debt (including current maturities) of the Issuer includes an intercompany payable by the Issuer to Holdings of $113.6 million at June 27, 1998 and $17.3 million at September 26, 1998.

                                 RISK FACTORS

  In addition to the other information herein and incorporated by reference in this Prospectus, holders of Old Notes should carefully consider, among other things, the following factors before deciding whether to tender Old Notes for the New Notes offered hereby. Certain statements in "Risk Factors" constitute "forward-looking statements" within the meaning of the Litigation Reform Act. See "Special Note Regarding Forward-Looking Statements."

FAILURE TO EXCHANGE OLD NOTES

  New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuer are under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

  The Company incurred substantial indebtedness in connection with the Transactions. See "The Transactions" and "Capitalization." Upon completion of the Transactions, the Company has consolidated indebtedness substantially greater than the Company's pre-Merger indebtedness. As of June 27, 1998, on a pro forma basis after giving effect to the Transactions, (i) the Issuer would have had $6.5 million of Issuer Senior Indebtedness and $118.4 million of Indebtedness and stockholder's equity of $46.9 million and (ii) Holdings would have had $21.2 million of senior indebtedness and $157.1 million of Indebtedness. Also after giving effect to the Transactions, the Issuer's ratio of earnings to fixed charges would have been 1.3 to 1 for fiscal 1998. Holdings pro forma net income (loss) for fiscal 1998 would have been ($0.4) million, as compared to $8.6 million for the same period on a historical basis. The Issuer's pro forma cash interest expense for fiscal 1998 would have been $12.8 million ($13.5 million of total interest expense), as compared to $0.2 million of cash interest expense ($0.4 million of total interest expense) for the same period on a historical basis. See "Capitalization" and "Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements." The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness. As of June 27, 1998, after giving effect to the Transactions, the Issuer anticipates that it would have had $46.3 million available to be borrowed under the Senior Secured Credit Facility. The Company will have significant debt service obligations. See "Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements."

  The Company's debt service obligations could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds that would otherwise be available to the Company, including for acquisitions and future business opportunities; (ii) the Company's ability to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (including, but not limited to, the amounts borrowed under the Senior Secured Credit Facility) will be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; (iv) the Company's flexibility in planning for, or reacting to, changes in its business and the industry may be limited; (v) the Company's higher degree of leverage may make it relatively more vulnerable to economic downturns and competitive pressures; (vi) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (vii) all of the indebtedness incurred in connection with the Senior Secured Credit Facility will become due prior to the time the principal payment on the Notes will become due.

  The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) and to make scheduled payments under its operating leases depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. While management believes that future cash flow from operations, together with available borrowings under the Senior Secured Credit Facility, will be adequate to meet the Company's anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments, there can be no assurance that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

RESTRICTIVE DEBT COVENANTS

  The Indenture and the Senior Secured Credit Facility contain numerous financial and operating covenants that limit the discretion of the Issuer's management with respect to certain business matters, the most restrictive of which are contained in the Senior Secured Credit Facility and include a minimum interest coverage ratio, a maximum leverage ratio and a minimum fixed charge coverage ratio. The Indenture and the Senior Secured Credit Facility also contain covenants that prohibit the payment of cash dividends as well as restrict the amount that the Issuer can repurchase of its subordinated debt and equity. These covenants place significant restrictions on, among other things, the ability of the Issuer to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, and to merge or consolidate with other entities. The Issuer's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Indenture or the Senior Secured Credit Facility, which would permit the senior lenders, or the holders of the New Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Senior Secured Credit Facility could be terminated. If the Issuer is unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness. See "Description of Senior Secured Credit Facility" and "Description of Notes."

SUBORDINATION OF NOTES AND THE HOLDINGS GUARANTEE

  The Old Notes are, and the New Notes will be, senior, subordinated, unsecured, general obligations of the Issuer, ranking subordinate in right of payment to all existing and future Issuer Senior Indebtedness and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Issuer. The Issuer's obligations under the New Notes will be guaranteed on a senior subordinated basis by Holdings pursuant to the Holdings Guarantee. The Holdings Guarantee will be a general, unsecured obligation of Holdings subordinate in right of payment to all Holdings senior indebtedness. The New Notes initially will not be guaranteed by the Issuer's subsidiaries. Consequently, liabilities of the Issuer's subsidiaries will effectively be senior in right of payment to the New Notes. As of June 27, 1998, on a pro forma basis, after giving effect to the Transactions, (i) the Issuer and its subsidiaries would have had approximately $8.4 million of Indebtedness that ranks senior or effectively senior to the New Notes and stockholder's equity of $46.9 million and (ii) Holdings would have had $21.2 million of senior indebtedness. In the event of an insolvency, liquidation, or other reorganization of the Company, the assets of the Issuer and Holdings will be available to pay obligations on the New Notes and the Holdings Guarantee only after all Issuer Senior Indebtedness and Holdings senior indebtedness, respectively, has been paid in full. Accordingly, in such event there may be insufficient assets remaining after payment of prior claims to pay amounts due on the New Notes. In addition, generally, no payments may be made with respect to the New Notes if a default exists with respect to any Issuer Senior Indebtedness. See "Description of Senior Secured Credit Facility" and "Description of Notes--Subordination."

CUSTOMER CONCENTRATION

  In fiscal 1996, 1997 and 1998, approximately 17%, 18% and 21%, respectively, of the Company's net sales were to a single customer, Wal-Mart. Due principally to the sale of Service Cycle/Mongoose in April 1997 and the sale of SportRack in July 1997, net sales to Wal-Mart as a percentage increased in fiscal 1998. In addition, at the end of fiscal 1997 and 1998, 23% and 27% of the Company's gross accounts receivable were attributed to Wal-Mart. In fiscal 1998, the largest five customers of the Company were Wal-Mart, K-Mart, Canadian Tire, Sports Authority and Sears and accounted for 36% of its net sales, and the largest ten customers accounted for 43% of its net sales. The Company has no written agreement or other understanding with Wal-Mart or any of its other customers that relate to future purchases by such customers, and thus such purchases could be discontinued at any time. A termination of or other adverse change in the Company's relationship with, an adverse change in the financial condition of, or a significant reduction in sales to, Wal-Mart or other large customers of the Company, could have a material adverse effect on the Company. The write-off of any significant receivable due from these customers could also adversely impact the Company.

PRODUCT LIABILITY

  Due to the nature of the business of the Company, at any particular time the Company may be a defendant in a number of product liability lawsuits for serious personal injury or death allegedly related to the Company's products and, in certain instances, products manufactured by others. Many such lawsuits against the Company seek damages, including punitive damages, in substantial amounts. As of December 2, 1998, there were 40 lawsuits pending relating to injuries allegedly suffered from products made or sold by the Company. Of the 40 lawsuits, 12 involve motorcycle helmets, 12 involve bicycle helmets, one involves an auto racing helmet, two involve bicycle pedals, 10 involve bicycles and three involve bicycle accessories. None of the 40 lawsuits pending against the Company as of December 2, 1998 are scheduled for trial prior to December 31, 1998.

  During each of the last five fiscal years the Company has been served with complaints in the following number of cases: 11 cases in fiscal 1994, five cases in fiscal 1995, 12 cases in fiscal 1996, 15 cases in fiscal 1997 and 14 cases in fiscal 1998. Of the 14 cases served in fiscal 1998, which includes Giro and AMRE lawsuits, six involve bicycles, one involves bicycle accessories and seven involve bicycle helmets. As of December 2, 1998, the Company has been served with six complaints during fiscal 1999, of which none involve bicycles, three involve bicycle accessories, one involves a bicycle helmet and two involve motorcycle helmets. Of the 20 cases from fiscal 1998 and fiscal 1999 combined, four cases involve a claim relating to death, five cases involve claims relating to serious, permanently disabling injuries and 11 cases involve less serious injuries such as broken bones or lacerations. Typical product liability claims include allegations of failure to warn, breach of express and implied warranties, design defects and defects in the manufacturing process.

  The philosophy of the Company is to defend vigorously all product liability claims. Although the Company intends to continue to defend itself aggressively against all claims asserted against it, current pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to the self insurance retention amounts in the Company's product liability insurance coverage, the assertion against the Company of a large number of claims could have a material adverse effect on the Company. In addition, the successful assertion against the Company of any, or a series of large, claims exceeding insurance coverage, could have a material adverse effect on the Company.

  From 1954 to 1991, the Company manufactured, marketed and sold motorcycle helmets. The Company sold its motorcycle helmet manufacturing business in June 1991. Even though the purchaser assumed all responsibility for product liability claims arising out of helmets manufactured prior to the date of the disposition, the Company has paid certain costs associated with the defense of such claims. If the purchaser is for any reason unable to pay the judgment, settlement amount or defense costs arising out of any claim, the Company could be held responsible for the payment of such amounts or costs. The Company believes that the purchaser does not currently have the financial resources to pay any significant judgment, settlement amount or defense costs arising out of any claims. The Company has licensed the Bell trademark to the purchaser for use on motorcycle helmets. The Company believes that, by virtue of its status as licensor and the fact that such motorcycle helmets carry the Bell name, it is possible that the Company could be named as a defendant in actions involving liability for the motorcycle helmets manufactured by the purchaser of the Company's motorcycle helmet business. In fiscal 1998, the Company secured insurance coverage for certain liabilities associated with its motorcycle helmets manufactured or licensed prior to June 1991.

  In February 1996, a Toronto, Canada jury returned a verdict against the Company based on injuries arising out of a 1986 motorcycle accident. The jury found that the Company was 25% responsible for the injuries with the remaining 75% of the fault assigned to the plaintiff and the other defendant. If the judgment is upheld, the amount of the claim for which the Company would be responsible and the legal fees and tax implications associated therewith are estimated to be between $3.0 and $4.0 million (based on current exchange rates). This claim arose during a period in which the Company was self-insured. The Company has filed an appeal of the Canadian verdict.

  In February 1998, a Wilkes-Barre, Pennsylvania jury returned a verdict against the Company relating to injuries sustained in a 1993 motorcycle accident. The judgment totaled $6.8 million, excluding any interest, fees or costs which may be assessed. This claim arose during a period in which the Company was self-insured. The Company filed post-trial motions to set aside the jury's verdict which were denied. The Company is in the process of appealing the judgment.

  In June 1998, a Wilmington, Delaware jury returned a verdict against the Company relating to injuries sustained in a 1991 off-road motorcycle accident. The judgment totaled $1.8 million excluding any interest, fees or costs which may be assessed. The claim is covered by insurance; however, the Company is responsible for a $1.0 million self-insured retention. The Company has filed post-trial motions to set aside the jury's verdict and to appeal the judgment entered against the Company.

  Due to certain deductibles, self-insured retention levels and aggregate coverage amounts applicable under the Company's insurance policies, the Company may bear responsibility for a significant portion, if not all, of the defense costs (which include attorney's fees, settlement costs and the cost of satisfying judgments) of any claim asserted against the Company or its subsidiaries. There can be no assurance that the insurance coverage, if available, will be sufficient to cover one or more large claims or that the applicable insurer will be solvent at the time of any covered loss. Further, there can be no assurance that the Company will obtain insurance coverage at acceptable levels and costs in the future.

  The Company's current product liability insurance for bicycling and auto racing products covers claims based on occurrences within the policy period up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence for bicycle and auto racing helmets and in excess of the Company's self-insured retention of $250,000 for other bicycle-related products.

  Insurance coverage for products manufactured by Giro, prior to the acquisition by the Company in January 1996, include self-insured retentions of $0.5 million per occurrence and $1.5 million in the aggregate for all product claims, with $55.0 million coverage in excess of the self-insured retention levels. The Company maintains an active role in the management of all Giro related litigation. Giro claims served after December 31, 1996 are insured under the same coverage provided to the Company.

  In fiscal 1998, the Company secured a ten-year policy from AIG and Chubb for insurance coverage for motorcycle helmets manufactured or licensed prior to June 1991. The policy covers up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence, excluding all previous payments made on existing claims, and in excess of $2.0 million in the aggregate for known claims or $4.0 million in the aggregate for incurred but not reported claims and new occurrences. The policy covers all claims except the February 1996 and February 1998 judgments against the Company.

  No litigation reserves have been established by the Company relating to the foregoing judgments, although the Company has established reserves for estimated costs of the defense of these and other known claims.

DEPENDENCE ON SUPPLIERS AND RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Approximately 85% of the Company's mass merchant bicycle accessories are manufactured by suppliers in Taiwan and the People's Republic of China ("China"). Approximately 25% of the Company's fiscal 1998 net sales were from international sales. Consequently, the Company's business is subject to the risks generally associated with doing business abroad. The Company cannot predict the effect various factors in the countries in which the Company's suppliers and customers are located, such as delays in shipments, foreign governmental regulation, adverse fluctuations in foreign exchange rates, difficulties in collecting receivables, embargoes, tariffs, exchange controls, trade disputes, changes in economic conditions and political turmoil, could have on the Company, but any such development could have a material adverse effect on the Company's sales and profitability. The Company's business is also subject to the risks associated with the enactment of additional United States or foreign legislation and regulations relating to exports or imports, including quotas, duties, taxes or other charges or restrictions that could be imposed upon the export or import of bicycle products in the future which, if imposed, could have a material adverse effect on the Company's sales and profitability. The Company may also be adversely affected by significant fluctuations in the value of the United States dollar relative to other currencies. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."

COMPETITION

  The markets for bicycle helmets and accessories are highly competitive, and the Company faces competition from a number of sources in each of its product lines. Some competitors are part of large bicycle manufacturers and may be better able to promote bicycle helmet and accessory sales through bicycle sales programs. Competition is primarily based on price, quality, customer service, brand name recognition, product offerings, product features and style. Although there are no significant technological or manufacturing barriers to entering the bicycle helmet and accessory businesses, factors such as brand recognition and customer relationships may discourage new competitors from entering the business. New competitors entered the bicycle helmet market in the last several years and pricing pressures increased significantly as a result of such competition. There can be no assurance that additional competitors will not enter the Company's existing markets, nor can there be any assurance that the Company will be able to compete successfully against existing or new competition.

ENVIRONMENTAL MATTERS

  The Company is subject to many federal, state and local requirements relating to the protection of the environment, and the Company has made, and will continue to make, expenditures to comply with such provisions. The Company believes that its operations are in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its results of operations or financial condition. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance could increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated and could have a material adverse effect on the Company.

  In the ordinary course of its business, the Company is required to dispose of certain waste at off-site locations. During fiscal 1993, the Company became aware of an investigation by the Illinois Environmental Protection Agency (the "Illinois EPA") of a waste disposal site, owned by a third party, which was previously utilized by the Company. As a result of that investigation, the Illinois EPA informed the Company that certain of the Company's practices with respect to the identification, storage and disposal of hazardous waste and related reporting requirements may not have complied with the applicable law. On March 14, 1995, the State of Illinois ("Illinois") filed a complaint with the Illinois Pollution Control Board ("Pollution Control Board") against the Company and the disposal site owner based on the same allegations. The complaint sought penalties not exceeding statutory maximums as well as such other relief as the Pollution Control Board deemed appropriate. The Pollution Control Board has approved a settlement between Illinois and the Company pursuant to which the Company paid $69,000 to Illinois and disposed of certain materials in a container at the waste disposal site at an authorized disposal facility. In connection with this matter, the disposal site owner filed a cross-claim against the Company that sought to have penalties assessed against the Company rather than the disposal site owner. The disposal site owner later asserted that if it is required to meet any new or enhanced closure requirements as a result of the Illinois claim against the landfill, the costs of such additional closure requirements should be imposed on the Company. On May 21, 1998, the Pollution Control Board found that the Company was not liable for any of the violations alleged by the disposal site owner, and dismissed the cross-claim.

  In an unrelated matter, the Company recently received a De Minimis Notice Letter and Settlement Offer from the United States Environmental Protection Agency ("USEPA") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq. for the Operating Industries, Inc. Landfill Superfund Site ("OII Site") in Monterey Park, California. CERCLA imposes liability for the costs of cleaning up, and certain damages resulting from, releases and threatened releases of hazardous substances. Although courts have interpreted CERCLA liability to be joint and several, where feasible, the liability typically is allocated among the responsible parties according to a volumetric or other standard. USEPA apparently has identified the Company as a de minimis potentially responsible party based on several waste shipments the Company allegedly sent to the site in the late 1970s and in 1980. USEPA's settlement offer to the Company is in the range of $29,000 to $36,000. The settlement would cover all past and expected future costs at the OII Site, and, with limited exception, provide the Company with covenants not to sue from the United States and California, and contribution protection from private parties. Accordingly, the Company does not expect this claim to have a material adverse effect on the Company.

  In another unrelated matter, the Company recently received a General Notice Letter from USEPA under CERCLA for the Casmalia disposal site in Santa Barbara County, California. USEPA apparently has identified the Company as a potentially responsible party at the site. The Company has no further information at this time about the basis of USEPA's assertion. Accordingly, it is not possible at this time to evaluate the merits of the claim or to provide an estimate as to potential exposure.

SEASONAL AND QUARTERLY FLUCTUATIONS

  Bicycling is primarily a warm weather sport. Sales of the Company's products reflect, in part, a seasonality of market demand. In fiscal 1998 and 1997, approximately 58% and 54%, respectively, of the Company's net sales occurred during the six months ended June 27 and 28, respectively. The second quarter of the fiscal year is generally the Company's slowest quarter. In addition, quarterly results may vary from year to year due to the timing of new product introductions, major customer shipments, inventory holdings of significant customers, adverse weather conditions and the sales mix of products sold. Accordingly, comparisons of quarterly information of the Company's results of operations may not be indicative of the Company's ongoing performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROTECTION OF PROPRIETARY RIGHTS

  Because much of the technology associated with bicycle helmets and bicycle accessories is in the public domain, patent protection is generally available only for particular features or functions of a product, rather than for any product as a whole. The Company believes that many of its current products contain some elements that are protected by the Company's patents. Nevertheless, the Company's competitors currently imitate and may continue to imitate certain features and functions of the Company's products. There can be no assurance that current or future patent protection will prevent competitors from offering competing products, that any issued patents will be upheld, or that patent protection will be granted in any or all of the countries in which applications are currently pending or granted on the breadth of the description of the invention. In addition, due to considerations relating to, among other things, cost, delay or adverse publicity, there can be no assurance that the Company will elect to enforce its intellectual property rights.

  The Company's competitors have also obtained and may continue to obtain patents on certain features of their products, which may prevent or discourage the Company from offering such features on its products which, in turn, could result in a competitive disadvantage to the Company. The Company has occasionally received, and may receive in the future, claims asserting intellectual property rights owned by third parties that relate to the Company's products and product features. Although to date the Company has incurred no material liabilities as a result of any such claims, there can no assurance that the Company will not incur material liabilities in the future.

KEY PERSONNEL

  The success of the Company is dependent upon the management and leadership skills of the members of its senior management team and other key personnel, including certain members of its product development team. The loss of any such personnel or the inability to attract, retain and motivate key personnel could have a material adverse effect on the Company.

DISCRETIONARY CONSUMER SPENDING

  Sales of bicycle helmets and accessories have historically been dependent on discretionary consumer spending, which may be affected by general economic conditions. A decrease in consumer spending on bicycle helmets and accessories could have a material adverse effect on the Company.

FRAUDULENT TRANSFER CONSIDERATIONS

  The Issuer's obligations under the New Notes may be subject to review under state or federal fraudulent transfer laws in the event of the Issuer's bankruptcy or other financial difficulty. Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of the Issuer, such as a trustee in bankruptcy or the Issuer as debtor in possession, were to find that when the Issuer issued the New Notes, it (a) received less than fair consideration or reasonably equivalent value therefor, and (b) either (i) was or was rendered insolvent, (ii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iii) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay as those debts matured, the court could avoid the New Notes and the Issuer's obligations thereunder, and direct the return of any amounts paid thereunder to the Issuer or to a fund for the benefit of its creditors. Regardless of the factors identified in clauses (a) - (b) above, the court could avoid the New Notes and direct such repayment if it found that the Issuer issued the New Notes with actual intent to hinder, delay, or defraud its creditors.

  A court will likely find that the Issuer did not receive fair consideration or reasonably equivalent value for its obligations under the New Notes to the extent that the Notes' proceeds are used to pay the Merger consideration or make other payments to Holdings' shareholders.

  In addition, Holdings' obligations under the Holdings Guarantee may be subject to review under the same laws in the event of a Holdings' bankruptcy or other financial difficulty. In that event, if a court were to find that when Holdings issued the Holdings Guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), the factors in clauses (i)-
(iii) above applied to Holdings (or that Holdings issued the Holdings Guarantee with actual intent to hinder, delay, or defraud its creditors), the court could avoid the Holdings Guarantee and direct the repayment of amounts paid thereunder. The Indenture will limit Holdings' liability under the Holdings Guarantee to the maximum amount that it could pay without the Holdings Guarantee being deemed a fraudulent transfer. See "Description of Notes." There can be no assurance that (if this limitation is effective) the limited amount so guaranteed will suffice to pay amounts owed under the Notes in full.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

YEAR 2000 CONVERSIONS

  The year 2000 problem, which is common to most corporations, concerns the inability of information systems, including computer software programs as well as other systems dependent on computerized information such as phones, voicemail, security systems and elevators ("Non-IT Systems"), to properly recognize and process date sensitive information related to the year 2000 and beyond. The Company believes that it will be able to achieve compliance by the end of 1999 and does not currently anticipate any material disruption of its operations as a result of any failure by the Company to be in compliance. The Company has performed a preliminary examination of its major software applications to determine whether each system is prepared to accommodate the year 2000. This examination included a review of program code which is maintained by the Company, including performing tests on its systems with dates in the year 2000. The Company also obtained confirmation from outside software vendors that their products are year 2000 compliant and is polling its customers and vendors to determine whether they are year 2000 compliant and to attempt to identify any potential issues. The Company has not incurred significant separately identifiable costs related to the year 2000 issues through June 27, 1998 and does not expect to incur significant additional costs in order to upgrade its information systems to year 2000 compliance. However, there can be no assurance that year 2000 issues or any related costs and expenses will not have a material adverse effect on the Company.

INTRODUCTION OF THE EURO

  The European Economic and Monetary Union and the introduction of a new currency (the "Euro") will begin in Europe on January 1, 1999. The new currency enables the European Union ("EU") to blend the economies of EU's member states into one large market with unrestricted and unencumbered trade across borders. The change of currencies in Europe may affect the Company's business operations in Europe as well as having systems and accounting issues for the Company. The Company is currently evaluating the impact of the Euro, if any, on the Company's financial position, results of operation and cash flows.

LACK OF PUBLIC MARKET FOR THE NOTES

  As of the date hereof, the only registered holder of Old Notes is Cede & Co., as the nominee of DTC. There is currently no established trading market for the Old Notes or the New Notes and there can be no assurance as to the liquidity of markets that may develop for the New Notes, the ability of holders to sell their New Notes or the price at which such holders would be able to sell. If such markets were to exist, the New Notes could trade at prices that may be higher or lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. The New Notes will not be listed on any securities exchange, but the Old Notes are eligible for trading in the PORTAL market. The Initial Purchasers have advised the Company that each of them currently intends to make a market in the Notes. However, no Initial Purchaser is obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a Shelf Registration Statement in lieu thereof. See "The Exchange Offer" and "Plan of Distribution." No assurance can be given as to the liquidity of the trading market for the New Notes or, in the case of non-tendering holders of the Old Notes, the trading market for the Old Notes following the Exchange Offer.

CHANGE OF CONTROL

  The Indenture provides that, upon the occurrence of a Change of Control, the Issuer will be required to make an offer to purchase all of the Notes, including the New Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. Certain events involving a change of control could result in acceleration of, or similar repurchase obligations with respect to, other indebtedness of the Issuer and Holdings, including the Senior Secured Credit Facility and the Convertible Debentures, or other indebtedness of the Issuer, Holdings or any of their subsidiaries that may be incurred in the future. There can be no assurance that, in the event of a Change of Control, the Issuer would have sufficient funds to purchase all Notes tendered. In addition, the Senior Secured Credit Facility prohibits the Issuer from repurchasing any New Notes, except with certain proceeds of one or more Equity Offerings and certain funds from other sources. The Senior Secured Credit Facility also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to Issuer Senior Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer will either seek the consent of its lenders to purchase the Notes or attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or refinance such borrowings, the Issuer will remain prohibited from purchasing the Notes except to the extent permitted under such provisions. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default (as defined) under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. The provisions relating to a Change of Control included in the Indenture may increase the difficulty of a potential acquiror obtaining control of the Issuer. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

                               THE TRANSACTIONS

  In February 1998, HB Acquisition and Holdings entered into the Merger Agreement, which, subject to the conditions set forth therein including, without limitation, obtaining the requisite approval of Holdings' stockholders, provided for the Merger. On August 11, 1998, a majority of the stockholders of Holdings approved and adopted the Merger Agreement at a special meeting of stockholders. On August 17, 1998, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware, the Merger was consummated. Under the Merger Agreement, as of the Effective Time, each share of Common Stock (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by Holdings, which shares were canceled and (ii) shares of Common Stock held by persons perfecting appraisal rights) was converted into the right to receive the Per Share Merger Consideration. The Merger and the transactions contemplated by the Merger Agreement are being accounted for as a recapitalization under GAAP for financial reporting purposes.

  In connection with the Merger, the Investors invested an aggregate of $45.0 million in the equity of HB Acquisition and $15.0 million in the Holdings Senior Discount Notes. Each Investor received securities consisting of a combination of New Common Stock and Preferred Stock of Holdings as a result of the Merger as well as the Holdings Senior Discount Notes. In addition, immediately prior to the Effective Time, CBCI, an existing shareholder of Holdings, exchanged $5.0 million worth of shares of Common Stock (valued at the Per Share Merger Consideration) with HB Acquisition, and received, in consideration therefor, equity of HB Acquisition. In addition, it is anticipated that certain members of management will be provided with an opportunity to make equity investments in the Company pursuant to a management investment incentive plan. See "Related Party Transactions." Upon completion of the Transactions, the Investors owned approximately 90% of the equity of Holdings.

  At the Effective Time, in order to finance a portion of the costs and expenses related to the Merger and to support the Company's operating capital requirements, up to $60.0 million of bank financing, subject to borrowing base requirements, became available to the Issuer pursuant to the Senior Secured Credit Facility with a group of lenders arranged by SG Cowen and DLJ. The Senior Secured Credit Facility consists of a $60.0 million revolving credit facility available for loans and letters of credit, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility." No borrowings were made under the Senior Secured Credit Facility at the Effective Time.

  The proceeds from the Investors and CBCI Investments and the Offering and available cash were used: (i) to fund the cash payments required to effect the Merger; (ii) to purchase $62.5 million aggregate principal amount of the Convertible Debentures in the Tender Offer; and (iii) to pay related fees and expenses.

  On June 30, 1998 Holdings commenced the Tender Offer for up to $62.5 million aggregate principal amount of the Convertible Debentures. The Tender Offer expired at 7:00 a.m. New York City time on August 14, 1998. Approximately $77.4 million aggregate principal amount of the Convertible Debentures had been tendered in the Tender Offer. Upon expiration of the Tender Offer, the Company accepted for payment the Maximum Tender Amount and was required to pay $57.2 million to repurchase the Convertible Debentures. As of August 17, 1998, after giving effect to the Company's acceptance of the Maximum Tender Amount, there was $23.8 million aggregate principal amount of Convertible Debentures outstanding. The Convertible Debentures are due in November 2000.

                                USE OF PROCEEDS

USE OF PROCEEDS OF THE NEW NOTES

  The Exchange Offer is intended to satisfy certain obligations of the Issuer and Holdings under the Registration Rights Agreement. The Issuer will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Issuer will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are substantially identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company.

USE OF PROCEEDS OF THE OLD NOTES

  The gross proceeds from the sales of Old Notes, together with the proceeds from the Investors and CBCI Investments and available cash were used to finance the Transactions and pay related fees and expenses. The following table sets forth the estimated sources and uses of funds in connection with the Transactions, as if the Transactions had occurred on June 27, 1998.

                                                         (DOLLARS IN THOUSANDS)
Sources of Funds:
  Existing cash.........................................        $ 42,093
  Senior Secured Credit Facility (1)....................           6,231
  Senior Subordinated Notes.............................         110,000
  Investors and CBCI Investments (2)(3).................          65,000
                                                                --------
    Total Sources.......................................        $223,324
                                                                ========
Uses of Funds:
  Payment of the merger consideration (3)...............        $142,639
  Repurchase of Convertible Debentures (4)..............          56,873
  Purchase of stock based awards through the Merger.....           6,912
  Transactions fees and expenses........................          16,900
                                                                --------
    Total Uses..........................................        $223,324
                                                                ========

---------------------

(1) Represents estimated initial borrowings to partially fund costs and expenses related to the Transactions. After consummation of the Transactions, the Issuer would have had up to $53.8 million available for borrowing under the Senior Secured Credit Facility, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility."

(2) Includes $15.0 million aggregate proceeds of the Holdings Senior Discount Notes.

(3) Includes the exchange by CBCI of $5.0 million worth of shares of Common Stock valued at the Per Share Merger Consideration for HB Acquisition capital stock. The exchange of shares by CBCI does not represent a purchase, sale or other change in such equity investment for the Company's accounting or tax purposes or any funds or proceeds paid to or used by Holdings in the Merger, and does not necessarily represent a market valuation for such shares.

(4) Reflects the purchase of $62.5 million aggregate principal amount of the outstanding Convertible Debentures at the Tender Price, including accrued interest of $0.3 million.

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Issuer as of June 27, 1998 and pro forma to give effect to the Transactions. The following table should be read in conjunction with the Consolidated Financial Statements of Holdings and the related notes thereto included elsewhere herein and the other financial information included elsewhere in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements."

                                                                AS OF JUNE 27,
                                                                     1998
                                                              ------------------
                                                               ACTUAL  PRO FORMA
                                                              -------- ---------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
   Cash and cash equivalents................................. $ 34,662 $  3,000
                                                              ======== ========
   Debt (including current maturities):
     Senior Secured Credit Facility (1)...................... $    --  $  6,231
     Other Existing Debt.....................................    2,134    2,134
     Senior Subordinated Notes...............................      --   110,000
     Intercompany payable to Holdings........................  113,573      --
                                                              -------- --------
       Total debt............................................  115,707  118,365
   Stockholder's equity......................................   52,891   46,916
                                                              -------- --------
       Total capitalization.................................. $168,598 $165,281
                                                              ======== ========

---------------------

(1) Represents estimated initial borrowings to partially fund costs and expenses related to the Transactions. After consummation of the Transactions, the Issuer would have had up to $53.8 million available for borrowing under the Senior Secured Credit Facility, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Issuer on August 17, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Issuer and Holdings entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Issuer and Holdings agreed, for the benefit of the holders of the Old Notes, to, among other things, (i) file with the Commission the Exchange Offer Registration Statement within 90 days after the Closing Date of the Offering and (ii) use their best efforts to cause the Registration Statement (of which this Prospectus is a part) to be declared effective under the Securities Act within 135 days after the Closing Date. The Issuer will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Issuer pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuer in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

  In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated or if any holder of the Old Notes (other than an "affiliate" of the Company or the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will (a) file the Shelf Registration Statement covering resales of the Old Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf

Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuer will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $110,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus and the Letter of Transmittal will be mailed initially to the holders of record of the Old Notes as of the close of business on December 9, 1998.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of California or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Issuer.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on January 14, 1999, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on February 15, 1999 in the manner provided in the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest on the New Notes is payable semi-annually on each February 15 and August 15, commencing on February 15, 1999.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m. New York City time, on the Expiration Date either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

  The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange

Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

  By executing the Letter of Transmittal, each holder will make to the Issuer the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Issuer will constitute agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Beneficial Owner Instructions to Registered Holders " included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Issuer understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to waive such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral and written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue New Notes in exchange for any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuer or any of its subsidiaries; or

    (b) the Exchange Offer shall violate any applicable law, statute, rule, regulation or any applicable interpretation by the staff of the Commission; or

    (c) any governmental approval has not been obtained, which approval the Issuer shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  In addition, the Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Issuer is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

  The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time or from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  If the Issuer determines in its reasonable judgment that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              By Mail:                            By Overnight Courier:
c/o Harris Trust Company of New York      c/o Harris Trust Company of New York
         Wall Street Station                   88 Pine Street, 19th Floor
        Post Office Box 1023                    New York, New York 10005
    New York, New York 10268-1023           Att'n: Reorganization Department


              By Hand:                         By Facsimile Transmission:
c/o Harris Trust Company of New York                 (212) 701-7636
     88 Pine Street, 19th Floor             (for Eligible Institutions only)
      New York, New York 10005

  Att'n: Reorganization Department         For Information or Confirmation by
                                                       Telephone:
                                                     (212) 701-7624

  DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuer and its affiliates.

  The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Issuer's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuer. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuer (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuer), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

  With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement with the Company (within the meaning of Rule 405 under the Securities Act) or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

   HOLDINGS UNAUDITED PRO FORMA HISTORICAL CONDENSED CONSOLIDATED FINANCIAL
                                  STATEMENTS

  The following Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements have been derived by the application of pro forma adjustments to Holdings' historical consolidated financial data included elsewhere herein. The pro forma consolidated statement of operations for fiscal 1998 gives effect to the Transactions as if the Transactions had been consummated as of June 29, 1997. The pro forma consolidated statement of operations for the three months ended September 26, 1998 gives effect to the Transactions as if the Transactions had been consummated as of June 28, 1998. The pro forma consolidated balance sheet data give effect to the Transactions as if the Transactions had been consummated as of June 27, 1998. The consolidated balance sheet data as of September 26, 1998 reflect the actual recording of the Transactions when they took place on August 17, 1998. The pro forma adjustments described in the accompanying notes are based upon available information and certain assumptions that the Company believes are reasonable. In the opinion of management, all adjustments necessary to fairly present the pro forma information have been made. The Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements are provided for informational purposes only and do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor are they indicative of the Company's results for any future period. The Holdings Unaudited Pro Forma Historical Condensed Consolidated Financial Statements should be read in conjunction with the "Holdings Selected Historical Consolidated Financial and Other Data" and the related notes thereto and the Consolidated Financial Statements of Holdings and the related notes thereto included elsewhere herein.

  The Merger is being accounted for as a recapitalization under GAAP for financial reporting purposes. Under recapitalization accounting, the historical values of assets and liabilities continue to be reported by Holdings and stockholders' equity is reduced by the amount of the merger consideration paid to the stockholders of Holdings. New equity and debt issued by Holdings are recorded based on the respective proceeds to Holdings, net of issuance cost.

               HOLDINGS UNAUDITED PRO FORMA HISTORICAL CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                              AS OF JUNE 27, 1998         AS OF SEPTEMBER 26, 1998
                         -------------------------------- ------------------------
                                   PRO FORMA       PRO
                          ACTUAL  ADJUSTMENTS     FORMA            ACTUAL
                         -------- -----------    -------- ------------------------
ASSETS:
Current Assets:
  Cash and cash
   equivalents.......... $ 45,093  $ (42,093)(a) $  3,000         $ 13,593
  Accounts receivable...   63,472                  63,472           42,824
  Inventories...........   39,679                  39,679           40,837
  Deferred taxes and
   other current
   assets...............   12,234                  12,234           10,989
                         --------  ---------     --------         --------
    Total current
     assets.............  160,478    (42,093)     118,385          108,243
Property, plant and
 equipment..............   20,636                  20,636           19,370
Goodwill................   54,292                  54,292           53,824
Intangibles and other
 assets.................   11,661      4,677 (b)   16,338           19,208
                         --------  ---------     --------         --------
    Total assets........ $247,067  $ (37,416)    $209,651         $200,645
                         ========  =========     ========         ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable...... $  7,663                $  7,663         $  6,862
  Accrued compensation
   and employee
   benefits.............    5,541  $    (415)(c)    5,126            2,163
  Accrued expenses......   16,158       (126)(c)   16,032           15,697
  Notes payable and
   current maturities
   of long-term debt and
   capital lease
   obligations..........      679                     679              478
                         --------  ---------     --------         --------
    Total current
     liabilities........   30,041      (541)       29,500           25,200
Long-term debt..........   86,625     68,731 (d)  155,356          149,265
Capital lease
 obligations and other
 liabilities............    2,142                   2,142            2,692
                         --------  ---------     --------         --------
    Total liabilities...  118,808     68,190      186,998          177,157
                         --------  ---------     --------         --------
    Total stockholders'
     equity.............  128,259   (105,606)(e)   22,653           23,488
                         --------  ---------     --------         --------
    Total liabilities
     and stockholders'
     equity............. $247,067  $ (37,416)    $209,651         $200,645
                         ========  =========     ========         ========

See accompanying notes to the Holdings unaudited pro forma historical condensed consolidated financial statements.

               HOLDINGS UNAUDITED PRO FORMA HISTORICAL CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                          (DOLLARS IN THOUSANDS)

                            FOR THE FISCAL YEAR ENDED            THREE MONTHS ENDED
                                  JUNE 27, 1998                  SEPTEMBER 26, 1998
                          --------------------------------  --------------------------------
                                    PRO FORMA       PRO                PRO FORMA      PRO
                           ACTUAL  ADJUSTMENTS     FORMA     ACTUAL   ADJUSTMENTS    FORMA
                          -------- -----------    --------  --------  -----------   --------
Net sales...............  $207,236                $207,236  $ 40,918                $ 40,918
Cost of sales...........   137,672                 137,672    27,374                  27,374
                          --------                --------  --------                --------
Gross profit............    69,564                  69,564    13,544                  13,544
Selling, general and
 administrative
 expenses...............    48,517  $    600 (f)    49,117    11,384                  11,384
Loss on disposal of
 product lines and sale
 of assets..............       700                     700
Amortization of goodwill
 and intangible assets..     2,260                   2,260       562                     562
Transaction costs.......                                      11,474                  11,474
Restructuring charges...     1,192                   1,192
                          --------  --------      --------  --------                --------
Income (loss) from
 operations.............    16,895      (600)       16,295    (9,876)                 (9,876)
Investment income.......     1,716    (1,596)(g)       120       601    $  (465)(j)      136
Interest expense........     4,715    12,264 (h)    16,979     2,538      1,486 (k)    4,024
                          --------  --------      --------  --------    -------     --------
Net income before
 provision (benefit) for
 income taxes...........    13,896   (14,460)         (564)  (11,813)    (1,951)     (13,764)
Provision (benefit) for
 income taxes...........     5,318    (5,495)(i)      (177)   (1,366)      (741)(i)   (2,107)
                          --------  --------      --------  --------    -------     --------
Income (loss) before
 extraordinary items....     8,578    (8,965)         (387)  (10,447)    (1,210)     (11,657)
Extraordinary item: Gain
 on early extinguishment
 of debt, net of taxes
 of $2,006..............                                       2,887                   2,887
                          --------  --------      --------  --------    -------     --------
Net income (loss).......  $  8,578  $ (8,965)     $   (387) $ (7,560)   $(1,210)    $ (8,770)
                          ========  ========      ========  ========    =======     ========


See accompanying notes to the Holdings unaudited pro forma historical condensed consolidated financial statements.

          NOTES TO HOLDINGS UNAUDITED PRO FORMA HISTORICAL CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) The following table sets forth the estimated sources and uses of funds in connection with the Transactions, as if the Transactions had occurred on June 27, 1998:

                                (DOLLARS IN THOUSANDS)
   Sources of Funds:
     Senior Secured Credit
      Facility (1).............        $  6,231
     Senior Subordinated
      Notes....................         110,000
     Investors and CBCI
      Investments (2)(3).......          65,000
                                       --------
       Total Sources...........         181,231
                                       --------
   Uses of Funds:
     Payment of the merger
      consideration (3)........         142,639
     Repurchase of Convertible
      Debentures (4)...........          56,873
     Purchase of stock based
      awards through the
      Merger...................           6,912
     Transactions fees and
      expenses.................          16,900
                                       --------
       Total Uses..............         223,324
                                       --------
       Net effect on cash......        $(42,093)
                                       ========

  ---------------------

  (1) Represents estimated initial borrowings to partially fund costs and expenses related to the Transactions. After consummation of the Transactions, the Issuer would have had up to $53.8 million available for borrowing under the Senior Secured Credit Facility, subject to borrowing base requirements. See "Description of Senior Secured Credit Facility."

  (2) Includes $15.0 million aggregate proceeds of the Holdings Senior Discount Notes.

  (3) Includes the exchange by CBCI of $5.0 million worth of shares of Common Stock valued at the Per Share Merger Consideration for HB Acquisition capital stock.

  (4) Includes the purchase of $62.5 million aggregate principal amount of the outstanding Convertible Debentures at the Tender Price, including accrued interest of $0.3 million.

(b) Adjustment reflects deferred financing and certain other debt-related transaction costs of $5.5 million associated with the Offering and the Senior Secured Credit Facility, net of the write-off of unamortized deferred financing fees associated with the Company's existing revolving credit facility and the Convertible Debentures which was recognized as an extraordinary loss of $0.5 million, net of a tax benefit of $0.3 million in the period in which the Transactions occur.

(c) Adjustments reflect: (i) a decrease in accrued interest of $0.3 million related to the Convertible Debentures which were purchased in connection with the Tender Offer; (ii) an increase in accrued taxes of $0.2 million related to taxes incurred in connection with the Transactions; and (iii) a decrease in accrued compensation of $0.4 million which was paid to certain members of management upon consummation of the Merger.

(d) Adjustment reflects: (i) the borrowing of $6.2 million under the Senior Secured Credit Facility; (ii) the offering of $110.0 million of the Old Notes; (iii) the purchase by the Investors of $15.0 million aggregate proceeds of Holdings Senior Discount Notes; and (iv) the purchase of $62.5 million of the Convertible Debentures in connection with the Tender Offer.

          NOTES TO HOLDINGS UNAUDITED PRO FORMA HISTORICAL CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(e) Adjustment reflects the net effect of the items set forth below:

                                                        (DOLLARS IN THOUSANDS)
   Equity investments (1)(2)...........................       $  50,000
   Payment of the merger consideration (2).............        (142,639)
   Purchase of stock based awards through the Merger,
    net of tax ........................................          (6,220)
   Extraordinary gain (3)..............................           3,171
   Tax benefit of foreign currency translation
    adjustment.........................................             342
   Transaction fees and expenses, net of tax...........         (10,260)
                                                              ---------
       Net equity adjustment...........................       $(105,606)
                                                              =========

  ---------------------
  (1) Includes $45.0 million aggregate investment in Holdings' equity by the Investors.

  (2) Includes the exchange by CBCI of $5.0 million worth of shares of Common Stock valued at the Per Share Merger Consideration for HB Acquisition capital stock.

  (3) In connection with the Transactions, the Company will record an extraordinary gain of $3.2 million, net of taxes of $1.9 million from
      (i) the write-off of deferred financing fees and (ii) the recognition of a gain on the purchase of $62.5 million of the Convertible Debentures in connection with the Tender Offer.

(f) The pro forma adjustment to selling, general and administrative expenses reflects the annual management fee payable to the Investors upon the occurrence of certain events.

(g) Adjustment to investment income reflects the reduction of $1.6 million of interest income based on the average cash balance during fiscal 1998 at an assumed interest rate of 4%.

(h) The pro forma adjustment to interest expense reflects the elimination of historical interest expense and amortization of deferred financing fees and reflects the incurrence of interest expense and amortization of deferred financing fees related to: (i) $6.2 million of borrowings under the Senior Secured Credit Facility; (ii) the offering of $110.0 million of the Notes; (iii) the sale of $15.0 million aggregate proceeds of Holdings Senior Discount Notes to the Investors; and (iv) $2.1 million of other existing debt of the Issuer.

                                                       (DOLLARS IN THOUSANDS)
   Interest expense and amortization of deferred
    financing fees--new debt..........................        $15,413
   Interest expense and amortization of deferred
    financing fees--old debt..........................         (3,149)
                                                              -------
       Net interest expense adjustment................        $12,264
                                                              =======

(i) The pro forma adjustment to provision for income taxes reflects the tax effect of deductible adjustments at the Company's effective income tax rate of 38%.

(j) Adjustment to investment income reflects the reduction of $0.5 million of interest income based on the average cash balance during the first fiscal quarter of fiscal 1999 at an assumed interest rate of 4%.

(k) The pro forma adjustment to interest expense reflects the elimination of actual interest expense and amortization of deferred financing fees for the fiscal 1999 first quarter and reflects the incurrence of interest expense and amortization of deferred financing fees related to: (i) the offering of $110.0 million of the Old Notes; (ii) the sale of $15.0 million aggregate proceeds of Holdings Senior Discount Notes to the Investors; and (iii) $0.9 million of other existing debt of the Issuer.

      HOLDINGS SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table sets forth for the periods and the dates indicated certain historical consolidated financial data of Holdings which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Holdings and the related notes thereto included elsewhere herein. The consolidated balance sheet data as of June 28, 1997 and June 27, 1998 and the statements of operations data for each of the fiscal years in the three year period ended June 27, 1998 are derived from the consolidated financial statements of Bell Sports Corp. which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere herein. The consolidated balance sheet data as of July 2, 1994, July 1, 1995 and June 29, 1996 and the statements of operations data for each of the fiscal years in the two year period ended July 1, 1995 are derived from the consolidated financial statements of Bell Sports Corp. which have been audited by PricewaterhouseCoopers LLP, independent accountants, not included elsewhere herein. The consolidated balance sheet data as of September 26, 1998 and the statements of operations data for the three month periods ended September 26, 1998 and September 27, 1997 are unaudited and derived from the consolidated accounting records of Bell Sports Corp. The other financial data for all periods presented are unaudited and are derived from the consolidated accounting records of Bell Sports Corp.

                                          FISCAL YEAR                           THREE MONTHS ENDED
                          ------------------------------------------------  ---------------------------
                                                                            SEPTEMBER 27, SEPTEMBER 26,
                          1994 (1)  1995 (2)  1996 (3)  1997 (4)    1998        1997          1998
                          --------  --------  --------  --------  --------  ------------- -------------
                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $116,090  $102,990  $262,340  $259,534  $207,236     $43,632       $40,918
Cost of sales...........    68,692    74,407   201,621   183,098   137,672      30,155        27,374
                          --------  --------  --------  --------  --------     -------       -------
Gross profit............    47,398    28,583    60,719    76,436    69,564      13,477        13,544
Selling, general and
 administrative
 expenses...............    30,007    30,948    66,826    60,416    48,517      11,075        11,384
Amortization of goodwill
 and intangible assets..       884       954     2,854     3,320     2,260         636           562
Loss on disposal of
 product lines and sale
 of assets..............       --        --        --     25,360       700         --            --
Transaction costs (5)...                                                           --         11,474
Restructuring charges
 (6)....................       185     2,123     5,850     4,141     1,192         --            --
                          --------  --------  --------  --------  --------     -------       -------
Income (loss) from
 operations.............    16,322    (5,442)  (14,811)  (16,801)   16,895       1,766        (9,876)
Net investment income...     3,579     4,740     2,877     2,939     1,716         429           601
Interest expense........     2,962     4,633     8,691     7,289     4,715       1,167         2,538
                          --------  --------  --------  --------  --------     -------       -------
Net income (loss) before
 income taxes...........    16,939    (5,335)  (20,625)  (21,151)   13,896       1,028       (11,813)
Provision (benefit) for
 income taxes...........     6,480    (1,892)   (8,250)   (2,963)    5,318         391        (1,366)
                          --------  --------  --------  --------  --------     -------       -------
Income (loss) before
 extraordinary items....    10,459    (3,443)  (12,375)  (18,188)    8,578         637       (10,447)
Extraordinary item: Gain
 on early extinguishment
 of debt, net of taxes
 of $2,006..............       --        --        --        --        --          --          2,887
                          --------  --------  --------  --------  --------     -------       -------
Net income (loss).......  $ 10,459  $ (3,443) $(12,375) $(18,188) $  8,578     $   637       $(7,560)
                          ========  ========  ========  ========  ========     =======       =======
OTHER FINANCIAL DATA:
EBITDA (7)..............  $ 20,122  $  1,606  $ 14,059  $ 22,242  $ 26,596     $ 3,771       $ 3,582
Cash provided by (used
 in) operations.........       651     8,256   (21,950)      910    27,493      24,171        13,192
Cash from (used in)
 investing activities...   (51,477)   15,758     7,678    20,422     7,931      12,386        (8,814)
Cash provided by (used
 in) financing
 activities.............    85,204     1,131   (34,516)  (15,272)  (18,136)    (19,390)      (35,679)
Capital expenditures....     6,163     5,198     5,312     7,058     5,496       1,041         1,233
Depreciation and
 amortization...........     3,615     4,925     8,913     9,542     7,809       2,005         1,984
Ratio of earnings to
 fixed charges..........      6.0x       --        --        --       3.3x         1.7           --
Fixed charges in excess
 of earnings before
 fixed charges (8)......       --      5,335    20,625    21,151       --          --         11,813
BALANCE SHEET DATA (AS
 OF END OF PERIOD):
Cash and cash
 equivalents............  $ 46,756  $ 72,018  $ 23,140  $ 29,008  $ 45,093     $46,177       $13,593
Working capital
 (including cash and
 cash equivalents)......    91,044   108,821   149,474   130,677   130,437     118,556        83,043
Total assets............   184,658   186,434   298,635   268,754   247,067     242,453       200,645
Total debt (including
 current maturities)....    91,384    92,934   125,571   109,026    88,384      87,366       149,609
Stockholders' equity....    75,187    75,816   136,041   118,965   128,259     120,205        23,488

                                                  (footnotes on following page)

---------------------
(1) Includes the results of VistaLite since its acquisition in January 1994.

(2) Includes the results of SportRack since its acquisition in May 1995.

(3) Includes the results of AMRE since its acquisition in July 1995.

(4) In April 1997, the Company completed the sale of Service Cycle/Mongoose. The Company's results of operations include the operations of Service Cycle/Mongoose until the date of sale.

(5) Costs of $11.5 million were incurred in the fiscal 1999 first quarter related to the consummation of the Transactions.

(6) In fiscal 1994, restructuring changes related to the consolidation of manufacturing and distribution operations of Blackburn. In fiscal 1995, restructuring charges related to the consolidation and integration of Holdings and AMRE. In fiscal 1996, restructuring charges related to organizational and office consolidations including, in connection with the AMRE Merger. In fiscal 1997, restructuring charges related to the consolidation of the Company's corporate headquarters and the consolidation of the Company's Canadian operations. In fiscal 1998, restructuring charges related to the restructuring and consolidation of the Company's European operations.

(7) EBITDA is defined as income (loss) from operations plus (i) depreciation and amortization (excluding amortization of deferred financing fees which is included in interest expense), (ii) write-up to fair value of finished goods related to the AMRE Merger and the acquisitions of SportRack and Giro, (iii) loss on disposal of product lines and sale of assets, principally related to divestitures of Service Cycle/Mongoose and SportRack, (iv) restructuring charges, principally related to facility reorganizations, (v) costs associated with the consummation of the transactions and (vi) on a pro forma basis, annual management fees payable to the Investors upon the occurrence of certain events. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The components of EBITDA are set forth below for the periods indicated:

                                        FISCAL YEAR                       THREE MONTHS ENDED
                         -------------------------------------------- ---------------------------
                                                                      SEPTEMBER 27, SEPTEMBER 26,
                          1994    1995      1996      1997     1998       1997          1998
                         ------- -------  --------  --------  ------- ------------- -------------
                                                (DOLLARS IN THOUSANDS)
  Income (loss) from
   operations........... $16,322 $(5,442) $(14,811) $(16,801) $16,895    $1,766        $(9,876)
  Depreciation and
   amortization.........   3,615   4,925     8,913     9,542    7,809     2,005          1,984
  Write-up to fair value
   of finished goods....     --      --     14,107       --       --        --             --
  Loss on disposal of
   product lines and
   sale of assets.......     --      --        --     25,360      700       --             --
  Transaction costs.....     --      --        --        --       --        --          11,474
  Restructuring
   charges..............     185   2,123     5,850     4,141    1,192       --             --
                         ------- -------  --------  --------  -------    ------        -------
  EBITDA................ $20,122 $ 1,606  $ 14,059  $ 22,242  $26,596    $3,771        $ 3,582
                         ======= =======  ========  ========  =======    ======        =======

(8) The ratio of earnings to fixed charges is computed by dividing pre-tax net income (loss) after adding back fixed charges (interest expense and facility charges), by fixed charges. The Company was unable to fully cover the indicated fixed charges by earnings for certain periods presented and instead has disclosed the amount by which fixed charges exceed earnings before fixed charges where applicable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of Holdings and the related notes thereto included elsewhere in this Prospectus. Except as set forth in "Summary--Summary Historical and Pro Forma Consolidated Financial Data," "Capitalization" and "Note 1 to Consolidated Financial Statements of Bell Sports Corp.," no separate financial statements or data of the Issuer have been included or incorporated by reference herein. Holdings and the Issuer do not consider that such financial statements would be material to holders of the Notes because the Issuer is a wholly-owned subsidiary of Holdings and Holdings will guarantee all of the Issuer's obligations under the Notes. Holdings and the Issuer believe that the material differences between the financial statements of Holdings and the Issuer are, and will be, related to: (i) stockholders' equity; (ii) the Holdings Senior Discount Notes; (iii) the Convertible Debentures; and (iv) intercompany indebtedness. See "Summary," "Summary-- Summary Historical and Pro Forma Consolidated Financial Data," "Capitalization," "Description of Notes" and "Note 1 to Consolidated Financial Statements of Bell Sports Corp." Certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" within the meaning of the Litigation Reform Act. See "Special Note Regarding Forward-Looking Statements."

OVERVIEW

  Bell Sports is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. Bell Sports is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. The Company has developed a reputation over its 44-year history for innovation, design, quality and safety. Since its founding, the Company has engaged in the manufacture and sale of bicycle helmets, bicycle accessories, auto racing helmets and motorcycle helmets. In 1991, the Company elected to refocus its operations on the growing bicycle helmet and accessory business by divesting its motorcycle helmet business. Under the terms of the agreement providing for the sale of the motorcycle helmet business, the Company entered into a long-term licensing agreement under which the Company agreed to license the Bell brand name to the purchaser for use on motorcycle helmets.

  Throughout the 1980s and 1990s, the Company strengthened its position in the bicycle helmet and accessory markets through a series of strategic acquisitions, including: (i) Rhode Gear, a designer and marketer of certain premium bicycle accessories, in November 1989; (ii) Blackburn, a designer and marketer of certain premium bicycle accessories, in November 1992;
(iii) VistaLite, a designer and manufacturer of premium LED safety lights and headlights for bicycles, in January 1994; (iv) SportRack Canada, Inc. ("SportRack"), a designer, manufacturer and marketer of automobile roof rack systems, in May 1995; (v) AMRE, a leading designer, marketer and distributor of bicycle helmets and accessories and marketer of a line of bicycles under the Mongoose brand, in July 1995; and (vi) Giro, a leading designer, manufacturer and marketer of premium bicycle helmets, in January 1996. Through the acquisitions of Rhode Gear, Blackburn, VistaLite and AMRE, the Company became one of the leading marketers and distributors of bicycle accessories in North America. In addition, the acquisition of Giro enhanced the Company's market position in the premium bicycle helmet market segment. Each of the acquisitions described above was accounted for using the purchase method of accounting, and accordingly, the Company's results of operations include the operations of the acquired businesses since their respective dates of acquisition. The Company has also expanded its international presence throughout the 1990s. In 1991, the Company entered the European market by opening a bicycle helmet manufacturing facility in France. In fiscal 1997, the Company continued its international expansion with the opening of a sales, marketing and distribution office in Australia to service the Australian, New Zealand and Pacific Rim markets.

  The domestic bicycle helmet market experienced significant growth in unit sales during the early 1990s principally due to (i) increased safety awareness among consumers and the adoption of mandatory bicycle helmet legislation by several states, including California and New York, and (ii) the popularity of bicycling, including speciality segments such as mountain biking. The convergence of these trends led to a significant increase in shelf space, particularly in the mass merchant channel, dedicated to bicycle helmets. As a result, several small helmet manufacturers entered the domestic bicycle helmet market in the early 1990s. In 1995 and 1996, as the increase in demand aided by new mandatory bicycle helmet legislation subsided, mass merchants reduced shelf space dedicated to the segment, driving down price points industry-wide. As a result, the Company reduced prices in an effort to maintain market share, and believes that this strategic decision proved successful as it effectively responded to new competitors and enabled Bell Sports to maintain its leading market position. However, this price pressure significantly reduced the Company's margins and profitability during this period. The Company believes that domestic bicycle helmet demand has stabilized.

  In fiscal 1996 and 1997, the Company refocused on the profitability of its core businesses through the divestiture of nonstrategic and low margin businesses, elimination of duplicative overhead and reduction of distribution and manufacturing costs. As a result, management initiated the following changes: (i) the April 1997 divestiture of Service Cycle/Mongoose, a designer, marketer and distributor of bicycles and certain non-proprietary bicycle parts and accessories; (ii) the divestiture of SportRack in July 1997; (iii) the consolidation of its corporate headquarters into its San Jose, California facility; (iv) the closure of the Memphis, Tennessee distribution facility by consolidating operations into the Company's other existing distribution facilities; and (v) the installation of a new computer system in the warehouses and mass merchant operations to improve operational efficiency and customer service. Unless otherwise noted, the Company's results of operations include the operations of the divested businesses until the date of sale.

GENERAL

  Net sales, as calculated by the Company, are determined by subtracting estimated returns, discounts, allowances and net freight charges from gross sales. The Company's cost of sales and its resulting gross margin (defined as gross profit as a percentage of net sales) are principally determined by the cost of raw materials, the cost of labor to manufacture its products, the overhead expenses of its manufacturing facilities, the cost of sourced products, warehouse costs, freight expenses, royalties and obsolescence expenses. Selling, general and administrative expenses consist primarily of sales and marketing expenses, research and development costs and administrative costs. Sales and marketing expenses generally vary with sales volume while administrative costs are relatively fixed in nature.

  As of June 27, 1998, the Company had domestic net operating loss carryforwards of approximately $32.7 million. The Company's net operating loss carryforwards begin to expire in fiscal 2008. The Merger caused a change of ownership of more than 50%, resulting in an annual limitation of the loss carryforward which may delay or limit the eventual utilization of the carryforwards.

  The Company believes its results of operations in fiscal 1998 are not comparable to those of fiscal 1996 and 1997 due to the inclusion of results of operations in fiscal 1996 and 1997 of Service Cycle/Mongoose and SportRack, which were divested in April 1997 and July 1997, respectively. For ease of comparison to fiscal 1998, which does not include the results of the divested businesses, the Company has included adjusted information which excludes the divested businesses from the net sales and gross margin data for fiscal 1996 and 1997.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 26, 1998 WITH THE THREE MONTHS ENDED SEPTEMBER 27, 1997

  Net Sales. Net sales decreased 6% to $40.9 million in the first quarter of fiscal 1999 from $43.6 million in the fiscal 1998 first quarter--primarily due to lower mass merchant bicycle helmet and accessories sales in the U.S. and in Europe. The Company believes a portion of the decrease in sales during the first quarter of fiscal 1999 was attributable to differences in the timing of orders between periods.

  For both the fiscal 1999 and fiscal 1998 first quarters, bicycle accessories, bicycle helmets and auto racing helmets represented approximately 57%, 41% and 2%, respectively, of the Company's net sales.

  Gross Margin. Gross margins increased to 33% of net sales during the three-month period ended September 26, 1998 from 31% of net sales in the comparable prior year period. The increase is due to the continued improvement in the Company's manufacturing and distribution efficiency.

  Selling, General and Administrative. Selling, general and administrative costs increased to 28% of net sales, or $11.4 million, in the first quarter of fiscal 1999 compared to 25% of net sales, or $11.1 million, in the first quarter of fiscal 1998. Selling, general and administrative expenses increased as a percentage of net sales in fiscal 1999 first quarter due to the inclusion of costs associated with the introduction of the Company's fiscal 1999 snow ski and snow board helmet lines and compensation expense related to the issuance of stock options.

  As a result of the seasonality of the Company's business, sales are generally higher in the second half of the fiscal year. Although some selling, general and administrative expenses are variable with sales, such as distribution expenses and commissions, most expenses are incurred evenly throughout the year. Accordingly, the Company expects selling, general and administrative expenses will decrease as a percentage of net sales during the third and fourth quarters of fiscal 1999.

  Amortization of Intangibles. Amortization of goodwill and intangible assets decreased to $562,000 in the Company's first quarter of fiscal 1999 compared to $636,000 for the comparable prior year period.

  Transaction Costs. Costs related to the Merger totaled $11.5 million. The Company completed the Merger in August 1998 and does not expect to incur any material additional costs related to the Merger.

  Gain On Debt Tender. On August 17, 1998, the Company consummated the Tender Offer at a purchase price of $905, plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment for each $1,000 principal amount of Convertible Debentures. Accordingly, the Company realized an extraordinary gain, stated on an after-tax basis and net of related fees and expenses, of $2.9 million.

  Net Investment Income and Interest Expense. Net investment income increased to $601,000 in the first three months of fiscal 1999 compared to $429,000 in the first quarter of fiscal 1998 due to higher cash balances being invested at the beginning of the fiscal period. The Company's cash balances decreased after the Merger.

  Interest expense increased to $2.5 million in the first quarter of fiscal 1999 from $1.2 million in the comparable prior year period due to the issuance of $125 million in debt during August 1998 partially offset by a $62.5 million reduction in debt pursuant to the Tender Offer, also completed in August 1998.

  Income Taxes. The effective tax rate was 9% for the first quarter of fiscal 1999 and 38% for the first quarter of fiscal 1998. The decrease is attributable to the non-deductibility of Merger costs. The Company anticipates the effective tax rate for the remainder of fiscal 1999 will be 41%.

COMPARISON OF THE FISCAL YEAR ENDED JUNE 27, 1998 WITH THE FISCAL YEAR ENDED JUNE 28, 1997

  Net Sales. Net sales decreased 20% to $207.2 million in fiscal 1998 from $259.5 million in fiscal 1997 primarily as a result of the divestiture of Service Cycle/Mongoose and SportRack. Excluding the results of the divested businesses, which combined contributed $50.7 million in net sales in fiscal 1997, net sales decreased $1.6 million, or 1%, to $207.2 million in fiscal 1998 from $208.8 million in fiscal 1997. The decrease resulted from lower bicycle accessory shipments due to a reduction in the number of days of inventory carried by a major mass merchant customer, the elimination of certain lower margin products from the Company's sales mix and a decrease in the prices of certain helmets sold in the mass merchant channel. The decrease was largely offset by strong international sales growth and continued strength in the IBD helmet market.

  For fiscal 1998, bicycle accessories, bicycle helmets and auto racing helmets represented approximately 52%, 46% and 2%, respectively, of the Company's net sales. For fiscal 1997, bicycle accessories, bicycle helmets and auto racing helmets represented approximately 54%, 44% and 2%, respectively, of the Company's net sales, excluding the results of the divested businesses.

  Gross Margin. Gross margin increased to 34% of net sales in fiscal 1998 from 30% of net sales in fiscal 1997, on an actual basis, and from 32% of net sales on an adjusted basis, excluding the results of the divested businesses. Excluding the results of Service Cycle/Mongoose and SportRack, which had lower gross margins than the Company's other product lines, the increase was primarily attributable to the elimination of certain lower margin products from the Company's sales mix, the introduction of Bell-branded bicycle accessories into the mass merchant channel in December 1997, lower distribution costs due to the closure of the Company's Memphis, Tennessee distribution facility in November 1997, improvements in manufacturing efficiencies and a reduction in manufacturing overhead costs. Despite the decrease in the prices of certain helmets sold in the mass merchant channel, the Company was able to increase its gross margin in that channel by over one percentage point, which was primarily attributable to the Company's cost reduction initiatives.

  Selling, General and Administrative. Selling, general and administrative expenses were 23% of net sales in both fiscal 1998 and 1997. Selling, general and administrative expenses decreased by $11.9 million to $48.5 million in fiscal 1998 from $60.4 million in fiscal 1997. The decrease was primarily attributable to continued cost savings produced by the Company's cost reduction initiatives and the divestiture of Service Cycle/Mongoose and SportRack.

  Amortization of Goodwill and Intangible Assets. Amortization of goodwill and intangible assets decreased to $2.3 million in fiscal 1998 from $3.3 million in fiscal 1997. The decrease was a result of a write-off of intangible assets relating to the divestiture of Service Cycle/Mongoose and SportRack.

  Loss on Disposal of Product Lines and Sale of Assets. During fiscal 1998, the Company negotiated a letter of intent to sell the assets of its domestic foam molding facility in Rantoul, Illinois, and agreed to sublet the building housing the foam molding facility to the purchaser. In September 1998, the Company consummated such asset sale and entered into a sublease with the purchaser. In addition, the Company entered into an agreement with the purchaser pursuant to which the purchaser has agreed to provide the Company with foam helmet liners and certain related components. The Company recorded fiscal 1998 charges of approximately $2.6 million, including a $2.0 million charge related to the divestiture of SportRack, and approximately a $0.6 million charge associated with the sale and related reorganization of the Company's domestic foam molding facility. During fiscal 1998, the Company reversed previously recorded charges of $1.9 million, including a $0.6 million benefit based on the finalization of costs associated with the closure of distribution facilities, and a $1.3 million benefit related to the reversal of the remaining reserve for uncollectible receivables established in fiscal 1997 in connection with the divestiture of Service Cycle/Mongoose.

  In April 1997, the Company completed the sale of its Service Cycle/Mongoose inventory, trademarks and certain other assets to Brunswick Corporation. In connection with the divestiture of Service Cycle/Mongoose, the Company recorded a loss on disposal of product lines of $25.4 million, comprised of the write-off of goodwill and intangibles ($14.8 million), disposal and exit costs ($5.4 million) and reorganization costs associated with the distribution network and operations ($5.2 million).

  Restructuring Charges. Restructuring charges were approximately $1.2 million and $4.1 million for fiscal 1998 and 1997, respectively. During fiscal 1998, the Company approved a plan to restructure its European operations. In connection with this plan, in December 1997, the Company consolidated its Paris, France sales and marketing office into its Roche La Moliere, France facility. In addition, the Company consolidated key management functions of Giro Ireland (as defined) and EuroBell (as defined). As a result, in fiscal 1998, the Company recorded $1.2 million of restructuring charges related to facility closing costs and severance benefits.

  During fiscal 1997, the Company recorded $2.7 million of restructuring charges related to the consolidation of its corporate headquarters into its San Jose, California facility. The Company recorded an additional $1.5 million of restructuring charges in fiscal 1997 related to the consolidation of the Company's Canadian operations and closure of four offices in connection with the AMRE Merger and the Company's cost reduction initiatives.

  Net Investment Income and Interest Expense. Net investment income decreased to $1.7 million in fiscal 1998 from $2.9 million in fiscal 1997. The decrease was due to the settlement of an arbitration case related to the handling of certain marketable securities by an outside investment advisor during fiscal 1997. The settlement proceeds, net of related expenses and losses to sell certain securities, were $1.3 million. Interest expense decreased to $4.7 million in fiscal 1998 from $7.3 million in fiscal 1997 as a result of lower average debt balances outstanding.

  Income Taxes. An income tax provision of $5.3 million, or 38% of the pre-tax income, was reported for fiscal 1998, compared to an income tax benefit of $3.0 million, or 14% of the pre-tax loss, reported for fiscal 1997. A majority of the difference in the effective tax rates was due to the write-off of non-tax deductible goodwill in connection with the divestiture of Service Cycle/Mongoose.

COMPARISON OF THE FISCAL YEAR ENDED JUNE 28, 1997 WITH THE FISCAL YEAR ENDED JUNE 29, 1996

  Net Sales. Net sales decreased 1% to $259.5 million in fiscal 1997 from $262.3 million in fiscal 1996 primarily as a result of the divestiture, at the beginning of the fourth quarter of fiscal 1997, of Service Cycle/Mongoose, which contributed $68.6 million in net sales in fiscal 1996. Excluding the results of Service Cycle/Mongoose and SportRack, net sales increased
$15.1 million, or 8%, to $208.8 million in fiscal 1997 from $193.7 million in fiscal 1996. The increase primarily resulted from higher bicycle accessory shipments to certain major mass merchants, which resulted in an increase in net sales of approximately $5.8 million and higher bicycle helmet shipments in the IBD market, which resulted in an increase in net sales of bicycle helmets of approximately $9.8 million. Approximately $7.7 million of the IBD helmet sales increase was due to the inclusion of Giro (which was acquired in January
1996) for a full year. The increase was partially offset by lower unit helmet volumes and a decrease in the prices of certain helmets sold in the mass merchant channel.

  For fiscal 1997, bicycle accessories, bicycle helmets and auto racing helmets represented 54%, 44% and 2%, respectively, of the Company's net sales, excluding the results of the divested businesses. For fiscal 1996, bicycle accessories, bicycle helmets and auto racing helmets represented 56%, 42%, and 2%, respectively, of the Company's net sales, excluding the results of the divested businesses.

  Gross Margin. Gross margin increased to 30% of net sales in fiscal 1997 from 29% in fiscal 1996, on an actual basis, excluding the $14.1 million inventory write-up associated with the AMRE Merger and the acquisitions of SportRack and Giro. On an adjusted basis, gross margin increased to 32% of net sales in fiscal 1997 from 31% in fiscal 1996, excluding the results of the divested businesses and the fiscal 1996 $14.1 million inventory write-up associated with the AMRE Merger and the acquisitions of SportRack and Giro. The increase was primarily attributable to the divestiture of Service Cycle/Mongoose and SportRack, which had lower gross margins than the Company's other product lines and an increase in the shipment of IBD bicycle helmets, which generally have higher than average gross margins.

  Selling, General and Administrative. Selling, general and administrative expenses decreased by $6.4 million to $60.4 million in fiscal 1997 from $66.8 million in fiscal 1996. The decrease was primarily attributable to lower advertising expenditures of $4.0 million, a full year benefit of cost savings produced by the Company's restructuring plan related to the AMRE Merger and the divestiture of Service Cycle/Mongoose in April 1997. In fiscal 1996, the Company incurred $5.6 million in advertising expenses for a one-time promotional campaign in connection with the launch of the Bell Pro helmet line and the expansion of the Bell brand into the mass merchant channel. The decrease in selling, general and administrative expenses was partially offset by increases relating to opening a distribution and sales office in Sydney, Australia during November 1996 and the inclusion of Giro for a full year.

  Amortization of Goodwill and Intangible Assets. Amortization of goodwill and intangible assets increased to $3.3 million in fiscal 1997 from $2.9 million in fiscal 1996. The increase was due to the inclusion of a full year of amortization related to the acquisition of Giro, partially offset by a decrease in amortization as a result of the write-off in fiscal 1997 of certain goodwill and intangible assets in connection with the divestiture of Service Cycle/Mongoose.

  Loss on Disposal of Product Lines and Sale of Assets. In April 1997, the Company completed the sale of its Service Cycle/Mongoose inventory, trademarks and certain other assets to Brunswick Corporation. In connection with the divestiture of Service Cycle/Mongoose, the Company recorded a loss on disposal of product lines of $25.4 million, comprised of the write-off of goodwill and intangibles ($14.8 million), disposal and exit costs ($5.4 million) and reorganization costs associated with the distribution network and operations ($5.2 million).

  Restructuring Charges. Restructuring charges were approximately $4.1 million and $5.9 million for fiscal 1997 and 1996, respectively. During fiscal 1997, the Company recorded $2.6 million of restructuring charges related to the consolidation of its corporate headquarters into its San Jose, California facility. The Company recorded an additional $1.5 million of restructuring charges in fiscal 1997 related to the consolidation of the Company's Canadian operations and closure of four offices in connection with the AMRE Merger and the Company's cost reduction initiatives.

  Restructuring charges were approximately $5.9 million in fiscal 1996. During fiscal 1996, the Company commenced significant organizational and office consolidations, including in connection with the AMRE Merger. Most U.S. sales, marketing and research and development operations were consolidated into the Company's San Jose, California office and all corporate functions were consolidated into the Company's Scottsdale, Arizona office.

  Net Investment Income and Interest Expense. Net investment income increased slightly in fiscal 1997. The increase is due to the settlement of an arbitration case related to the handling of certain marketable securities by an outside investment advisor during fiscal 1997. The settlement proceeds, net of related expenses and expected losses to sell certain securities were $1.3 million. Excluding this settlement, interest income decreased to $1.6 million in fiscal 1997 from $2.9 million in fiscal 1996. This decline was due to lower levels of cash and marketable securities invested during the year. Interest expense decreased to $7.3 million for fiscal 1997 from $8.7 million for fiscal 1996. The decrease was due to lower average debt balances outstanding and lower interest rates for fiscal 1997 when compared to fiscal 1996.

  Income Taxes. An income tax benefit of $3.0 million, or 14% of the pre-tax loss, was reported for fiscal 1997 compared to an income tax benefit of $8.3 million, or 40% of the pre-tax loss, was reported for fiscal 1996. A majority of the difference in the effective tax rates was due to the write-off of non-tax deductible goodwill in connection with the divestiture of Service Cycle/Mongoose.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically funded its operations, capital expenditures and working capital requirements from internal cash flow from operations and borrowings. The Company's working capital decreased to $130.4 million at June 27, 1998 from $130.7 million at June 28, 1997. The Company's working capital decreased to $83.0 million at September 26, 1998 from $130.4 million at June 27, 1998. The decrease is primarily attributable to the use of cash in connection with the Merger and the Tender Offer coupled with the seasonal decrease in accounts receivable.

  Cash provided by operating activities for fiscal 1998 increased to $27.5 million from $0.9 million for fiscal 1997. The increase was primarily due to the collection of Service Cycle/Mongoose receivables subsequent to the divestiture of the business; a decrease in accounts receivable and inventory resulting from the divestiture of the SportRack business; and lower selling, general and administrative expenses resulting from divested businesses and realization of savings from consolidation and cost savings programs implemented. This was partially offset by lower gross profit resulting from the divestiture of businesses and payment of liabilities previously accrued for restructuring and facility closure costs.

  The Company's capital expenditures were $5.5 million, $7.1 million and $5.3 million in fiscal 1998, 1997 and 1996, respectively. The Company's capital expenditures were $1.2 million in the fiscal 1999 first quarter compared to $1.0 million in the fiscal 1998 first quarter. These amounts primarily reflect cash outlays for maintaining and upgrading the Company's manufacturing facilities and equipment including new product tooling and computer systems. Management estimates that the Company will spend approximately $5.1 million in fiscal 1999 for product tooling and to maintain and upgrade its facilities and equipment.

  In connection with the Merger, the Issuer issued the Old Notes for $110.0 million in gross proceeds and entered into the Senior Secured Credit Facility, which provides revolving loans in an aggregate amount of up to $60.0 million (including letters of credit), subject to a borrowing base of 85% of eligible accounts receivable and 55% of eligible domestic inventory. As of June 27, 1998, after giving effect to the Transactions, the Issuer anticipates that it would have had $46.3 million available to be borrowed under the Senior Secured Credit Facility. Proceeds to the Issuer from the issuance of the Old Notes and a portion of the Issuer's available cash were paid to Holdings to finance, in part, the Transactions and pay the related fees and expenses. In connection with the Merger, the Investors invested $45.0 million in the equity of HB Acquisition and $15.0 million in Holdings Senior Discount Notes. See "The Transactions" and "Description of Senior Secured Credit Facility." No borrowings were made under the Senior Secured Credit Facility at the Effective Time.

  Management believes that cash flow from operations and borrowing availability under the Senior Secured Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures, debt service obligations and the ultimate outcome of pending product liability judgments. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company's control. In addition, a termination of or other adverse change in the Company's relationship with, an adverse change in the financial condition of, or a significant reduction in sales to, Wal-Mart, which represented approximately 21% of the Company's net sales in fiscal 1998, could have a material adverse effect on the Company's liquidity and results of operations. See "Risk Factors--Customer Concentration."

YEAR 2000 COMPLIANCE

  The year 2000 problem, which is common to most corporations, concerns the inability of information systems, including computer software programs as well as Non-IT Systems, to properly recognize and process date sensitive information related to the year 2000 and beyond. The Company believes that it will be able to achieve year 2000 compliance by the end of 1999 and does not currently anticipate any material disruption of its operations as a result of any failure by the Company to be year 2000 compliant. However, to the extent the Company is unable to achieve year 2000 compliance, the Company's business and results of operations could be materially affected. This could be caused by computer related failures in a number of areas including, but not limited to, the failure of the Company's financial systems, manufacturing and warehouse management systems, phone system and electricity supply.

  The Company has performed a preliminary examination of its major software applications to determine whether each system is prepared to accommodate the year 2000. In fiscal 1998, through routine upgrades, the Company made the computer software programs used at the Company's domestic facilities and at Bell Sports Canada year 2000 compliant. These upgrades include, but are not limited to, the manufacturing, financial, customer and vendor purchase order processing and warehouse management systems. In fiscal 1999, the Company expects to further upgrade these programs to a year 2000 level certified by the Company's outside software vendors. The computer software programs of Giro and Bell Sports Australia are currently year 2000 compliant. The computer software programs of Giro Ireland are currently being upgraded to be year 2000 compliant by December 1998. The computer software programs of EuroBell are not currently year 2000 compliant but are expected to be converted to a year 2000 compliant system or otherwise made year 2000 compliant before the end of 1999.

  All year 2000 efforts with respect to the Company and its subsidiaries' computer software programs are being made through internal resources and through routine software upgrades provided by the Company's software vendors. The Company has not incurred significant separately identifiable costs related to year 2000 issues through June 27, 1998 and does not expect to incur significant additional costs in order to make its computer software programs year 2000 compliant. The Company's internal resources consist of an information technology support team comprised of approximately fifteen full-time employees, covering both technical and application areas. The Company has not hired additional employees, either full-time or contract, in order to address year 2000 issues and expects all such issues will be adequately addressed by the existing team.

  The Company employs certain manufacturing processes that utilize computer controlled manufacturing equipment. The Company believes such equipment is year 2000 compliant but has not completed its testing of such equipment. Testing is expected to be completed by December 1998. In the event the Company determines that such equipment cannot readily be made year 2000 compliant, the Company believes that it could revert to the manual processes previously employed or outsource such work with minimal incremental manufacturing cost.

  The Company's facilities staff currently is investigating the status of the Company's Non-IT Systems with respect to year 2000 compliance. The Company's Non-IT Systems include phones, voicemail, heating/air conditioning, electricity, security systems and lift trucks. The Company expects that its Non-IT Systems will be year 2000 compliant before the end of 1999. The Company is utilizing internal resources to address the year 2000 compliance of its Non-IT Systems and has not incurred significant separately identifiable costs related to the year 2000 issues through June 27, 1998 and does not expect to incur significant additional costs in order to upgrade its Non-IT Systems to year 2000 compliance.

  In addition to reviewing its internal systems, the Company has polled or is in the process of polling its outside software and other vendors, customers and freight carriers to determine whether they are year 2000 compliant and to attempt to identify any potential issues. The Company's outside software vendors have confirmed that they are year 2000 compliant, including the products utilized by the Company. The Company believes based on the responses it has received from its customers that its mass merchant customers will be year 2000 compliant before the end of 1999.

  If the Company's customers and vendors do not achieve year 2000 compliance before the end of 1999, the Company may experience a variety of problems which may have a material adverse effect on the Company. Among other things, to the extent the Company's customers are not year 2000 compliant by the end of 1999, such customers may lose EDI capabilities at the beginning of the year 2000. Where EDI communication would no longer be available, the Company expects to utilize voice, facsimile and/or mail communication in order to receive customer orders and process customer billings. To the extent the Company's vendors are not year 2000 compliant by the end of 1999, such vendors may fail to deliver ordered materials and products to the Company and may fail to bill the Company properly and promptly. Consequently, the Company may not have the correct inventory to send to its customers and may experience a shortage or surplus of inventory. Although the Company does not currently have a plan for addressing these potential problems, with respect to its vendors, the Company has alternative sources of supply.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements. Effective June 28, 1998, the Company adopted SFAS 130 and reclassified financial statements for earlier periods for comparative purposes.

  In June 1997, SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131") was issued. SFAS 131 revises information regarding the reporting of operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is required to be adopted for fiscal years beginning after December 15, 1997.

  In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") was issued. SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS 133.

  The Company plans to adopt SFAS 131 in fiscal 1999 and SFAS 133 in fiscal 2000 and does not expect such adoptions to have a material effect on the consolidated financial statements.

                                   BUSINESS

OVERVIEW

  Bell Sports is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. To capitalize upon increasing safety awareness in other outdoor sports, the Company recently began marketing in-line skating, snowboarding, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized Bell, Bell Pro and Giro brand names, and its accessories under such leading brands as Bell, Blackburn, Rhode Gear, VistaLite, Copper Canyon Cycling and Spoke-Hedz. With a broad, well-diversified branded product offering marketed across all price points, the Company is a leading supplier of bicycle helmets and accessories to all major distribution channels in the industry, including mass merchants, IBDs, and mail order catalog. In fiscal 1998, the Company had net sales of $207.2 million and EBITDA of $26.6 million.

  Bell Sports has developed a reputation over its 44-year history for innovation, design, quality and safety and is recognized by bicycling and auto racing enthusiasts as a market leader in helmet technology and design. To leverage its outstanding reputation and position in bicycle helmets, the Company has pursued strategic acquisitions of complementary bicycle helmet and accessory brands. During the 1990s, the Company increased net sales from $40.4 million in fiscal 1990 to $207.2 million in fiscal 1998. The Company believes the primary drivers of this growth include: (i) the development of innovative bicycle helmets and accessories; (ii) strategic acquisitions; (iii) the successful introduction of the Bell brand, which historically had been reserved for sale to the IBD channel, comprised of both IBDs and mail order catalog businesses, into the mass merchant channel; (iv) an increase in safety awareness among consumers; and (v) the popularity of bicycling, including specialty segments such as mountain biking. In fiscal 1998, approximately 52%, 46% and 2% of the Company's net sales were derived from the sale of bicycle accessories, bicycle helmets and auto racing helmets, respectively, with approximately 86% of net sales in North America, 11% in Europe and 3% in Australia and the Pacific Rim.

COMPETITIVE STRENGTHS

  Leading Industry Position. Bell Sports believes it holds the leading market share position in the bicycle helmet market in the United States, Europe and Canada. According to the BMRI, in 1997 the Company held an approximate 67% share of the U.S. bicycle helmet market, the largest bicycle helmet market in the world. In addition, the Company is also a leading supplier of bicycle accessories in North America. The Company believes it has attained these leading positions through a combination of its: (i) strong brand awareness among consumers; (ii) broad product offerings marketed across all price points; (iii) outstanding reputation among bicycling enthusiasts; and (iv) superior customer service. As a result, the Company believes it is a primary supplier of bicycle helmets and accessories to a majority of mass merchants in the United States and the largest supplier of bicycle helmets to IBDs in North America.

  Strong Brand Name. The Bell brand has over a 40-year history. The Company believes that the Bell brand is the most recognized name in bicycle helmets both by bicycling enthusiasts and mass market consumers. The Company first established its leading brand name among enthusiasts by producing premium bicycle helmets sold through the IBD channel. In fiscal 1996, the Company successfully expanded the use of its strong name by introducing Bell-branded helmets into the mass merchant channel. To capitalize on the success of the branded helmet program, in fiscal 1998, the Company introduced Bell-branded bicycle accessories into the mass merchant channel. The Company markets products through the IBD channel under the Giro, Bell Pro, Blackburn, Rhode Gear and VistaLite brand names. The Company believes that these brands are recognized by enthusiasts as leading names in each of their respective product categories. Bell Sports reinforces the strength of its brands through a diverse marketing program which includes print advertising, trade promotions, sponsorship of athletes and grass-roots marketing.

  Loyal and Diverse Customer Relationships. Bell Sports has a broad and well-established customer base of over 4,000 mass merchants and IBDs. The Company is a primary supplier of bicycle helmets and accessories to a majority of mass merchants in the United States including Wal-Mart, K-Mart, Costco, Sears and Fred Meyer, and presently has 100% of the shelf space for bicycle helmets and accessories in Wal-Mart and 100% of the shelf space for bicycle helmets in K-Mart. The Company also is a primary supplier of premium bicycle helmets and accessories to its IBD customers through its Bell Pro and Giro bicycle helmet brands and its Blackburn, Rhode Gear and VistaLite premium bicycle accessory brands. The Company attributes its strong customer base primarily to its broad, innovative and high quality product offerings marketed across all price points, outstanding reputation and safety record and superior customer service. See "Risk Factors--Customer Concentration."

  Superior Customer Service. The Company supports its strong customer relationships with sales, marketing and inventory management programs tailored to serve specific distribution channels. Bell Sports works closely with retailers to increase their effectiveness in selling the Company's products. To this end, the Company has developed marketing and category management services for its mass merchant customers including: (i) product mix optimization; (ii) retail shelf management, including plan-o-gram services;
(iii) EDI and inventory management programs; and (iv) field merchandising. For its IBD customers the Company develops innovative point-of-sale materials to enhance product visibility. The Company believes that its customers value these services in their efforts to maximize sales and profitability. The Company has been recognized by many of its customers for providing superior customer service. For example in May 1998, REI presented the Company with its prestigious "Vendor of the Year" award, ranking Bell Sports number one in service quality among all of its vendors.

  Product Innovation and Design. The Company believes that innovation and design are important to a consumer's selection of a bicycle helmet. As a result the Company continuously reviews the features, functionality, safety, style and component materials used in its bicycle helmets and works with IBD customers to enhance the appeal of its products. Since the introduction of its first bicycle helmet in 1975, Bell Sports has been a leader in the development and utilization of the latest technology and innovations in bicycle helmet design, such as reduced weight, improved aerodynamics and enhanced helmet fit and comfort. As a part of the design process, Bell Sports also conducts extensive testing of new products and regular testing of its existing products at its state-of-the-art test facility. The Bell Sports research and development staff conducts rigorous helmet testing to monitor adherence to bicycle helmet safety standards and has contributed to the development of the new mandatory helmet safety standard of the CPSC.

BUSINESS STRATEGY

  The Company seeks to strengthen its market leadership position and maximize profitability and cash flow through the following strategies.

  Continue to Leverage the Bell Brand. With over 40 years of experience in the design and manufacture of helmets, Bell Sports has leveraged its brands to become a leader in the sale of bicycle helmets and accessories. For example, in fiscal 1996, the Company made a strategic decision to use the Bell brand on bicycle helmets sold in the mass merchant channel. Prior to fiscal 1996, the Bell brand name had been reserved for premium bicycle helmets sold primarily through IBDs. To continue the successful expansion of the Bell brand into the mass merchant channel, in December 1997, the Company began to replace its non-branded bicycle accessories with Bell-branded accessories in the mass merchant channel. As a result, in fiscal 1998 approximately 46% of the Company's U.S. mass merchant sales were comprised of Bell-branded bicycle helmets and accessories, up from 11% in fiscal 1997. The Company intends to continue to leverage its leading brands in order to: (i) expand its presence in attractive emerging specialty helmet markets such as in-line skating, snowboarding, snow skiing and water sports; (ii) capture strategic licensing opportunities in complementary product lines; and (iii) increase market share internationally. The Company believes that these initiatives can increase sales and profits with relatively modest capital investments.

  Expand International Sales. Bell Sports has achieved significant growth in international sales from $12.8 million in fiscal 1994 to $50.8 million in fiscal 1998. The Company believes that significant opportunities exist to continue to grow sales in established European and Pacific Rim markets. Compared to the U.S. market, these international bicycle helmet and accessory markets are highly fragmented and regionally focused, generally involving smaller companies offering narrower product lines with limited marketing and customer service support. The Company believes that high quality, dependable suppliers of a broad line of products such as Bell Sports are positioned favorably to service such international markets. An important component of the Company's European strategy is to increase bicycle accessories sales, which represented only 14% of the Company's net sales in Europe in fiscal 1998, compared to 57% of the Company's net sales in North America. The Company also plans to increase its direct sales efforts in international markets across all distribution channels and product lines in order to leverage further the Bell brand and increase international sales. In both Canada and Australia, where the Company replaced third-party distributors with a direct sales approach in fiscal 1997, net sales increased from $23.7 million in fiscal 1997 to $28.5 million in fiscal 1998. In fiscal 1998, the Company reorganized its European sales, marketing and management functions in order to execute its growth strategy.

  Achieve Cost Savings. Since fiscal 1996, the Company has strived to increase profitability through: (i) divesting non-strategic and lower margin businesses; (ii) reducing corporate overhead; and (iii) reducing distribution and manufacturing costs. The Company believes these strategic initiatives have contributed to the improvement in EBITDA margins from approximately 5% in fiscal 1996 to 13% in fiscal 1998. During fiscal 1997 and 1998, the Company identified and began to implement certain initiatives which it believes would have resulted in net cost savings of approximately $3.7 million had these cost savings been fully implemented on June 29, 1997. These anticipated cost savings result from: (i) the outsourcing of the Company's foam molding operations; (ii) closure of the Fairfield, California and Memphis, Tennessee distribution facilities; (iii) consolidation and restructuring of the Company's European sales and marketing and management functions; (iv) manufacturing process and productivity improvements at the Rantoul, Illinois manufacturing facility; (v) renegotiation of the Company's existing insurance policies; and (vi) renegotiation of certain management and director's compensation agreements in connection with the Merger. The Company believes significant opportunities exist to achieve additional cost savings in the future through renegotiation of vendor supply agreements and outsourcing of certain other manufacturing processes. There can be no assurance that such cost savings will be achieved. See "Business--Company History" and "Business-- Cost Reduction Initiatives."

  Pursue Complementary Acquisitions. The Company has successfully completed and integrated strategic acquisitions over the last nine years. In 1996, the Company acquired Giro, a leading designer and marketer of premium bicycle helmets, to enhance its penetration of the IBD segment of the bicycle helmet market. In 1995, the Company acquired AMRE, a major domestic supplier of bicycle helmets and accessories, to expand the Company's product offering of bicycle helmets and accessories in the mass merchant channel. In addition, through the acquisitions of VistaLite in 1994, Blackburn in 1992 and Rhode Gear in 1989, the Company became a leading supplier of premium bicycle accessories and successfully leveraged its presence in the IBD channel. The Company intends to continue to pursue strategic acquisitions selectively in order to: (i) add to or complement its product offering; (ii) leverage its significant presence in existing distribution channels; and (iii) strengthen its position in international markets.

COMPANY HISTORY

  Since its founding in 1954, Bell Sports has engaged in the design, manufacture and marketing of: (i) bicycle helmets; (ii) bicycle accessories;
(iii) auto racing helmets; and (iv) motorcycle helmets. In 1989, the Company initiated a series of transactions to focus the Company's business on the growing bicycle helmet and accessory markets. Since 1989, the Company has sought to enhance its competitive position in the bicycle helmet and accessory markets through a series of strategic acquisitions including: (i) Rhode Gear in November 1989; (ii) Blackburn in November 1992; (iii) VistaLite in January 1994; (iv) SportRack in May 1995; (v) AMRE in July 1995; and (vi) Giro in January 1996. In 1991, the Company divested its motorcycle helmet business and entered into a long-term licensing agreement for motorcycle helmets to be marketed under the Bell brand name. In addition, in 1991, the Company opened a bicycle helmet manufacturing facility in Roche La Moliere, France and, in November 1996, opened a sales, marketing and distribution office in Australia to strengthen its worldwide competitive position and better serve these growing markets.

  In fiscal 1996 and 1997, the Company developed a comprehensive program to improve the Company's operating efficiency and margins by: (i) divesting non-strategic and lower margin businesses; (ii) reducing corporate overhead; (iii) reducing distribution and manufacturing costs; and
(iv) expanding the Bell brand name across all distribution channels and product lines. As a result, the Company divested Service Cycle/Mongoose in April 1997 and SportRack in July 1997. Furthermore, the Company consolidated its corporate office and is in the process of consolidating its domestic distribution centers. In addition, the Company introduced the Bell brand name into the mass merchant channel on bicycle helmets in fiscal 1996 and bicycle accessories in fiscal 1998. The Company believes these strategic initiatives have contributed to EBITDA margin expansion from approximately 5% in fiscal 1996 to 13% in fiscal 1998.

COST REDUCTION INITIATIVES

  Since fiscal 1996, the Company has strived to increase profitability through: (i) divesting non-strategic and lower margin businesses; (ii) reducing corporate overhead; and (iii) reducing distribution and manufacturing costs. The Company believes these strategic initiatives have contributed to the improvement in EBITDA margins from approximately 5% in fiscal 1996 to 13% in fiscal 1998. During fiscal 1998, the Company identified certain opportunities which it believes would have resulted in net cost savings in fiscal 1998 of approximately $3.7 million had these cost savings been fully implemented on June 29, 1997. The components of these estimated cost savings are set forth below:

                                                                     (DOLLARS
                                                                        IN
                                                                    THOUSANDS)
   Outsourcing of domestic foam molding............................   $1,246
   Renegotiation of management compensation agreements (excluding
    Investor management fees)......................................      648
   Consolidation of distribution facilities........................      501
   Renegotiation of insurance policies.............................      580
   Manufacturing process and productivity improvements.............      400
   Consolidation and restructuring of European operations..........      292
                                                                      ------
     Total estimated cost savings, net.............................   $3,667
                                                                      ======

  The Company believes these cost savings will be fully implemented by the end of fiscal 1999. The Company's actual results and cost savings may differ materially from those reflected above due to risks, including, without limitation, (i) higher than expected costs of distributing products from the Company's alternative distribution facilities, (ii) an inability to source foam beads and other raw materials employed in the manufacture of helmets on a cost-effective basis from alternative suppliers and (iii) an increase in other costs of the Company. Such estimated cost savings do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward looking statements within the meaning of the Litigation Reform Act. Accordingly, such cost savings have been excluded from the pro forma adjustments in the Holdings Unaudited Pro Forma Historical Condensed Consolidated Statement of Operations. PricewaterhouseCoopers LLP does not express any opinion or other form of assurance with respect to the amounts of any such cost savings. See "Business--Company History" and "Special Note Regarding Forward-Looking Statements."

PRODUCTS

 HELMETS

  The Company began designing, manufacturing and marketing auto racing helmets in 1954 and introduced its first bicycle helmet to the IBD channel in 1975. Since 1975, the Company has expanded its bicycle helmet line to include a wide variety of models for adults, youths and infants under the Bell, Bell Pro and Giro brand names. In fiscal 1998, bicycle helmets accounted for $94.4 million or 46% of the Company's net sales and auto racing helmets accounted for $5.1 million or 2% of the Company's net sales. According to BMRI, in 1997 the Company had an approximate 67% share of the U.S. bicycle helmet market, the largest bicycle helmet market in the world.

  Bell. Historically, the Company marketed Bell brand bicycle helmets exclusively in the IBD channel. In fiscal 1996, the Company made a strategic decision to use the Bell brand on bicycle helmets sold into the mass merchant channel. The Bell helmet line consists of four adult, four youth and four infant models at suggested retail selling prices ranging from $7.99 to $24.99. Bell Sports also offers in-line skating, snowboarding, snow skiing and water sports helmets under the Bell brand. Bell bicycle helmets comprised $40.7 million or 20% of the Company's net sales in fiscal 1998.

  Bell Pro. In connection with the introduction of the Bell brand into the mass merchant channel, the Company began marketing bicycle helmets to IBDs under the Bell Pro brand name. The Company created the distinct Bell Pro line of bicycle helmets, which offers more advanced features and different designs than the Bell helmet line sold into the mass merchant channel, in order to maintain the presence of the Bell name in the IBD channel with high-end bicycle helmets targeted at bicycling enthusiasts. The Company believes that Bell Pro helmets are recognized as one of the top bicycle helmet lines in the IBD market. In order to promote the new helmet line, in fiscal 1996, Bell Sports initiated the largest advertising campaign in its history, which included television advertisements. The Bell Pro line consists of 10 adult, three youth and two infant models at suggested retail selling prices ranging from $29.99 to $199.99. Bell Pro bicycle helmets comprised $27.8 million or 13% of the Company's net sales in fiscal 1998.

  Giro. Giro, acquired by the Company in January 1996, enabled the Company to enhance its leading share in the enthusiast segment of the premium bicycle helmet market. The Company believes Giro bicycle helmets represent some of the most technologically advanced bicycle helmets available worldwide. Giro bicycle helmets include design features such as increased ventilation, superior fit mechanisms and proprietary molding technology. The Giro helmet line consists of 10 adult models, two youth models and one infant model at suggested retail selling prices ranging from $34.99 to $349.99. The Company also offers snow skiing and snowboarding helmets under the Giro brand to the IBD channel. Giro bicycle helmets comprised $25.3 million or 12% of the Company's net sales in fiscal 1998.

  Bell Auto Racing. Bell Sports is a leading manufacturer and marketer of auto racing helmets worldwide. The Company's auto racing helmets are lightweight, comfortable and aerodynamic, and are recognized by auto racing professionals as well as amateurs for their reliability, safety and performance. The Bell auto racing helmet line consists of 16 models at suggested retail selling prices ranging from $168.99 to $849.99. The Company believes its position as a state-of-the-art auto racing helmet manufacturer provides it with significant product expertise and favorable publicity. Bell auto racing helmets comprised $5.1 million or 2% of the Company's net sales in fiscal 1998.

 BICYCLE ACCESSORIES

  Bell Sports is a leading supplier of a broad line of bicycle accessories in North America and a supplier of bicycle accessories worldwide. Bicycle accessories comprised approximately $107.8 million or 52% of the Company's net sales in fiscal 1998.

  Bell. Bell Sports is the leading supplier of bicycle accessories to North American mass merchants. The Company's Bell line of bicycle accessories consists of broad, well-diversified product offerings including tires, tubes, seats, locks and children's products. The Company also markets certain bicycle accessories under the Copper Canyon Cycling, Cycletech, Spoke-Hedz and Fisher-Price(R) brands. The Company's Bell line of bicycle accessories is sold at suggested retail selling prices ranging from $3.99 to $59.99. Approximately 85% of the Company's mass merchant bicycle accessories are purchased from suppliers in Taiwan and China. The Company expects to increase sales of Bell-branded accessories in fiscal 1999 through more extensive distribution of the Bell accessories line, which was introduced into the mass merchant channel in December 1997. Mass merchant bicycle accessories comprised $68.6 million or 33% of the Company's net sales in fiscal 1998, of which $19.8 million represented Bell-branded accessories.

  Blackburn, Rhode Gear and VistaLite. Bell Sports believes that it is a leader in all of the premium bicycle accessory categories in which it competes. Sold primarily through the IBD channel, the Company's premium bicycle accessories are marketed under the Blackburn, Rhode Gear and VistaLite brands. Blackburn products include premium bicycle pumps, hydration systems, racks, bottle cages, trainers and tools. Rhode Gear products include bicycle shuttles (used to transport bicycles on automobiles) and bicycle child seats. VistaLite products include bicycle lighting systems, including safety lights and headlights. The Company manufactures approximately 46% of its premium bicycle accessories, sources approximately 48% from Taiwan and China and sources the remainder from U.S. vendors. Blackburn, Rhode Gear and VistaLite bicycle accessories comprised $28.3 million or 14% of the Company's net sales in fiscal 1998. The Company also serves as a distributor for other bicycle accessory brands, primarily in international markets. These distribution efforts comprised $10.8 million or 5% of the Company's net sales in fiscal 1998. Bicycle accessories marketed to the IBD channel comprised $39.2 million or 19% of the Company's net sales in fiscal 1998.

SALES AND DISTRIBUTION

  Bell Sports sells its products primarily through the mass merchant and IBD channels. The Company distributes its products to these retailers through approximately 90 independent, commissioned representatives. The representatives, who have an average of approximately four years of experience distributing the Company's products, possess extensive product knowledge and are integral to Bell Sports' efforts to maintain excellent customer relationships. The Company historically has experienced low turnover and significant loyalty from these representatives. The Company directs its representatives through an experienced in-house sales team of three national and five regional sales managers and provides store-level support with field merchandisers who visit select customers regularly to assist them with merchandising, point-of-purchase signage and selling techniques.

  The Mass Merchant Channel. The Company markets products to value-conscious customers primarily through the mass merchant channel, including retailers such as Wal-Mart, K-Mart, Costco, Sears and Fred Meyer. The Company estimates that nearly 65% of the end-users in this channel are under the age of 18. The Company believes that the expansion of the Bell brand into the mass merchant channel provides high visibility to a young demographic category and allows the Company to build brand recognition early in consumers' lives. The Company is a leading supplier of bicycle helmets and accessories to a majority of mass merchants and presently has 100% of the shelf space for bicycle helmets and accessories in Wal-Mart and 100% of the shelf space for bicycle helmets in K-Mart. The Company estimates that its market share is in excess of 70% of bicycle helmets and 60% of accessories sold through the U.S. mass merchant channel. Sales of products through the mass merchant channel comprised approximately $109.4 million or 53% of the Company's net sales in fiscal 1998. See "Risk Factors--Customer Concentration."

  The Company supports its mass merchant customer relationships by working closely with its retailers to increase their effectiveness in selling the Company's products. Category management services provided by the Company include: (i) product mix optimization; (ii) retail shelf management, including plan-o-gram services; (iii) EDI and inventory management programs; and (iv) field merchandising. The Company believes these services are important to mass merchants in their selection of bicycle helmets and accessories vendors.

  The IBD Channel. The Company markets products targeted to bicycling enthusiasts primarily through the IBD channel, including 3,500 stores in the U.S. such as bicycle chains, independent bicycle shops, specialized sporting goods stores and mail order catalogs. The Company estimates that nearly 75% of end users in this channel are adult enthusiasts; as a result, a majority of the Company's helmets and accessories are premium products sold at mid- to high-price points. The Company estimates that it has approximately 65% market share of bicycle helmets and a leading market position in each of its major accessory product categories sold through the U.S. IBD channel. Sales of products through the IBD channel comprised approximately $92.8 million or 45% of the Company's net sales in fiscal 1998.

  The Company works with its IBD customers to increase their effectiveness in selling the Company's products through services such as optimal merchandising and selling strategies and high visibility point-of-purchase signage. In May 1998, REI presented the Company with its prestigious "Vendor of the Year" award, ranking Bell Sports number one in service quality among REI's vendors.

MARKETING

  The goal of the Company's marketing program is to continue to build its Bell brand and other brands' leading positions as high performance bicycle helmet and accessory brands. The Company's marketing effort is focused on communicating the innovation, design, quality and safety features of the Company's products and is comprised of a mixture of print advertising (including in leading cycling periodicals such as Bicycling and Mountain Bike Magazine), trade promotions and grass-roots marketing. The Company's advertising expenditures were approximately $14.7 million, $9.1 million and $5.5 million in fiscal 1996, 1997 and 1998, respectively. The Company's advertising expenditures in fiscal 1996 include a one-time television advertising campaign in excess of $5.6 million to build and strengthen the Bell family of brands in connection with the launch of the Bell Pro helmet line and the expansion of the Bell brand into the mass merchant channel.

  The Company believes endorsement of its products by professional bicyclists, auto racing professionals and professional snow skiers reinforces Bell Sports' reputation as a market leader and innovator. The Company's bicycle helmets are endorsed by leading bicyclists such as Greg LeMond (three-time winner of the Tour de France), John Tomac (former national mountain biking champion) and the Volvo Cannondale Mountain Bike Team. The Company's auto racing helmets are endorsed by auto racing professionals such as Indy car driver Michael Andretti. The Company's recently introduced ski helmets are endorsed by Picabo Street (Olympic gold medalist). The Company also utilizes the Bell Sports Traveling Helmet Museum at high visibility events to inform the general public and to reinforce the leadership of Bell helmets. In addition, the Company sponsors the National SAFE KIDS Campaign, which focuses on safety issues for children and promotes awareness of helmets as an integral component of bicycling safety for children.

INTERNATIONAL

  Bell Sports has achieved significant growth in international sales from $12.8 million in fiscal 1994 to $50.8 million in fiscal 1998. The Company believes that significant opportunities exist to continue to grow sales in established European and Pacific Rim markets. Compared to the U.S. market, these international bicycle helmet and accessory markets are highly fragmented and regionally focused, with smaller companies offering narrower product lines and limited marketing and customer service support. The Company believes that high quality, dependable suppliers of a broad line of products such as Bell Sports are positioned favorably to service such international markets. In September 1998, the Company reorganized its international management structure as a part of the Company's increased focus on international growth and profitability. See Note 14 to the Consolidated Financial Statements of Bell Sports Corp. appearing elsewhere herein.

  The following is a discussion of each of the Company's international operating divisions:

  Bell Sports Canada. The Bell Sports division in Canada ("Bell Sports Canada"), located in Granby, Quebec, markets its products to the Canadian IBD and mass merchant channels. Bell Sports Canada markets its products primarily under the same brands as those in the United States. The Company estimates that its share of the Canadian bicycle helmet market is approximately 70%, which represents an increase from 58% in 1995. The Company attributes this increase in market share to the successful penetration of the Canadian mass merchant channel through the development of relationships with leading retailers such as Canadian Tire and Wal-Mart Canada. In addition, in fiscal 1997, the Company changed its distribution and sales strategy in Canada by marketing its Bell and Giro premium branded bicycle helmets with a direct sales force instead of through third-party distributors. In Canada, the Company also serves as a distributor for certain other bicycle accessory brands comprising $7.2 million of the Company's net sales in fiscal 1998. Sales of Bell Sports Canada comprised approximately $22.7 million or 11% of the Company's net sales in fiscal 1998.

  Bell Sports Europe. Giro Ireland, Limited ("Giro Ireland"), headquartered in Limerick, Ireland, assembles, markets and distributes bicycle helmets across Europe under the Giro brand name. EuroBell S.A. ("EuroBell"), located in Roche La Moliere, France, manufactures, markets and distributes bicycle helmets and bicycle accessories to the IBD and mass merchant channels throughout Europe. EuroBell markets its bicycle helmets in Europe under the Bell, Bell Pro and Bike Star(TM) brand names and certain private label arrangements, and its bicycle accessories under the Bell, Rhode Gear, Blackburn and VistaLite brand names. The Company believes it currently has approximately a 29% and a 1% share of the European bicycle helmet and accessory markets, respectively. European sales of EuroBell and Giro Ireland comprised approximately
$22.2 million or 11% of the Company's net sales in fiscal 1998.

  In fiscal 1998, the Company initiated a marketing plan to increase direct sales and enhance profitability in Europe. As a result of its efforts, the Company will introduce its products for sale to more than 10 new European retailers, including Carrefour, the largest mass merchant in Europe. In addition, the Company recently closed its Paris, France sales office and consolidated the sales and marketing functions of EuroBell and Giro Ireland to focus its sales and marketing efforts and to reduce overhead costs.

  Bell Sports Australia. The Bell Sports division in Australia ("Bell Sports Australia"), located in Sydney, Australia, began operating in November 1996 as a sales, marketing and distribution office servicing Australia, New Zealand and the Pacific Rim. Prior to November 1996, Bell Sports marketed its products in Australia through third-party distributors. The division markets bicycle helmets to the IBD and mass merchant channels under the Bell, Bell Pro and Giro brand names and bicycle accessories under the Bell, Rhode Gear, Blackburn and VistaLite brand names. The Company has developed a significant market presence since initiating a direct sales and marketing approach in fiscal 1997, and estimates that its market share in the Australian bicycle helmet market has grown to approximately 17%. Sales of Bell Sports Australia comprised approximately $5.8 million or 3% of the Company's net sales in fiscal 1998.

MANUFACTURING

  The Company currently manufactures and assembles its bicycle helmets at its manufacturing and distribution facilities in Rantoul, Illinois and Roche La Moliere, France. The Company also assembles helmets at its facilities in Granby, Quebec; Limerick, Ireland; and Santa Cruz, California. The assembly facilities in Canada and Europe enable the Company to provide its customers with faster response times and lower freight and duty costs than if the Company shipped its products exclusively from the United States. The Rantoul, Illinois facility also manufactures and assembles auto racing helmets, bicycle child seats and certain bicycle shuttles. Other IBD and mass accessories are manufactured by outside suppliers, including some in Taiwan and China. During fiscal 1998, the Company negotiated a letter of intent to sell the assets of its domestic foam molding facility in Rantoul, Illinois. In September 1998, the Company consummated such asset sale and entered into a sublease with the purchaser. In addition, the Company entered into an agreement with the purchaser pursuant to which the purchaser has agreed to provide the Company with foam helmet liners and certain related components. The Company believes that sufficient capacity exists through its own bicycle helmet assembly facilities and current suppliers to support its anticipated growth in both bicycle helmets and accessories. Furthermore, the Company believes that additional capacity can be added at these facilities without significant additional capital expenditures.

  The Company's quality assurance program has been structured to meet the strict product and manufacturing quality performance requirements of the International Standards Organization ("ISO"). Compliance with ISO requirements is monitored in each phase of the manufacturing process. Product safety testing on each production run is performed on a random sampling basis to ensure compliance with such manufacturing standards, as well as one or more of the standards promulgated by The SNELL Memorial Foundation, the American National Standards Institute, or the American Standards for Testing and Materials, all of which are independent organizations which establish and publish voluntary safety standards for helmets. The Company also assists in the development of new performance standards for bicycle helmets and is represented on several standards committees for bicycle helmets on a worldwide basis. The Company's research and development team actively participated in the development of the new industry-wide Consumer Product Safety Commission bicycle helmet safety standard which gives bicycle helmet manufacturers a one-year period, ending March 15, 1999, to comply with the new standard. The Company believes that virtually all of its bicycle helmets are already in compliance with the new standard. Before new products are introduced, the Company conducts extensive testing of its products for safety and quality. The Company believes that this active in-house approach to product development and development of safety standards assists in the reduction of the time and expense relating to the Company's development of new products.

INDUSTRY

  Bicycle helmets and accessories represent components of the U.S. bicycling industry. According to BMRI, the bicycling industry has grown significantly in the 1990s, from $3.6 billion in 1990 to $5.4 billion in 1997, representing a 6% compounded annual growth rate. The National Sporting Goods Association estimates that bicycling, including mountain biking, is among the most popular participation sports in the United States. The Company believes that continuing interest in bicycling in part reflects the increasing awareness of the health benefits of exercise and active lifestyles.

  Prior to the mid-1980s, there was limited demand for bicycle helmets in the U.S. Helmets were generally available in only a few models and styles, and usage was limited to serious bicycling enthusiasts and racers. Since then, the Company believes that general demand for bicycle helmets has increased as a result of (i) the increase in safety awareness among consumers and the adoption of mandatory helmet legislation by several states, including California and New York; (ii) the popularity of bicycling, including speciality segments such as mountain biking; and (iii) the introduction of new designs, styles and materials that have broadened consumer appeal.

  The Company believes that helmet usage in international markets is substantially less than in the United States. However, the Company believes that the current international helmet market appears to exhibit characteristics similar to the United States market in the mid-1980s, such as low market penetration, a developing infant and youth helmet market in certain regions, the beginnings of a trend toward helmet usage by professional bicyclists and increasing availability of bicycle helmets in several distribution channels.

PRODUCT LIABILITY

  The philosophy of the Company is to defend vigorously all product liability claims. Although the Company intends to continue to defend itself aggressively against all claims asserted against it, current pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to the self insurance retention amounts in the Company's product insurance coverage, the assertion against the Company of a large number of claims could have a material adverse effect on the Company. In addition, the successful assertion against the Company of any, or a series of large, uninsured claims, or of one or a series of claims exceeding insurance coverage, could have a material adverse effect on the Company.

  Due to certain deductibles, self-insured retention levels and aggregate coverage amounts applicable under the Company's insurance policies, the Company may bear responsibility for a significant portion, if not all, of the defense costs (which include attorney's fees, settlement costs and the cost of satisfying judgments) of any claim asserted against the Company or its subsidiaries. There can be no assurance that the insurance coverage, if available, will be sufficient to cover one or more large claims or that the applicable insurer will be solvent at the time of any covered loss. Further, there can be no assurance that the Company will obtain insurance coverage at acceptable levels and costs in the future.

  The Company's current product liability insurance for bicycling and auto racing products covers claims based on occurrences within the policy period up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence for bicycle and auto racing helmets and in excess of the Company's self-insured retention of $250,000 for other bicycle-related products.

  Insurance coverage for products manufactured by Giro, prior to the acquisition by the Company in January 1996, include self-insured retentions of $0.5 million per occurrence and $1.5 million in the aggregate for all product claims, with $55.0 million coverage in excess of the self-insured retention levels. The Company maintains an active role in the management of all Giro related litigation. Giro claims served after December 31, 1996 are insured under the same coverage provided to the Company.

  From 1954 to 1991, the Company manufactured, marketed and sold motorcycle helmets. The Company sold its motorcycle helmet manufacturing business in June 1991. Even though the purchaser assumed all responsibility for product liability claims arising out of helmets manufactured prior to the date of the disposition, the Company has paid certain costs associated with the defense of such claims. If the purchaser is for any reason unable to pay the judgment, settlement amount or defense costs arising out of any claim, the Company could be held responsible for the payment of such amounts or costs. The Company believes that the purchaser does not currently have the financial resources to pay any significant judgment, settlement amount or defense costs arising out of any claims. The Company has licensed the Bell trademark to the purchaser for use on motorcycle helmets. The Company believes that, by virtue of its status as licensor and the fact that such motorcycle helmets carry the Bell name, it is possible that the Company could be named as a defendant in actions involving liability for the motorcycle helmets manufactured by the purchaser of the Company's motorcycle helmet business. In fiscal 1998, the Company secured insurance coverage for certain liabilities associated with its motorcycle helmets manufactured or licensed prior to June 1991.

  In fiscal 1998, the Company secured a ten-year policy from AIG and Chubb for insurance coverage for motorcycle helmets manufactured or licensed prior to June 1991. The policy covers up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence, excluding all previous payments made on existing claims, in excess of $2.0 million in the aggregate for known claims or $4.0 million in the aggregate for incurred but not reported claims and new occurrences. The policy covers all claims except the February 1996 and February 1998 judgments against the Company.

PROPERTIES

  The following table sets forth a brief description of the properties of the Company and its subsidiaries:

          LOCATION                          GENERAL DESCRIPTION
          --------                          -------------------
 San Jose, CA.............. Corporate headquarters and sales, marketing, administration, research and development facility
                            of approximately 63,600 square feet
 Rantoul, IL (1)........... Administration, manufacturing, and distribution facility of approximately 294,600 square feet on 34
                            acres
 Santa Cruz, CA............ Giro sales, marketing, administration, manufacturing, distribution and research and
                            development facility of approximately 41,300 square
                            feet
 Scottsdale, AZ............ Administration offices of approximately 1,600 square feet
 York, PA (2).............. Distribution center of approximately 300,000 square feet
 Roche La Moliere, France.. Administrative, manufacturing and distribution facility of approximately 38,700 square feet on 2.9
                            acres
 Limerick, Ireland......... Giro sales, manufacturing and distribution facility of approximately 18,750 square feet
 Granby, Quebec............ Sales, marketing, administration and distribution facility of approximately 136,000 square feet
 Calgary, Alberta.......... Distribution facility of approximately 14,000 square feet
 Sydney, Australia......... Sales, marketing, administration and distribution facility of approximately 21,500 square feet

---------------------

  All locations are leased except for the York, Pennsylvania facility and the Roche La Moliere facility, which is held under a lease-purchase arrangement.

(1) The Company announced its intention to sell the assets of the domestic foam plant and sublease the facility in fiscal 1999. The foam plant represents approximately 27,000 square feet and is detached from the other facilities.

(2) The Company announced its intention to do a sale-leaseback transaction on the York facility in fiscal 1999.

COMPETITION

  The markets for the Company's bicycle helmets and accessories are highly competitive, and the Company faces competition from a number of sources in each of its product lines. Some competitors are part of large bicycle manufacturers and may be better able to promote bicycle helmet and accessory sales through bicycle sales programs. Competition for the Company's products are primarily based on price, quality, customer service, brand name recognition, product offerings, product features and style. Although there are no significant technological or manufacturing barriers to enter the bicycle helmet and accessory businesses, factors such as brand recognition and customer relationships may discourage new competitors from entering the business. New competitors entered the bicycle helmet market in the last several years and pricing pressures have increased as a result of such competition. There can be no assurance that additional competitors will not enter the Company's existing markets, nor can there be any assurance that the Company will be able to compete successfully against existing or new competition.

ENVIRONMENTAL MATTERS

  The Company is subject to many federal, state and local requirements relating to the protection of the environment, and the Company has made, and will continue to make, expenditures to comply with such provisions. The Company believes that its operations are in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its results of operations or financial condition. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance could increase in the future.

  In the ordinary course of its business, the Company is required to dispose of certain waste at off-site locations. During fiscal 1993, the Company became aware of an investigation by the Illinois EPA of a waste disposal site, owned by a third party, which was previously utilized by the Company. As a result of that investigation, the Illinois EPA informed the Company that certain of the Company's practices with respect to the identification, storage and disposal of hazardous waste and related reporting requirements may not have complied with the applicable law. On March 14, 1995, Illinois filed a complaint with the Pollution Control Board against the Company and the disposal site owner based on the same allegations. The complaint sought penalties not exceeding statutory maximums as well as such other relief as the Pollution Control Board deemed appropriate. The Pollution Control Board has approved a settlement between Illinois and the Company pursuant to which the Company paid $69,000 to Illinois and disposed of certain materials in a container at the waste disposal site at an authorized disposal facility. In connection with this matter, the disposal site owner filed a cross-claim against the Company that sought to have penalties assessed against the Company rather than the disposal site owner. The disposal site owner later asserted that if it is required to meet any new or enhanced closure requirements as a result of the Illinois claim against the landfill, the costs of such additional closure requirements should be imposed on the Company. On May 21, 1998, the Pollution Control Board found that the Company was not liable for any of the violations alleged by the disposal site owner, and dismissed the cross-claim.

  In an unrelated matter, the Company recently received a De Minimis Notice Letter and Settlement Offer from the USEPA under CERCLA for the OII Site in Monterey Park, California. CERCLA imposes liability for the costs of cleaning up, and certain damages resulting from, releases and threatened releases of hazardous substances. Although courts have interpreted CERCLA liability to be joint and several, where feasible, the liability typically is allocated among the responsible parties according to a volumetric or other standard. The USEPA apparently has identified the Company as a de minimis potentially responsible party based on several waste shipments the Company allegedly sent to the site in the late 1970s and in 1980. USEPA's settlement offer to the Company is in the range of $29,000 to $36,000. The settlement would cover all past and expected future costs at the OII Site, and, with limited exception, provide the Company with covenants not to sue from the United States and California, and contribution protection from private parties.

  In another unrelated matter, the Company recently received a General Notice Letter from USEPA under CERCLA for the Casmalia disposal site in Santa Barbara County, California. USEPA apparently has identified the Company as a potentially responsible party at the site. The Company has no further information at this time about the basis for USEPA's assertion. Accordingly, it is not possible at this time to evaluate the merits of the claim or to provide an estimate as to potential exposure.

EMPLOYEES

  The Company employed approximately 1,320 persons as of June 27, 1998. The Company is a party to collective bargaining agreements at two of its facilities, covering approximately 52 employees. The Company's collective bargaining agreement with the Retail, Wholesale and Department Store Union covers employees at the Company's York, Pennsylvania facility and expires in December 2000. The Company's collective bargaining agreement with the Service Employees International Union covers employees at the Company's Fairfield, California facility and expires in December 1999.

LEGAL PROCEEDINGS

  Product Liability. Due to the nature of the business of the Company, at any particular time the Company may be a defendant in a number of product liability lawsuits for serious personal injury or death allegedly related to the Company's products and, in certain instances, products manufactured by others. Many such lawsuits against the Company seek damages, including punitive damages, in substantial amounts.

  During each of the last five fiscal years the Company has been served with complaints in the following number of cases: 11 cases in fiscal 1994, five cases in fiscal 1995, 12 cases in fiscal 1996, 15 cases in fiscal 1997 and 14 cases in fiscal 1998. Of the 14 cases served in fiscal 1998, which includes Giro and AMRE lawsuits, six involve bicycles, one involves bicycle accessories and seven involve bicycle helmets. As of December 2, 1998, the Company has been served with six complaints during fiscal 1999, of which none involve bicycles, three involve bicycle accessories, one involves a bicycle helmet and two involve motorcycle helmets. Of the 20 cases from fiscal 1998 and fiscal 1999 combined, four cases involve a claim relating to death, five cases involve claims relating to serious, permanently disabling injuries and 11 cases involve less serious injuries such as broken bones or lacerations. Typical product liability claims include allegations of failure to warn, breach of express and implied warranties, design defects and defects in the manufacturing process.

  As of December 2, 1998, there were 40 lawsuits pending relating to injuries allegedly suffered from products made or sold by the Company. Of the 40 lawsuits, 12 involve motorcycle helmets, 12 involve bicycle helmets, one involves an auto racing helmet, two involve bicycle pedals, 10 involve bicycles and three involve bicycle accessories. None of the 40 product liability lawsuits pending against the Company as of December 2, 1998 are scheduled for trial prior to December 31, 1998.

  In February 1996, a Toronto, Canada jury returned a verdict against the Company based on injuries arising out of a 1986 motorcycle accident. The jury found that the Company was 25% responsible for the injuries with the remaining 75% of the fault assigned to the plaintiff and the other defendant. If the judgment is upheld, the amount of the claim for which the Company would be responsible and the legal fees and tax implications associated therewith are estimated to be between $3.0 and $4.0 million (based on current exchange rates). This claim arose during a period in which the Company was self-insured. The Company has filed an appeal of the Canadian verdict.

  In February 1998, a Wilkes-Barre, Pennsylvania jury returned a verdict against the Company relating to injuries sustained in a 1993 motorcycle accident. The judgment totaled $6.8 million, excluding any interest, fees or costs which may be assessed. This claim arose during a period in which the Company was self-insured. The Company filed post-trial motions to set aside the jury's verdict which were denied. The Company is in the process of appealing the judgment.

  In June 1998, a Wilmington, Delaware jury returned a verdict against the Company relating to injuries sustained in a 1991 off-road motorcycle accident. The judgment totaled $1.8 million, excluding any interest, fees or costs which may be assessed. The claim is covered by insurance; however, the Company is responsible for a $1.0 million self-insured retention. The Company has filed post-trial motions to set aside the jury's verdict and to appeal any judgment against the Company that might be entered in the action.

  Based on management's extensive consultations with legal counsel prosecuting the appeals and the Company's experience in pursuing reversals and settlements after the entry of judgments against the Company, management currently believes that the ultimate outcome of the pending judgments will not have a material adverse affect on the financial condition of the Company. Accordingly, the Company has only established reserves for estimated costs for the defense of these and other known claims. The Company believes that after giving effect to the Transactions, it will have adequate cash balances and sources of capital available to satisfy such pending judgments. However, there can be no assurance that the Company will be successful in appealing or pursuing settlements of these judgments or that the ultimate outcome of the judgments will not have a material adverse effect on the liquidity or financial condition of the Company.

  Certain Stockholder Litigation. Following the announcement of the Merger Agreement, three purported class action lawsuits were filed in Delaware Chancery Court seeking preliminary and permanent injunctive relief against the consummation of the Merger or, alternatively, the recovery of damages in the event the Merger is consummated. The complaints, which were filed by Jeffrey Kaplan, Jerry Krim and Cyrus Schwartz, purported stockholders of Holdings, name Holdings, HB Acquisition, Chase Capital Partners, CBCI and Holdings' current directors as defendants. To the knowledge of Holdings, none of the complaints has been served. The complaints allege, among other things, that the Merger is unfair to Holdings' public stockholders and that certain defendants who are expected to exchange a portion of their shares of Common Stock, options to purchase shares of Common Stock or other Common Stock-based awards held by them for shares of common stock of HB Acquisition in connection with the Merger have a conflict of interest which has caused them, and Holdings' directors, to breach their fiduciary duties to Holdings' stockholders. The lawsuit filed by Jeffrey Kaplan was subsequently withdrawn, without prejudice to refile. Holdings believes that the allegations contained in the complaints are without merit and intends to vigorously defend each action.

                                  MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age as of October 5, 1998 and position of each person who serves as a director or executive officer of
Holdings:

           NAME            AGE                      TITLE
           ----            ---                      -----
Terry G. Lee..............  49 Chairman
Mary J. George............  47 Chief Executive Officer, President, and Director
Robert E. Collins.........  52 Chief Financial Officer
William L. Bracy..........  57 U.S. Group President
William M. Barnum, Jr. ...  44 Director
Kim G. Davis..............  44 Director
John F. Hetterick.........  52 Director
Edward L. McCall..........  31 Director
Tim R. Palmer.............  41 Director
John M. Sullivan..........  62 Director

  Each director serves a term expiring at the next annual meeting of stockholders or until his successor shall have been elected and qualified. Executive officers of Holdings are elected annually and serve until their earlier resignation or removal.

  Terry G. Lee serves as the Chairman of Holdings. Prior to the consummation of the Merger, Mr. Lee also served as the Chief Executive Officer of Holdings. Mr. Lee joined Bell Helmets, Inc. (a predecessor of Holdings, "Bell Helmets") as Director and the President and Chief Operating Officer in 1984, and became Chief Executive Officer in 1986 and Chairman in 1989. Mr. Lee served as President of Holdings from 1984 until the consummation of the AMRE Merger in 1995. He was also a stockholder and consultant to Echelon Sports Corporation (a predecessor of Holdings) prior to its acquisition by Holdings in 1989. Prior to joining Bell Helmets, Mr. Lee spent 14 years with Wilson Sporting Goods where his last position was Senior Vice President--Sales and Distribution.

  Mary J. George continues to serve as President and became Chief Executive Officer and a Director of Holdings upon consummation of the Merger. Ms. George joined Holdings in October 1994 as the Senior Vice President of Marketing and Strategic Planning, became President--Specialty Retail Division in July 1995, became President--North America in December 1995, and became President and Chief Operating Officer in April 1997. Prior to joining Holdings, Ms. George served as President of Denar Corporation from January 1993 to August 1994 and as President of the WestPointe Group from January 1991 to December 1992.

  Robert E. Collins has served as the Chief Financial Officer of Holdings since October 1998. From December 1995 until June 1998, Mr. Collins was Vice President and Chief Financial Officer of Zilog, Inc., a semi-conductor manufacturer and designer. Prior to his employment at Zilog, Mr. Collins served as Senior Vice President and Chief Financial Officer of Chem Trak, Inc. from December 1993 to December 1995. From October 1979 until August 1993, Mr. Collins held various management positions, including the positions of Vice President and Treasurer, with Syntex Corporation.

  William L. Bracy joined Holdings in January 1998 as U.S. Group President. Prior to joining Holdings, Mr. Bracy served as Executive Vice President of Mattel Europa and as a President of Mattel Games, both divisions of Mattel, Inc., from September 1995 to December 1997. From August 1990 to September 1995, Mr. Bracy served as President for Lenox Brands and Lenox China & Crystal, both divisions of Lenox, Inc.

  William M. Barnum, Jr. became a director of Holdings upon consummation of the Merger. Mr. Barnum joined Brentwood in 1984 and is presently a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. Barnum is a director of Rental Service Corporation, Classroom Connect Holdings, Inc., Aspen Marketing Group, Inc., WorldPoint Logistics, Inc. and Quiksilver Corporation.

  Kim G. Davis became a director of Holdings upon consummation of the Merger. Mr. Davis is a Managing Director and co-founder of Charlesbank, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1998. Charlesbank is the investment advisor to Charlesbank Equity Fund IV, Limited Partnership. From 1995 to 1998, Mr. Davis was a private investor, and from 1988 to 1994, he was a General Partner of Kohlberg & Co. He is a director of Westinghouse Air Brake Company.

  John F. Hetterick became a director of Holdings upon consummation of the Merger. Since 1997, Mr. Hetterick has been an independent consultant in the consumer products industry. From 1992 to 1997, Mr. Hetterick was President and Chief Executive Officer of Rollerblade, Inc., a manufacturer of in-line skates. Mr. Hetterick also served as President of Tonka International, a division of Tonka Corporation, a toy manufacturer, from 1989 to 1991, and Vice President of Marketing of Pepsi-Cola International, a manufacturer and distributor of soft drinks, from 1986 to 1989.

  Edward L. McCall became a director of Holdings upon consummation of the Merger. Mr. McCall joined Brentwood in 1993 and is presently a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. McCall currently is a director of Classroom Connect Holdings, Inc.

  Tim R. Palmer became a director of Holdings upon consummation of the Merger. Mr. Palmer is a Managing Director and co-founder of Charlesbank, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1990. Charlesbank is the investment advisor to Charlesbank Equity Fund IV, Limited Partnership. He is a director of The WMF Group, Ltd.

  John M. Sullivan became a director of Holdings upon consummation of the Merger. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. He is presently Chairman of the Board of Directors of Silver Cinemas International, Inc. and a director of The Scotts Company and Rental Service Corporation.

                      EXECUTIVE OFFICER COMPENSATION

                        SUMMARY COMPENSATION TABLE

  The table below summarizes the annual and long-term compensation paid to each of the Company's Chief Executive Officer, the three next most highly compensated executive officers and one former executive officer (the "Named Executive Officers") for all services rendered to the Company during its last three fiscal years, in accordance with the Commission rules relating to disclosure of executive compensation.

                                                                           LONG-TERM
                                     ANNUAL COMPENSATION              COMPENSATION AWARDS
                          ----------------------------------------- -----------------------
                                                                     RESTRICTED  SECURITIES ALL OTHER
        NAME AND          FISCAL                     OTHER ANNUAL      STOCK     UNDERLYING  COMPEN-
   PRINCIPAL POSITION      YEAR   SALARY   BONUS   COMPENSATION (1) AWARDS($)(2)  OPTIONS   SATION(3)
   ------------------     ------  ------   -----   ---------------- ------------ ---------- ---------
Terry G. Lee (4)           1998  $410,962 $152,750                    $200,000               $5,773
Chairman                   1997   392,885                               50,000    209,363     5,155
                           1996   375,027                                         100,000     2,124
Harry H. Manko             1998   255,810                                                     9,493
Vice Chairman (5)          1997   251,967                                                     8,480
                           1996   352,296              $684,200                    35,000     3,644
Mary J. George (6)         1998   298,209  265,000                     700,000                5,411
President and Chief        1997   239,962                               50,000    148,500     3,193
Executive Officer          1996   207,069               167,726                   125,000     1,626
Howard A. Kosick           1998   205,089  100,000                      50,000                5,470
U.S. Group President       1997   195,039                               50,000    111,855     4,581
                           1996   165,016                                          50,000     4,181
Linda Bounds               1998   161,847  100,800      119,012         50,000     20,000     4,579
Chief Financial Officer,   1997   120,539   12,000                                 30,000     2,255
Senior Vice President,     1996
Secretary and Treasurer

-------------------

(1) The Fiscal 1998 amount includes, in part, relocation reimbursements paid by the Company to Ms. Bounds of $104,042. The Fiscal 1996 amount includes, in part, relocation reimbursements paid by the Company to Ms. George of $163,326.

(2) Fiscal 1998 awards consist solely of restricted phantom stock units. Phantom stock units were granted as of August 28, 1997 to the Named Executive Officers as follows: Mr. Lee 21,763 units, Ms. George
     10,881 units, Mr. Kosick 5,441 units and Ms. Bounds 5,441 units. Such phantom stock unit awards fully vested upon consummation of the Merger. In addition, in accordance with the terms of her employment agreement with the Company, 32,324 and 30,769 phantom stock units were granted to Ms. George on August 23, 1997 and September 12, 1997, respectively. Such additional phantom stock units fully vested upon consummation of the Merger. During Fiscal 1997, each of Mr. Lee, Ms. George and Mr. Kosick were awarded 7,082 shares of restricted stock. Each restricted stock award fully vested upon consummation of the Merger. At the end of Fiscal 1998, Mr. Lee held 21,763 phantom stock units and 4,721 shares of restricted stock with an aggregate value of $248,506, Ms. George held 73,974 phantom stock units and 4,721 shares of restricted stock with an aggregate value of $738,156 and Ms. Bounds held 5,441 phantom stock units with an aggregate value of $51,027. In connection with his termination of employment with the Company, the Company agreed that Mr. Kosick's restricted stock and phantom stock units would vest. The holder of a Company phantom stock unit is entitled to be paid in full therefor when such phantom stock unit vests. Mr. Kosick received a payment of $50,705 in connection with the vesting of his phantom stock units.

(3) The Fiscal 1998 amounts include the following annual Company contributions to the Bell Sports Corp. Employees' Retirement and 401(k) Plan: Mr. Lee $5,077, Mr. Manko $4,807, Ms. George $4,715, Mr. Kosick $5,062, and Ms.
    Bounds $4,387. The Fiscal 1998 amounts also include the following life insurance premiums paid by the Company: Mr. Lee $696, Mr. Manko $4,686, Ms. George $696, Mr. Kosick $408 and Ms. Bounds $192.

(4) Prior to consummation of the Merger, Mr. Lee was the Chairman and Chief Executive Officer of Holdings. Upon consummation of the Merger, Mr. Lee became Chairman of the Issuer and Holdings.

(5) Mr. Manko became an employee of the Company on July 3, 1995, upon consummation of the AMRE Merger. Pursuant to a prior employment agreement with AMRE, the Company paid Mr. Manko $684,200 in lieu of annual bonuses through June 30, 1996 and all future installments of the signing bonus.

(6) Prior to consummation of the Merger, Ms. George was the President and Chief Operating Officer of Holdings. Upon consummation of the Merger, Ms. George became President and Chief Executive Officer of the Issuer and Holdings.

OPTION GRANTS IN LAST FISCAL YEAR

  The table below provides information relating to grants of stock options by the Company during Fiscal 1998 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.

                                                                            POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                        AT ASSUMED ANNUAL RATES OF
                           SECURITIES   STOCK OPTIONS                      STOCK PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO                         TEN-YEAR OPTION TERM (2)
                            OPTIONS       EMPLOYEES    EXERCISE EXPIRATION ----------------------------
NAME                     GRANTED (#)(1) IN FISCAL YEAR  PRICE      DATE         5%            10%
----                     -------------- -------------- -------- ---------- ------------- --------------
Linda K. Bounds.........     20,000           9%         9.19    08/28/07        115,591        292,930
Increase in market value of Common Stock for all stockholders at assumed annual rates of stock price appreciation over 10-year period above. (3).. $82.3 million $208.6 million

-------------------

(1) These awards were made pursuant to the 1992 Plan. Under this plan, the exercise price per share must not be less than 100% of the fair market value of one share of Common Stock on the date of grant of option. The options vest ratably in one-third increments over a three-year period and may not be exercised ten years after the date of grant. In the event of a change in control, the Board of Directors may accelerate the vesting of these options.

(2) The gains shown in these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future stock price performance.

(3) These amounts represent the increase in the market value of outstanding shares of Common Stock (approximately 13.9 million) as of June 27, 1998 that would result from the same stock price assumptions used to show the Potential Realizable Values for the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The table below provides certain information relating to the stock options held by each of the Named Executive Officers at the end of Fiscal 1998. No stock options were exercised by the Named Executive Officers during Fiscal 1998.

                                                       VALUE OF UNEXERCISED IN-
                                                       THE-MONEY OPTIONS AT FY-
                               NUMBER OF SECURITIES               END
                              UNDERLYING UNEXERCISED    (BASED UPON $9.313 PER
                                 OPTIONS AT FY-END              SHARE)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Terry G. Lee................   224,983            0     $491,166      $     0
Harry Manko.................    63,744       11,666      310,890            0
Mary George.................    99,500       49,000      224,011       10,584
Linda Bounds................    33,125       20,000       74,700        4,320

DIRECTOR COMPENSATION

  In Fiscal 1998, each non-employee director received 2,212 options at $4.52 per share in lieu of a cash retainer fee and 2,000 options at $9.03 per share for continuing service on the Board.

  In Fiscal 1998, Phillip D. Matthews, a director of the Company prior to consummation of the Merger, received aggregate compensation of $45,600 for consulting services provided to the Company.

EMPLOYMENT AGREEMENTS

  The Company had an employment agreement with Mr. Lee which provided for him to serve as Chairman of the Board and Chief Executive Officer of the Company and which, as described below, was replaced following consummation of the Merger. The employment agreement was for a term expiring on June 30, 1999 unless terminated earlier in the event of the employee's death or disability, termination by the Company with or without cause (as defined in the agreement) or termination by the employee with or without good reason (as defined in the agreement), with automatic renewals for successive one-year periods after the initial term thereof unless either the Company or Mr. Lee terminated such renewal provision at least one year prior to any such renewal. The agreement provided for an initial annual base salary of $375,000, annual salary increases and annual cash bonuses based on actual operating income as compared to projected operating income targets approved by the Board of Directors, up to a maximum annual bonus of 125% of Mr. Lee's then existing base salary. Under the employment agreement, Mr. Lee was entitled to participate in the Company's benefit plans and programs and to reimbursement for any deductibles and co-payments related to medical expenses. In the event of a change in control of the Company during the two year period ending June 30, 1999, the terms of the employment agreement were automatically to be extended for a two-year period following such change in control. Under the employment agreement, in the event of early termination of employment by the Company without cause or by Mr. Lee for good reason, the Company was to continue to pay Mr. Lee his base salary, bonus and all other benefits payable for two years or until the end of the term of the employment agreement, whichever was longer. In the event of early termination of employment due to the disability of Mr. Lee, the Company was to continue to pay Mr. Lee his base salary until the end of the term of the agreement, less all payments under any disability plan covering Mr. Lee. In the event of early termination of employment due to the death of Mr. Lee, the Company was to pay Mr. Lee's executor or administrator four months of base salary and bonus. In the event that the Company terminated the automatic renewal provision, the Company was to continue to pay Mr. Lee his base salary, bonus and all other benefits otherwise payable for six months following the expiration of the term of the employment agreement. The agreement provided for a noncompetition period following termination of employment prior to a change in control of the Company which was to extend for two years or the period of salary continuation payments, whichever was longer.

  The Company entered into a noncompetition agreement with Mr. Lee which was replaced following consummation of the Merger and which provided that if Mr. Lee's employment with the Company was terminated upon certain circumstances and subject to certain limitations, Mr. Lee would not compete against the Company for a two-year period after a change in control of the Company (as defined in the noncompetition agreement) in any place in which the Company has engaged in such business during the term of Mr. Lee's employment. In consideration of the foregoing, Mr. Lee was be entitled to receive from the Company, within 5 days following the date of the commencement of such two-year period, a lump-sum cash amount equal to (i) three times Mr. Lee's highest annual base salary in effect during the 12-month period prior to the date of termination of Mr. Lee's employment, plus (ii) three times Mr. Lee's average annual bonus paid or payable, including by reason of deferral, from the Company over the five fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs. See "Related Party Transactions--Transactions with Management."

  The Company has an employment agreement with Mr. Manko, which provides that Mr. Manko will serve as Vice Chairman of the Board of Directors of the Company and as Chairman of AMRE and of the specialty retail division of the Company. The employment agreement is for a term ending on December 31, 1998, unless terminated earlier for any reason which is the same as those provided in the employment agreement with Mr. Lee. The employment agreement provides for an annual base salary of $250,000 through June 28, 1996 and thereafter, annual salary increases, and annual cash bonuses for fiscal years ending on or after June 30, 1997 based on actual operating income as compared to projected operating income targets approved by the Board of Directors, up to a maximum annual bonus of 125% of his then existing base salary. Under the employment agreement, Mr. Manko is entitled to participate in the Company's benefit plans and programs. The employment agreement provides that in the event of early termination of employment by the Company without cause (as defined in the agreement) or by Mr. Manko for good reason (as defined in the agreement), the Company will continue to pay Mr. Manko his base salary and all other benefits otherwise payable until the end of the term of the employment agreement, and if such termination occurs following a change in control of the Company, Mr. Manko will be entitled to receive a lump sum amount equal to the present value of such payments. In the event of early termination of employment due to the disability or death of Mr. Manko, the Company will continue to pay Mr. Manko, or his executor or administrator in the event of his death, his base salary, bonus and all other benefits otherwise payable for a period of four months following such termination of employment. Mr. Manko's employment agreement also provides for a noncompetition period following termination of employment which would extend for two years or the period of salary continuation payments, whichever is longer.

  The Company had an employment agreement with Ms. George which was amended and restated upon consummation of the Merger and which provided that she would serve as President and Chief Operating Officer of the Company. The employment agreement was for a term ending on February 15, 2000 unless terminated earlier in the event of Ms. George's death or disability, termination by the Company with or without cause (as defined in the agreement) or termination by Ms. George. The agreement provided for an annual base salary of $300,000, subject to annual increases in the discretion of the Company, annual cash bonuses in accordance with the Company's management incentive program and grants of restricted phantom stock units if the Common Stock trades at specified prices, the number of such Units to be based upon a multiple of one or two times the amount of Ms. George's base salary divided by the market price of the Common Stock. Such restricted phantom stock units were to vest upon the earlier of the termination of Ms. George's employment or a Change in Control of the Company (as defined in the agreement), provided that unvested restricted phantom stock units were to be forfeited if Ms. George's employment was terminated by the Company for cause or voluntarily by Ms. George. Under the agreement, Ms. George was entitled to participate in the Company's benefit plans and programs, reimbursement for any deductibles and co-payments related to medical expenses and reimbursement of automobile expenses and her expenses for commuting to San Jose. In the event of early termination of Ms. George's employment by the Company without cause or voluntarily by Ms. George, the Company was to continue to pay Ms. George her base salary and all other benefits, excluding bonus, for 18 months and, in the case of termination of her employment by the Company without cause, Ms. George's restricted phantom stock units were to vest and her unexercisable stock options were to become exercisable. See "Related Party Transactions--Transactions with Management."

  In connection with the relocation of the Company's corporate offices to San Jose, California during 1997, Mr. Kosick and the Company agreed that Mr. Kosick would serve as U.S. Group President of the Company and that the Company would reimburse Mr. Kosick for his commuting expenses and his living expenses in San Jose. Mr. Kosick and the Company also agreed that, due to such relocation, Mr. Kosick could elect to terminate his employment with the Company and that such termination would constitute a "termination of his employment for good reason" within the meaning of his employment agreement with the Company. Mr. Kosick subsequently determined to terminate his employment with the Company for that reason. In accordance of the terms of his employment agreement, Mr. Kosick became entitled to receive his base salary, bonus and all other benefits payable for a two year period following the termination of his employment with the Company. The Company and Mr. Kosick agreed that his Company stock options would become exercisable in full and remain exercisable during such two year period and for 90 days thereafter. In addition, the Company agreed that his unvested restricted stock and phantom stock units would become fully vested. Mr. Kosick agreed that a bonus payment of $100,000 made to him on December 5, 1997 would be in lieu of any further bonus payments to which he would have been entitled pursuant to his employment agreement.

  The Company had an employment agreement with Ms. Bounds which provided that she was to serve as the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Holdings and the Company. The employment agreement was for a term ending on March 31, 2000 unless terminated earlier in the event of Ms. Bounds' death or disability, termination by the Company with or without cause (as defined in the agreement) or by Ms. Bounds. The agreement provided for an annual base salary of $160,000, subject to annual increases in the discretion of the Company, annual bonuses in accordance with the Company's management incentive program, with Ms. Bounds participating in such program at a level which would result in a performance bonus equal to 50% of her base salary if the target level of performance were achieved. Ms. Bounds was entitled to a cash automobile allowance in the amount of $400 per month. In the event of an early termination of the employment agreement by the Company without cause or by Ms. Bounds for good reason (as defined in the agreement), the Company was to continue to pay Ms. Bounds her base salary and all other benefits, excluding bonus, for 18 months and her coverage under the medical, dental, life and long-term disability insurance policies maintained by the Company was to remain in effect during such period and all of her Company stock options will become exercisable in full. The Company and Ms. Bounds agreed that her employment with the Company terminated on November 13, 1998, and that she is entitled to the benefits described in the immediately preceding sentence. The agreement provides for an employee noncompetition/nonsolicitation period continuing until two years after the termination of Ms. Bounds' employment thereunder.

  The Company entered into a severance agreement with Mr. Lee which was replaced following consummation of the Merger and which provided that if Mr. Lee's employment with the Company was terminated upon certain circumstances (a "Qualifying Termination") during the two-year period after a change in control (as defined in the agreement), Mr. Lee was to receive a severance payment and certain insurance benefits. A Qualifying Termination included a termination of employment with the Company, except for cause, death or disability, or by Mr. Lee during such two-year period for good reason (as defined in the agreement) or for any reason during the 30-day period commencing ninety days after the change in control. The severance payments and other benefits to be provided to Mr. Lee upon a Qualifying Termination were to determined in accordance with his severance agreement and not his employment agreement.

  Upon a Qualifying Termination, Mr. Lee was entitled to receive any earned unpaid base salary, deferred compensation and accrued vacation pay and the value of any unvested employer contributions for his benefit under the Company's 401(k) Plan. For the one-year period commencing with the Qualifying Termination, Mr. Lee was entitled to cause the Company to repurchase certain shares of Common Stock owned by him in the same manner as provided in his employment agreement. Mr. Lee was also entitled to receive certain insurance benefits for the three-year period commencing with the date of the termination.

  If it was determined that payments made to Mr. Lee under his severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and it was determined that the payments made to Mr. Lee after imposition of such excise tax would be less than the amount he would receive if he received the maximum amount that could be paid to him without the imposition of such excise tax, then the amount paid under his severance agreement was to be reduced so that the payments made to him will be one dollar less than the amount that would require payment of such excise tax. See "Related Party Transactions-- Transactions with Management."

  In the case of a merger, consolidation, dissolution or liquidation of the Company, or in any other case in which the Management Stock Incentive Committee determines that it is in the Company's best interest, the Management Stock Incentive Committee may accelerate the exercisability of any outstanding stock options issued under the 1991 Plan, the 1992 Plan or the 1996 Plan. Each option to purchase Common Stock previously issued by the Company that was outstanding immediately prior to the consummation of the Merger (other than options subject to the George Equity Agreement) became fully vested and exercisable immediately prior to the consummation of the Merger. The holder of any such option was entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of the per share Merger Consideration over the applicable per share exercise price.

                          RELATED PARTY TRANSACTIONS
RELATIONSHIP WITH INVESTORS

  Pursuant to a Corporate Development and Administrative Services Agreement entered into in connection with the closing of the Merger (the "Development Agreement") among Brentwood Private Equity, L.L.C. ("BPE"), an affiliate of Brentwood, Charlesbank (together with BPE, the "Advisors"), the Issuer and Holdings, as amended from time to time (the "Services Agreement"), the Advisors have agreed to assist in the corporate development activities of the Company by providing services to the Company, including (i) assistance in analyzing, structuring and negotiating the terms of investments and acquisitions, (ii) researching, identifying, contacting, meeting and negotiating with prospective sources of debt and equity financing, (iii) preparing, coordinating and conducting presentations to prospective sources of debt and equity financing, (iv) assistance in structuring and establishing the terms of debt and equity financing and (v) assistance and advice in connection with the preparation of the Company's financial and operating plans. Pursuant to the Services Agreement, the Advisors are entitled to receive: (i) upon the occurrence of certain events, monitoring fees equal to 1% of the aggregate amount of investment in the Company by the Investors; (ii) aggregate financial advisory fees equal to 1.5% of the acquisition cost of the Company's completed acquisitions, as described above; and (iii) reimbursement of their reasonable fees and expenses incurred from time to time (a) in performing the services rendered thereunder and (b) in connection with any investment in, financing of, or sale, distribution or transfer of any interest in the Company by the Advisors or any person or entity associated with the Advisors. Upon the closing of the Transactions, the Investors, together, were paid a fee of approximately $3.0 million, in the aggregate, and reimbursed for out of pocket expenses in connection with the negotiation of the Transactions and for providing certain financial advisory and investment banking services to the Issuer and Holdings including the arrangement and negotiation of the Senior Secured Credit Facility, the arrangement and negotiation of the Notes and for other management consulting services.

  For a description of the terms of the initial investment in the Company by Charlesbank, Brentwood and CBCI, see "The Transactions."

STOCKHOLDERS AGREEMENT

  In connection with the Merger, Holdings entered into a stockholders agreement with its stockholders which provides for, among other things, (i) certain restrictions and rights related to the transfer, sale or purchase of Holdings Common Stock and Holdings Preferred Stock, (ii) certain rights relating to the election of the Board of Directors of Holdings and (iii) certain registration rights relating to Holdings Class A Common Stock.

TRANSACTIONS WITH MANAGEMENT

  In connection with the Merger Agreement, Mr. Lee entered into an employment agreement (the "Lee Employment Agreement") which replaced his existing employment, severance and noncompetition agreements with the Issuer and Holdings. The Lee Employment Agreement has a term of two years and provides for Mr. Lee to serve as the Chairman of the Board of the Issuer and Holdings on a full-time basis for six months beginning at the Effective Time and on a part-time basis thereafter. Mr. Lee's base salary will be $415,000 per annum during his full-time employment and $207,500 per annum during his part-time employment. Under the Lee Employment Agreement, Holdings paid Mr. Lee a one-time cash bonus equal to $860,800 at the Effective Time. Mr. Lee will also be eligible for an annual performance bonus if certain pre-established net income criteria are met by Holdings.

  In the event Mr. Lee's employment is terminated by Holdings for any reason other than cause or by Mr. Lee for good reason, the Lee Employment Agreement provides for the payment of Mr. Lee's base salary and any prorated bonus up to the date of termination and the continued payment of his base salary, bonus and all other benefits which would otherwise have been payable for the remainder of the term of the agreement. Additionally, in such event, any options to purchase securities of Holdings granted to Mr. Lee after the Effective Time will vest and become immediately exercisable. The Lee Employment Agreement also contains a noncompetition and non-solicitation agreement for five years following the Effective Time in consideration for which Mr. Lee will be paid a total of $1.5 million in three equal annual installments, commencing at the Effective Time.

  In connection with the Merger Agreement, Ms. George entered into an employment agreement (the "George Employment Agreement") which became effective at the Effective Time and which replaced her existing employment agreement with the Issuer and Holdings. The George Employment Agreement has a term of five years and provides for Ms. George to serve as the President and Chief Executive Officer of the Issuer and Holdings. Ms. George's base salary will be $350,000 per annum and may be increased annually by the Board. Ms. George will also be eligible for an annual performance bonus in accordance with Holdings' management incentive program. The George Employment Agreement provides for such management incentive program to be amended for fiscal 1999 to include an additional measure for determining Ms. George's performance bonus based on Holdings' return on assets. In addition, the George Employment Agreement provides that, at the Effective Time, Holdings will grant stock options to Ms. George to purchase 4% of Holdings Stock on a fully diluted basis. Fifty percent of such stock options will vest and become exercisable in equal annual installments over a five-year period beginning on the date that is one year after the Effective Time. The remaining 50% percent of the stock options will vest and become exercisable over such five-year period according to annual performance criteria established by the Compensation Committee of the Board. The terms and conditions of the awards to be received by Ms. George are subject to change, as an equity-based management incentive program, expected to be implemented by the Company, is developed.

  In the event Ms. George's employment is terminated by Holdings for reason other than cause or by Ms. George for any reason, the George Employment Agreement provides for the payment of Ms. George's base salary and any prorated bonus up to the date of termination and the continued payment of Ms. George's base salary and other benefits, excluding bonus, for a period of 18 months following the date of termination. If Ms. George's employment is terminated by Holdings for reason other than cause or by Ms. George for good reason, certain of Ms. George's stock options will vest and become immediately exercisable. In addition, upon termination of Ms. George's employment prior to an initial public offering of Holding's equity securities, Holdings or its designee will have the right to purchase and Ms. George will have the obligation to sell any equity interests in Holdings held by Ms. George and exercisable at the time of termination at the fair market value of such equity interests. Similarly, in the event of such a termination of her employment, Ms. George will have the right to sell and Holdings or its designee will have the obligation to purchase all or any portion of any equity interests in Holdings held by Ms. George and exercisable at the time of termination at the fair market value of such equity interests. The George Employment Agreement also contains a customary provision providing for the non-disclosure of confidential information and a noncompetition and non-solicitation agreement for two years following the end of Ms. George's employment by Holdings.

  Ms. George has also entered into an equity agreement pursuant to which she exchanged a portion of her options to purchase Common Stock for options to purchase capital stock of Holdings. Each share of Common Stock subject to an option held by Ms. George that was exchanged was, for purposes of such exchange, valued at the Per Share Merger Consideration (exclusive of indemnification rights limited to an amount necessary to avoid adverse tax consequences to Ms. George arising from such exchange).

  During fiscal 1998, in connection with the relocation of Mr. Bracy's primary residence, the Company made a non-interest bearing secured loan of $150,000, which remains outstanding as of September 28, 1998. The loan is due upon the earlier of (i) termination of employment, (ii) dissolution or liquidation of the Issuer, or (iii) April 8, 2001. Half of any bonus award earned by Mr. Bracy will be applied to reduce the outstanding balance of such loan.

  In July 1997, the Company sold SportRack to Advanced Accessory Systems Canada Inc. ("AAS"). An affiliate of CBCI is a principal stockholder of the parent company of AAS. On July 27, 1998, the Company and AAS entered into an agreement (the "AAS Agreement") pertaining to an adjustment to the purchase price of SportRack pursuant to which the Company paid AAS $2.0 million and the Company and AAS agreed to share any amounts that the Company is able to recover from insurance carriers or other third parties with respect to the amounts paid by the Company to AAS pursuant to the AAS Agreement.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of December 2, 1998 concerning beneficial ownership of Common Stock by each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, each director, each Named Executive Officer and all directors and executive officers of the Company as a group. Unless otherwise noted, the listed persons have sole voting and dispositive power with respect to the shares of Common Stock held in their names, subject to community property laws if applicable.

                                            NUMBER OF SHARES  PERCENT OF TOTAL
                                            OF COMMON STOCK     OUTSTANDING
NAME OF BENEFICIAL HOLDER                  BENEFICIALLY OWNED    SHARES(6)
-------------------------                  ------------------ ----------------
Charlesbank Capital Partners, LLC(1)......      360,437            44.07%
Brentwood Associates Buyout Fund II,
 LP(2)....................................      360,437            44.07%
CB Capital Investors, L.P.(3).............       80,097             9.79%
Mary J. George (Chief Executive Officer
 and President)(4)........................       16,921             2.07%
All Officers and Directors as a Group (1
 person)(5)...............................       16,921             2.07%

---------------------

(1) Includes shares held by Charlesbank Bell Sports Holdings, Limited Partnership and Charlesbank Coinvestment Partners, LLC. The mailing address for Charlesbank Capital Partners, LLC is 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210-2203.

(2) The mailing address for Brentwood Associates Buyout Fund II, LP is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(3) The mailing address for CB Capital Investors, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.

(4) The mailing address for Ms. George is c/o Bell Sports Corp., 6350 San Ignacio Avenue, San Jose, California 95119. Includes an option to purchase 16,921 shares of Common Stock which became exercisable in August 1998.

(5) Includes the beneficial ownership of Ms. George.

(6) Percent of Common Stock owned calculated using the beneficial owner's Common Stock owned as the numerator and the total number of shares of Common Stock outstanding on December 2, 1998 (817,892) as the denominator.

                 DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

  In order to finance a portion of the costs and expenses related to the Merger and to support the Company's operating capital requirements, at the Effective Time, the Company entered into the Senior Secured Credit Facility under which the Company may borrow a maximum aggregate amount of $60.0 million on a revolving basis, subject to borrowing base requirements. No borrowings were made under the Senior Secured Credit Facility at the Effective Time.

  The Senior Secured Credit Facility matures in 2003. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Senior Secured Credit Facility matures, but there can be no assurance that any such extension, renewal, replacement or refinancing will be successfully accomplished.

  The obligations of the Company under the Senior Secured Credit Facility are unconditionally guaranteed by Holdings and by each existing and subsequently acquired or created domestic subsidiary of the Company. In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of substantially all of the tangible and intangible assets of the Company and the guarantors, including pledges of all of the capital stock of the Issuer and each direct or indirect domestic subsidiary of the Issuer and up to 65% of the capital stock of each first-tier foreign subsidiary of the Issuer.

  At the Company's election, the interest rates per annum applicable to the loans under the Senior Secured Credit Facility are measured by reference to either (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (as defined in the Senior Secured Credit Facility) plus a borrowing margin. The borrowing margins applicable to the loans under the Senior Secured Credit Facility are 0.50% for ABR loans and 1.50% for LIBOR loans until February 17, 1999. The borrowing margins applicable to the loans under the Senior Secured Credit Facility after such date may be increased or reduced, based on the Company's leverage ratio.

  The fees with respect to the Senior Secured Credit Facility include (i) fees on the unused commitments of the lenders equal to 0.50% per annum on the undrawn portion of the commitments, subject to change based on the Company's leverage ratio; (ii) letter of credit fees on the aggregate face amount of outstanding standby letters of credit equal to the then applicable borrowing margin for LIBOR loans under the Senior Secured Credit Facility plus an issuance fee equal to the greater of $500 and 0.125% per annum for the letter of credit issuing bank; and (iii) an annual administrative fee of $50,000 for the first year and $30,000 per year thereafter.

  The Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the Indenture, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates. In addition, under the Senior Secured Credit Facility, the Company is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a minimum fixed charge coverage ratio, and a maximum leverage ratio.

  The Senior Secured Credit Facility contains customary events of default including nonpayment of principal, interest or fees, failure to meet covenants, inaccuracy of representations or warranties in any material respect, bankruptcy, cross default to certain other indebtedness, loss of lien perfection, material judgments and change of ownership or control.

                     DESCRIPTION OF HOLDINGS' INDEBTEDNESS

THE CONVERTIBLE DEBENTURES

  The following summary of the Convertible Debentures does not purport to be complete and is qualified in its entirety by reference to the indenture pursuant to which the Convertible Debentures were issued (the "Convertible Indenture"). Holdings issued approximately $86.3 million aggregate principal amount of Convertible Debentures in November 1993, all of which was outstanding prior to the Merger. Holdings was not obligated to tender for or otherwise repurchase the Convertible Debentures in connection with the Merger. Prior to the Merger, the Convertible Debentures or portions thereof were convertible at the option of the holder at any time on or prior to the close of business on the maturity date into fully paid, non-assessable shares of Common Stock, at a conversion price per share of Common Stock of $54.06 (subject to adjustment). The Convertible Debentures (i) are no longer convertible into shares of Common Stock and the anti-dilution provisions no longer apply and (ii) if converted, entitle the holder to receive cash in an amount equal to $189.60 per $1,000 principal amount of Convertible Debentures.

  The Convertible Debentures are redeemable at the option of the Company, in whole or in part, at any time after November 15, 1996, and prior to maturity, in accordance with the terms of the Convertible Debentures and the Convertible Indenture. If the Company were to redeem the Convertible Debentures in the twelve-month period commencing November 15, 1997, the redemption price to be paid would be 101.82% of the principal amount thereof, declining to 101.21% of the principal amount thereof for the twelve-month period commencing November 15, 1998, declining to 100.61% of the principal amount thereof for the twelve-month period commencing November 15, 1999 (in each case, together with accrued and unpaid interest to the redemption date).

  After consummation of the Tender Offer, approximately $23.8 million aggregate principal amount of Convertible Debentures remained outstanding. The Convertible Debentures are due in November 2000. See "The Transactions."

HOLDINGS SENIOR DISCOUNT NOTES

  Contemporaneously with the other Transactions, the Investors purchased the Holdings Senior Discount Notes, which mature on August 17, 2009 for aggregate proceeds of $15.0 million. The Holdings Senior Discount Notes are senior unsecured obligations of Holdings. The issue price of the Holdings Senior Discount Notes represents a yield to maturity of 14% (computed on a semi-annual bond equivalent basis) calculated from August 17, 1998. The Holdings Senior Discount Notes will accrete at a rate of 14%, compounded semi-annually, to an aggregate principal amount at maturity of $29.5 million by August 15, 2003. Cash interest will not accrue on the Holdings Senior Discount Notes prior to August 15, 2003. Commencing on the first interest payment date occurring after August 15, 2003, cash interest on the Holdings Senior Discount Notes will be payable at a rate of 14% per annum, semi-annually in arrears on each February 15 and August 15.

                      DESCRIPTION OF ISSUER CAPITAL STOCK

  All of the Issuer's issued and outstanding capital stock is owned by Holdings. The Issuer has no outstanding capital stock other than common stock, nor are there any outstanding options, warrants or other rights to purchase the Issuer' capital stock.

                             DESCRIPTION OF NOTES

GENERAL

  The New Notes will be issued as a separate series pursuant to the Indenture (the "Indenture") between Bell Sports, Inc. and Harris Trust and Savings Bank, as trustee (the "Trustee"). As used in this "Description of Notes" only, the Company means Bell Sports, Inc. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions increasing the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights terminate when the Exchange Offer is consummated. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are included in the Registration Statement of which this Prospectus is a part and are also available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

  The New Notes will be senior, subordinated, unsecured, general obligations of the Company. The Indenture provides, in addition to the $110.0 million aggregate principal amount of New Notes being issued in connection with the Exchange Offer, for the issuance of additional New Notes having identical terms and conditions to the New Notes offered hereby (the "Additional New Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the New Notes offered hereby and will entitle holders thereof to vote on all matters with the New Notes offered hereby. The aggregate principal amount of New Notes, Old Notes and Additional Notes will be limited to the sum of $150.0 million. The New Notes will be guaranteed on a senior subordinated basis by the Guarantors. Holdings is currently the only Guarantor. The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent transfer under applicable law. See "--Certain Bankruptcy Limitations" below.

  As of the date hereof, none of the Company's Subsidiaries are Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes, including the Additional Notes, will be limited in aggregate principal amount to $150.0 million and will mature on August 15, 2008. The Notes bear interest at 11% per annum and interest is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 1999, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, any payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of whom have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in denominations of $1,000 and integral multiples thereof. The Company may act as Paying Agent under the Indenture and may change any Paying Agent without notice to the Holders.

SUBORDINATION

  The Indebtedness evidenced by the Notes and the payment of principal of, premium, if any, and interest on the Notes, and Liquidated Damages, if any, in respect of the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations in respect of Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter issued, created, incurred, assumed or guaranteed. In addition, as set forth in "Guarantee" below, each Guarantee will be a general, unsecured obligation of the respective Guarantor, subordinated in right of payment to all Obligations in respect of Guarantor Senior Indebtedness. As of June 27, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding on a consolidated basis approximately $118.4 million of Indebtedness and $6.5 million of Senior Indebtedness, and the Company's subsidiaries would have had outstanding as of such date $10.1 million of liabilities, including trade payables, all of which would have been effectively senior in right of payment to the Notes. As of June 27, 1998, on a pro forma basis after giving effect to the Transactions, Holdings would have had approximately $21.2 million of Guarantor Senior Indebtedness.

  Upon any distribution to creditors of the Company or a Guarantor in a liquidation or dissolution of the Company or a Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or a Guarantor or its property, whether voluntary or involuntary, an assignment for the benefit of creditors or any marshalling of the Company's or any Guarantor's assets and liabilities, the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (including Post-Petition Interest, Expense and Indemnity Claims), before the Holders of Notes or any Guarantee will be entitled to receive any payment with respect to the Notes, or any Guarantee, and until all such Obligations due with respect to Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (including Post-Petition Interest, Expense and Indemnity Claims), are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes or any Guarantee would be entitled shall be made to the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (except that Holders of Notes or any Guarantee may receive (i) Junior Securities and (ii) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"). If a distribution is made to Holders that, due to the subordination provision, should not have been made to them, such Holders are required to hold such payment in trust for the holders of the Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and pay it over to them in accordance with their interest.

  Neither the Company nor any Guarantor may make any payment upon or in respect of the Notes or any Guarantee or acquire any Notes pursuant to the covenants described under the caption "--Repurchase at the Option of Holders" (except in Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of any principal, interest or any other Obligations due in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which such default is cured or waived and (b) in case of a Nonpayment Default, the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received (the "Payment Blockage Period"), unless the maturity of any Designated Senior Indebtedness has been accelerated. No new Payment Blockage Period may be commenced by reason of the occurrence of a Nonpayment Default unless and until 360 days have elapsed since the commencement of the immediately prior Payment Blockage Period. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period ending after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is a breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

  The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation, dissolution, reorganization or insolvency, Holders of Notes may recover less ratably than creditors of the Company and the Guarantor who are holders of Senior Indebtedness and Guarantor Senior Indebtedness, respectively. See "Risk Factors--Subordination." The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  No provision contained in the Indenture or the Notes affects the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights, except as described above, of the Trustee or any Holder to pursue any other rights, or remedies with respect to the Notes.

GUARANTEE

  The Company's Obligations under the Notes will be guaranteed pursuant to the Guarantees on a senior subordinated basis by the Guarantors. The Guarantees of the Guarantors will be subordinated to the prior payment in full of all Obligations in respect of Guarantor Senior Indebtedness, of which there would have been outstanding $21.2 million as of June 27, 1998 on a pro forma basis giving effect to the Transactions. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to not constitute a fraudulent transfer under applicable law. The Indenture does not limit the amount of Indebtedness that Holdings may incur. See, however, "Risk Factors--Fraudulent Transfer Considerations," and "Certain Bankruptcy Limitations" below.

CERTAIN BANKRUPTCY LIMITATIONS

  Holders of the Notes will be direct creditors of the Guarantors by virtue of the Guarantees. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when such Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that such Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of the Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent obligation under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Transfer Considerations."

  If the obligations of each Guarantor under the Guarantee were avoided, Holders of Notes would have to look to the assets of the Company and its Subsidiaries for payment. There can be no assurance that such assets would suffice to pay the outstanding principal of, premium, if any, and interest on the Notes, and Liquidated Damages, if any.

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to August 15, 2003 except as provided below. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, from time to time, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2003..........................................................  105.500%
       2004..........................................................  103.667%
       2005..........................................................  101.833%
       2006 and thereafter...........................................  100.000%

  Notwithstanding the foregoing, at any time on or prior to August 15, 2001, the Company may, at its option (but shall not have the obligation to), redeem up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture at a redemption price of 111% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds received by the Company from one or more Equity Offerings; provided, that, in each case at least 65% of the aggregate principal amount of Notes issued pursuant to the Indenture remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

  If less than all of the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that the Notes may be redeemed in part in multiples of $1,000 only. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption, unless the Company defaults in such payments due on the redemption date.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment") on a date (the "Change of Control Payment Date") no later than 60 Business Days after the occurrence of the Change of Control. Within 35 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice, which offer shall remain open for at least 20 Business Days following its commencement, but in any event no longer than 30 Business Days. The Company and the Guarantor will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or the Guarantor with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Designated Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will not be required to purchase any Notes until it has complied with the preceding sentence, but the Company's failure to make a Change of Control Offer when required or to purchase tendered Notes when tendered would constitute an Event of Default.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management by increasing the capital required to effectuate such transactions.

  The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company and Guarantor Senior Indebtedness may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, or Guarantor Senior Indebtedness, as applicable, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement (and other Senior Indebtedness and Guarantor Senior Indebtedness may) prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Senior Bank Debt and any other Senior Indebtedness and Guarantor Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  If the Change of Control Payment Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

 ASSET SALES

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1.0 million, unless
(i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) and
(ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any Senior Indebtedness of the Company or any Indebtedness of any Subsidiary (reflected on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, but excluding contingent liabilities and trade payables) that is assumed by the transferee of any such assets and from which the Company or such Subsidiary are unconditionally released from liability and (y) any notes, securities or other obligations received by the Company or any such Subsidiaries from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall, in each case, be deemed to be cash for purposes of this provision.

  The Company or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option, within 360 days after the consummation of such Asset Sale, (a) to reduce permanently any Senior Indebtedness or any Indebtedness of its Subsidiaries (and in the case of any senior revolving indebtedness of the Company or its Subsidiaries correspondingly permanently to reduce commitments with respect thereto), (b) to make capital expenditures, for the acquisition of another business or the acquisition of other long-term assets, in each case, in the same or a Related Business, or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an unconditional and irrevocable offer to all Holders of Notes (an "Asset Sale Offer") and to holders of other Indebtedness of the Company outstanding ranking on a parity with the Notes with similar provisions requiring the Company to make a similar offer with proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, to purchase the maximum principal amount (or accreted value, as applicable) of Notes and such other Indebtedness, if any, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to l00% of the principal amount (or accreted value, as applicable) thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and such Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis in increments of $1,000 with such Indebtedness. Upon completion of such offer to purchase, regardless of whether any Notes are tendered, the amount of Excess Proceeds shall be reset to zero.

  Any Asset Sale Offer shall remain open for at least 20 Business Days, but in any event no longer that 30 Business Days, and shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation l4E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of its Subsidiaries with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

  If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries directly or indirectly to: (i) declare or pay any dividend or make any distribution on account of the Company or any of its Subsidiaries' or any of its direct or indirect parent's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate or Subsidiary of the Company (other than any such Equity Interests owned by the Company); (iii) make any principal payment on or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to or pari passu with (unless in the case of pari passu Indebtedness only, such purchase, redemption, defeasance, acquisition or retirement is made or offered (if applicable), pro rata with the Notes or the Guarantees (if applicable)) the Notes or any Guarantee, as applicable (and other than the Notes or any Guarantee, as applicable), except for any scheduled repayment or at the final maturity thereof, or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted
Payment:

    (a)no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b)the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable trailing four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c)such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vi),
  (vii) and (viii), but excluding Restricted Payments permitted by clauses
  (ii), (iii), (iv), (v) and (ix) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income (adjusted to exclude any amounts that are otherwise included in this clause (c) to the extent there would be, and to avoid, any duplication in the crediting of any such amounts) of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Cash Proceeds received directly by the Company after the Issue Date from a Capital Contribution or from the issue or sale of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of any cash dividends received directly by the Company or a Wholly Owned Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary, plus (iv) 100% of the Net Proceeds realized directly by the Company or a Wholly Owned Subsidiary of the Company upon the sale of any Unrestricted Subsidiary of the Company or any Wholly Owned Subsidiary of the Company (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person) to a Person other than the Company or a Subsidiary or Unrestricted Subsidiary of the Company following the Issue Date, plus (v) to the extent that any Restricted Investment that was made after the Issue Date is sold to a Person other than the Company or a Subsidiary or Unrestricted Subsidiary of the Company for cash or Cash Equivalents or otherwise liquidated or repaid by a Person other than the Company or a Subsidiary or Unrestricted Subsidiary of the Company for cash or Cash Equivalents, the amount of Net Proceeds received directly by the Company or a Wholly Owned Subsidiary of the Company with respect to such Restricted Investment.

  The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment, directly or indirectly, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent Capital Contribution or sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, shall be excluded from clauses (c) (i) and (c) (ii) of the preceding paragraph;
(iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c) (i) and (c) (ii) of the preceding paragraph; (iv) the defeasance, redemption, repurchase, acquisition or other retirement of pari passu or subordinated Indebtedness with the cash proceeds from an incurrence of Permitted Refinancing Indebtedness or, in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that any Net Cash Proceeds that are utilized for any such defeasance, redemption, repurchase and any Net Income resulting therefrom, shall be excluded from clauses (c) (i) and
(c) (ii) of the preceding paragraph; (v) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company or Holdings held by any member of the Company's (or any of its Subsidiaries) management pursuant to any management agreement or stock option or other agreement entered into in good faith for proper purposes in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (A) $5.0 million and (B) the aggregate cash proceeds received by the Company from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company and its Subsidiaries (provided that cash proceeds referred to in this clause (B) shall be excluded from clause (c)(i) of the preceding paragraph), and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $1.0 million made on and after the Issue Date; (vii) pro rata dividends and other distributions on the Capital Stock of any Subsidiary of the Company by such Subsidiary; (viii) payments in lieu of fractional shares in an amount not to exceed $250,000 in the aggregate made on and after the Issue Date; (ix) Permitted Payments to Holdings; (x) the sale or liquidation of a Restricted Investment, provided no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (xi) the amount required from the Company to discharge Holdings' obligations with respect to (A) the Merger (including amounts paid with respect to appraisal rights, if any, and any noncompetition agreements, and any execution bonuses), (B) the Tender Offer and (C) any expenses directly related thereto.

  Additionally, the foregoing provisions of this covenant do not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, any payment to Holdings (i) made not more than 10 Business Days after an Interest Payment Date if the Company shall first have paid to the Holders all principal, premium (if any) and interest (and Liquidated Damages, if any) due and owing on the Notes on or prior to such Interest Payment Date and (ii) used by Holdings concurrently with such payment (a) to make a scheduled interest payment on its Senior Discount Notes as required by the terms of its Senior Discount Notes relating to the amount and timing of interest payments and maturity as they exist on the Issue Date, (b) to make a scheduled interest payment or payment of principal on its Convertible Subordinated Debentures or
(c) to repurchase the Convertible Subordinated Debentures. The full amount of any Restricted Payments made pursuant to clause (ii)(a) of this paragraph, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made pursuant to clause (c) of the first paragraph of this covenant.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of such Investments at the time of such designation and (z) the original fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary to be designated otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock or Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock: if (a) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to l (the "Ratio Test"), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and (b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall be not included (except for any such guarantees, liens or obligations with respect to letters of credit supporting Indebtedness incurred by a Subsidiary in support of Indebtedness (other than Senior Indebtedness) of the Company). The foregoing provisions will not apply to:

    (i)the incurrence of Indebtedness by the Company or its Subsidiaries under the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to $85.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to reduce permanently the outstanding amount or, as applicable, the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales;"

    (ii)Existing Indebtedness;

    (iii)the incurrence by the Company and Subsidiaries of the Company that are Guarantors of Indebtedness represented by the Notes and the Guarantees pursuant to the terms of the Indenture;

    (iv)the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) not to exceed $2.5 million;

    (v)the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture pursuant to the Ratio Test or Clauses
  (ii) or (iii) of this covenant to be incurred or was outstanding on the Issue Date, after giving effect to the Transactions;

    (vi)the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

    (vii)the incurrence by the Company or any of its Subsidiaries of Hedging Obligations or purchase of foreign currencies that are incurred for the purpose of (i) fixing or hedging interest rate risk with respect to any floating rate Indebtedness or (ii) fixing or hedging currency risks that is permitted by the Indenture to be incurred;

    (viii)the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate amount at any time outstanding (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such Indebtedness) not to exceed $12.5 million;

    (ix)the incurrence by the Company or any Subsidiary of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptance and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business in an aggregate amount (including any indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any such indebtedness) at any time outstanding of not more than $10.0 million; and

    (x)Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements or their respective bylaws providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries to any Person acquiring all or a portion of such business or assets of a Subsidiary of the Company for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition.

  Indebtedness or Disqualified Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

 LIENS

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes are secured by such Lien on an equal and ratable basis; provided that if the Obligation secured by any Lien is subordinate or junior in right of payment to the Notes, the Lien securing such Obligation shall be subordinate and junior to the Lien securing the Notes with the same or lesser relative priority as such Obligation shall have been with respect to the Notes.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (l) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture and, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, (c) the Indenture and the Notes or the Guarantees, as applicable, or Indebtedness permitted to be incurred pursuant to the Indenture and ranking pari passu with the Notes to the extent such restrictions are no more restrictive than those of the Indenture, (d) applicable law, (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) by reason of customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices, (g) Purchase Money Obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above only on the property so acquired, (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (xi) of the definition of "Permitted Lien," (i) any restriction or encumbrance contained in contracts for sale of assets permitted by this Indenture in respect of the assets being sold pursuant to such contract, (j) Senior Indebtedness or Guarantor Senior Indebtedness permitted to be incurred under the Indenture and incurred on or after the date of the Indenture, (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness refinanced thereby, or (l) any restriction with respect to a Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such transaction.

 LIMITATION ON LAYERING DEBT

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, and (ii) the Guarantors will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that by its terms or the terms of any document or instrument relating thereto is subordinate or junior in right of payment to any Guarantor Senior Indebtedness and senior in any respect in right of payment to the Guarantee.

 MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Indenture provides that the Company will not in a single transaction or series of related transactions consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person, or entity, unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company, or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) the Company shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing, the transactions constituting the Transactions shall be deemed to be expressly permitted under the Indenture and shall not require the execution and delivery of a supplemental indenture.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

  For the purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

 TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to enter into any transaction (including the sale, lease, exchange, transfer or other disposition of any of its properties or assets or services, or the purchase of any property, assets or services), or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transactions comply with clause
(i) above and that such Affiliate Transactions have been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable written opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transactions from a financial point of view issued by an investment banking firm of national standing in the United States, or in the event such transaction is a type that investment bankers do not generally render fairness opinions, a valuation or appraisal firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions:
(A) the Development Agreement as in effect on the Issue Date, so long as no Event of Default shall have occurred and be continuing; (B) the Stockholders Agreement among Holdings and the stockholders listed as signatories thereto;
(C) indemnification agreements entered into by the Company with any of its officers and directors; (D) any employment or consulting agreement entered into by the Company or any of its Subsidiaries in good faith and in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary (including the Lee Employment Agreement and the George Employment Agreement as in effect on the Issue Date); (E) transactions between or among the Company and/or its Wholly Owned Subsidiaries; and (F) transactions permitted by the provisions of the Indenture described above under the caption "Restricted Payments." In addition, none of the Transactions shall be deemed to be Affiliate Transactions.

 LINE OF BUSINESS

  The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

 REPORTS

  The Indenture provides that for so long as Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and the Company is a wholly owned Subsidiary of Holdings, the Company shall deliver to the Trustee, and to each Holder, Holdings' annual, quarterly and current reports pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after such reports have been filed with the SEC; provided, however, that in the event that either (i) Holdings is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) the Company is no longer a wholly owned Subsidiary of Holdings, then whether or not required by the rules and regulations of the Commission so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms l0-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information and a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the effectiveness of a registration statement with respect to the Exchange Offer, the Company and Holdings, as the case may be, will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and Holdings (for so long as the Company is a wholly owned Subsidiary of Holdings) have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule l44A(d) (4) under the Securities Act.

 EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of Default (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the caption "Repurchase at the Option of Holders"; (iv) failure by the Company for 60 days after notice given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount of Notes outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium on such Indebtedness at maturity (after giving effect to any applicable grace period provided in such Indebtedness) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay nonappealable final judgments (not fully covered by insurance) aggregating in excess of $5.0 million, which judgments are not paid, bonded, discharged or stayed within a period of 60 days; (vii) except as permitted by the Indenture, any Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the Holders). Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, or interest) if it determines that withholding notice is in their interest.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, generally, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal or premium of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

 LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers' Certificate, (i) through (vii) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

 TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

 AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected thereby, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (neither of the covenants described above under the caption "--Repurchase at the Option of Holders" shall constitute a provision with respect to the redemption of the Notes), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of Liquidated Damages or principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in currency other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (a payment required by either of the covenants described above under the caption "Repurchase at the Option of Holders" shall not constitute a redemption payment), or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the subordination provisions of the Indenture will require the consent of the holders of Designated Senior Indebtedness.

  Notwithstanding the foregoing, without the consent of any Holder of Notes (but subject to the consent of the Holders of Designated Senior Indebtedness in the case of any amendment of or supplement to the subordination provisions of the Indenture), the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of any Guarantors) or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to comply with the procedures of the Depositary with respect to the provisions of the Indenture and the Notes relating to transfers and/or exchanges of the Notes.

 CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

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  The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 6350 San Ignacio Avenue, San Jose, California 95119, Attention: Assistant Secretary.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 15% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease (other than operating leases), conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such Person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such Person but excluding Cash Equivalents liquidated in the ordinary course of business) other than to the Company or to any of its Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) the sale or disposal of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; (d) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (e) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort

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or other claims of any kind, in each case undertaken in good faith, (g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (h) the sale of the assets described in the letter agreement dated July 7, 1998 between the Company and Pactuco, Inc. (relating to the sale of certain Rantoul, Illinois manufacturing assets), (i) Permitted Investments or Permitted Liens, or (j) the sale, lease, conveyance or other disposition of any Restricted Investment or the assets of, equity interest in, or claims against, any Unrestricted Subsidiary.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Contribution" means any contribution to the equity of the Company for which no consideration is given, or if consideration is given by the Company, the only consideration given is common stock with no redemption rights and no special privileges, preferences, or special voting rights.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody's is at least P-l or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition,
(c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in regulated money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);
(ii) (A) prior to the initial public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Common Stock of the Company or of Holdings (for so long as the Company is a wholly owned Subsidiary of Holdings), both (x) Brentwood Associates Buyout Fund II, L.P. and Charlesbank Equity Fund IV, Limited Partnership and their Related Persons (collectively, the "Permitted Holders") shall own directly or indirectly less than 50% of the aggregate ordinary voting power for the election of directors ("Voting Power") represented by the issued and outstanding Capital Stock of the Company and (y)

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

any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing Voting Power greater than that owned by the Permitted Holders or (B) subsequent to the initial public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Common Stock of the Company or of Holdings (for so long as the Company is a wholly owned Subsidiary of Holdings), both (x) the Permitted Holders shall directly or indirectly own less than 30% of the aggregate Voting Power represented by the issued and outstanding Capital Stock of the Company and (y) any other Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing greater than 35% of the aggregate Voting Power of the Company; (iii) during any two-year period the directors who constituted the Board of Directors of the Company at the beginning of such period, (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is any designee of the Permitted Holders or was nominated by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) at any time after the Issue Date, the Company no longer continues, for Federal income tax purposes, to be a member of the affiliated group of Holdings under circumstances that would accelerate, for Federal income tax purposes, the recognition of any material unrealized gain in respect of Holdings' investment account in the Company.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period, all determined in accordance with GAAP, (to the extent such income or profits were considered in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company, all determined in accordance with GAAP, minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative

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

effect of a change in accounting principles shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, and (vi) all other extraordinary nonrecurring gains and extraordinary nonrecurring losses shall be excluded. See "Net Income."

  "Convertible Subordinated Debentures" means 4 1/4% Convertible Subordinated Debentures due 2000 of Holdings.

  "Credit Agreement" means that certain Credit Agreement, dated as of August 17, 1998, by and among the Company and Societe Generale, as administrative agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, including any agreement restructuring or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; provided that the total amount of Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Indebtedness" means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means an underwritten public offering of Equity Interests of the Company, or of Holdings (for so long as the Company is a wholly owned Subsidiary of Holdings), other than Disqualified Stock, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

  "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization of deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), all as determined in accordance with GAAP, (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, all as determined in accordance with GAAP, (iii) any interest expense on Indebtedness of another Person, all as determined in accordance with GAAP, that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary of the Company) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, retires, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, retirement, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing and refinancing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "Foreign Subsidiary" means any Wholly Owned Subsidiary of the Company organized and incorporated in a jurisdiction outside the United States that primarily conducts its business outside the United States.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "George Employment Agreement" means the Amended and Restated Employment Agreement dated as of February 17, 1998 among Holdings, the Company and Mary
J. George.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep well, to purchase assets, goods, letters of credit, reimbursement agreements, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has corresponding meaning.

  "Guarantor Senior Indebtedness" means (i) all Obligations in respect of the Senior Bank Debt and any Guarantee by a Guarantor of the Senior Bank Debt and
(ii) any other Indebtedness incurred, created or assumed by a Guarantor (including Post Petition Interest, Expense and Indemnity Claims, whether or not allowable or enforceable as a claim in a case commenced under Bankruptcy Law or any other receivership, reorganization, insolvency or liquidation proceeding), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee by a Guarantor of the Notes. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (w) any liability for federal, state, local, or other taxes owed or owing by the Guarantor, (x) any Indebtedness of a Guarantor (other than a Guarantee of Senior Bank Debt under the Credit Agreement) to any of its Subsidiaries or other Affiliates or (y) any trade payables.

  "Guarantor" means (i) Holdings and (ii) any Subsidiary of the Company that becomes a guarantor of the Notes pursuant to the terms of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Holder" means the Person in whose name a Note is registered on the Registrar's books.

  "Holdings" means Bell Sports Corp., a Delaware corporation, and its successors and assigns.

  "Indebtedness" means, with respect to any Person on the date of determination, any (i) principal of, interest, premium, if any, and fees in respect of indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable or warranty or service obligations in the ordinary course of business incurred in the ordinary course of business, but only (other than with respect to letters of credit and Hedging Obligations) if and to the extent any of the foregoing indebtedness would appear as a liability upon a consolidated balance sheet of such Person prepared in accordance with GAAP, (ii) all obligations of such Person with respect to any conditional sale or title retention agreement, (iii) the amount of all Obligations of such Person with respect to redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock, (iv) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), and (v) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

  "Intercompany Note" means that certain promissory note made by Holdings in favor of the Company as of the Issue Date.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding guarantees of Indebtedness of the Company or any Subsidiary to the extent such guarantee is permitted by the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in good faith in the ordinary course of business), transfers of assets outside the ordinary course of business other than Asset Sales, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified, as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Junior Securities" means securities (i) that are subordinated, at least to the same extent as the Notes are subordinated to Senior Indebtedness, to Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and all securities issued in exchange for, or on account of, Senior Indebtedness or Guarantor Senior Indebtedness, as applicable ("Reorganization Senior Debt"), (ii) that have a final maturity date and Weighted Average Life to Maturity that is the same or greater than the Notes or the Guarantee and (iii) that are not secured by any collateral; provided, that, in the case of subordination in respect of Senior Bank Debt under the Credit Agreement and any Reorganization Senior Debt issued in exchange therefor or on account thereof, "Junior Securities" means securities (i) that are subordinated, at least to the same extent as the Notes are subordinated to Senior Indebtedness, to all Obligations in respect of Senior Bank Debt and any guarantee thereof and all Reorganization Senior Debt issued in exchange for, or on account of, Obligations in respect of Senior Bank Debt or any such guarantee, as applicable, (ii) that (A) have a final maturity date occurring after the last scheduled final maturity date of all Senior Bank Debt under the Credit Agreement or Reorganization Senior Debt issued in respect thereof that is outstanding on the date of issuance of such securities and (B) are not subject to any required principal payment, sinking fund payment or redemption prior to such last scheduled final maturity date and (iii) that are not secured by any collateral.

  "Lee Employment Agreement" means the Amended and Restated Employment Agreement dated as of February 17, 1998 among Holdings, the Company and Terry
G. Lee.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or similar statutes) of any jurisdiction).

  "Liquidated Damages" means, the amounts payable by the Company, if any, pursuant to the Registration Rights Agreement.

  "Merger" means the merger of HB Acquisition Corporation, a Delaware corporation with and into Holdings pursuant to an Agreement and Plan of Recapitalization and Merger, as amended, dated as of February 17, 1998.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale or equity contribution in respect of Qualified Capital Stock plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale or equity contribution in respect of Qualified Capital Stock.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) and, with respect to the covenant "Restricted Payments," by the Company or any Subsidiary in respect of the sale of an Unrestricted Subsidiary and the sale, liquidation or repayment for cash of a Restricted Investment, in each case, net of the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness of a Person to the extent that under the terms thereof and pursuant to applicable law, no personal recourse could be had against such Person for the payment of the principal of or interest or premium or any other amounts with respect to such Indebtedness or for any claim based on such Indebtedness and that enforcement of obligations on such Indebtedness is limited solely to recourse against interests in specified assets.

  "Obligations" means any principal, interest, fees, expense reimbursements, indemnities and other liabilities payable, whether at maturity, upon redemption, by declaration or otherwise, pursuant to the terms contained in the documentation governing any Indebtedness.

  "Permitted Investments" means (a) any Investments in (i) the Company, (ii) a Wholly Owned Subsidiary of the Company that is a Guarantor or (iii) a Foreign Subsidiary, that, in the case of each of (i), (ii) and (iii) above, is engaged in one or more Related Businesses; (b) Investments in Wholly Owned Subsidiaries of the Company that are not Foreign Subsidiaries and that are engaged in one or more Related Businesses in an amount not to exceed (at the time of Investment) 35% of the total assets of the Company, as determined pursuant to its most recently available balance sheet; (c) any Investments in Cash Equivalents; (d) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in one or more Related Businesses or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company and that is engaged in one or more Related Businesses; (e) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (f) Investments outstanding as of the date of the Indenture, including but not limited to the Intercompany Note; (g) Investments in the form of promissory notes of members of the Company's management in consideration of the purchase by such members of Equity Interests (other than Disqualified Stock) in the Company or the Guarantor (not to exceed in the aggregate $1.0 million at any time); (h) Investments which constitute Existing Indebtedness of the Company or any of its Subsidiaries; (i) accounts receivable, endorsements for collection or deposits arising in the ordinary course of business; and (j) other Investments in any Person or Persons that do not in the aggregate exceed $5.0 million at any time outstanding; provided, however, that to the extent there would be, and to avoid, any duplication in determining the amounts of investments outstanding under this clause (j) any amounts which were credited under clause
(c) of the covenant "Restricted Payments" shall reduce the amounts outstanding under this clause (j).

  "Permitted Liens" means (i) Liens securing Senior Indebtedness; (ii) Liens in favor of the Company or a Wholly Owned Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, including any Liens securing Permitted Refinancing Indebtedness with respect thereto; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the

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Company with respect to obligations that do not exceed in the aggregate $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights-of-way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries, (xi) Purchase Money Liens (including extensions and renewals thereof); (xii) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof, (xiii) judgment and attachment Liens not giving rise to an Event of Default;
(xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xv) Liens arising out of consignment or similar arrangements for the sale of goods;
(xvi) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (xvii) Liens on assets of Subsidiaries with respect to Acquired Indebtedness (including Liens securing Permitted Refinancing Indebtedness with respect thereto;) provided such Liens are only on assets or property acquired with such Acquired Indebtedness and that such Liens were not created in contemplation of or in connection with such Acquisition; (xviii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceeding, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (xix) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods; (xx) Liens securing Hedge Obligations that are otherwise permitted under the Indenture; (xxi) Liens securing Indebtedness of Foreign Subsidiaries of the Company; (xxii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries; (xxiii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

  "Permitted Payments to Holdings" means without duplication, (a) payments to Holdings in an amount sufficient to permit Holdings to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries including any reasonable professional fees and expenses not in excess of $500,000 in the aggregate during any consecutive 12-month period,
(b) payment to Holdings to enable Holdings to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that Holdings has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries; provided, however that (i), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by Company and any of its U.S. Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdings and each such U.S. Subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payments shall either be used by Holdings to pay such tax liabilities within 90 days of Holdings' receipt of such payment or refunded to the party from whom Holdings received such payments.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection with such refinancing and the amount of any premium or prepayment penalty paid in connection with such Refinancing Transaction to the extent in accordance with the terms of the document

                                      100
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governing such Indebtedness (except for any modification to any such document made in connection with or in contemplation of such refinancing) the lesser of
(i) the principal amount of the Indebtedness so extended refinanced, renewed, replaced, defeased or refunded; and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, plus, in each case accrued interest on such Indebtedness being Refinanced; (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Post-Petition Interest, Expense and Indemnity Claims" means (i) in the case of any Senior Bank Debt interest at the rate (including the applicable post-default rate) set forth in the Credit Agreement and expense reimbursement and indemnity claims accruing (or that, if allowable, would have accrued) after commencement of a case under Bankruptcy Law or any other receivership, reorganization, insolvency or liquidation proceeding, whether or not such interest, expense reimbursement or indemnity is an allowable claim in such proceeding), and (ii) in the case of any other Senior Indebtedness, interest accruing after the date of the commencement of any bankruptcy proceeding at the rate specified in the applicable governing documentation, whether or not allowable as a claim in such proceeding.

  "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the acquisition, including, in the case of a Capital Lease, the lease, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

  "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or another Person incurred or assumed to finance solely the acquisition, including, in the case of a Capital Lease, the lease, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

  "Qualified Capital Stock" means any Capital Stock of the Company, or, if expressly applicable, Holdings (for so long as the Company is a wholly owned Subsidiary of Holdings), that is not Disqualified Stock.

  "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

  "Related Person" with respect to any Permitted Holder means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse, or immediate family member (in the case of any individual) of such Permitted Holder, (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which, consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (A), or (C), in the case of Harvard Private Capital Holdings, Inc., Charlesbank Equity Fund IV, Limited Partnership.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Senior Bank Debt" means all Obligations in respect of the Indebtedness outstanding under the Credit Agreement, including, without limitation, Post-Petition Interest, Expense and Indemnity Claims whether or not

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allowable or enforceable as a claim in a case commenced under Bankruptcy Law or any other receivership, reorganization, insolvency or liquidation proceeding.

  "Senior Discount Notes" means the 14% Senior Discount Notes due 2009 of Holdings and any notes issued in substitution therefor having the same interest rate, interest payment date and maturity date terms as they exist on the Issue Date.

  "Senior Indebtedness" means (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred, created or assumed by the Company (including Post-Petition Interest, Expense and Indemnity Claims, whether or not allowable or enforceable as a claim in a case commenced under Bankruptcy Law or any other receivership, reorganization, insolvency or liquidation proceeding) under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness (other than Senior Bank Debt under the Credit Agreement) of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables, or (z) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

  "Tender Offer" means the tender offer by Holdings for up to $62.5 million aggregate principal amount of its Convertible Subordinated Debentures pursuant to an Offer to Purchase dated as of June 30, 1998, as amended on July 24, 1998.

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such Person's financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries, and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolutions giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such

Indebtedness is not permitted nor incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each of the remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twentieth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary.")

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

  The Old Notes sold to qualified institutional buyers ("QIBs") initially have been, and the New Notes initially will be, in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for the Depository Trust Company ("DTC" or the "Depositary"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct Participants and Indirect Participants (each as defined). The Old Notes offered and sold in offshore transactions in reliance on Regulation S, if any, initially have been, and the New Notes initially will be, in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the commencement of the Offering and the original Issue Date (as defined) of the Notes (the "Distribution Compliance Period"), beneficial interests in the Reg S Temporary Global Notes may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Notes will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the Distribution Compliance Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes"; collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the Distribution Compliance Period, (i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

  Beneficial interests in all Global Notes and all Certificated Notes (as defined), if any, will be subject to a certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

  The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented from registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

  DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

  DTC has also advised the Issuer that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

  Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Distribution Compliance Period (but not earlier), investors may hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depositary of Euroclear and Citibank, N.A. is the operator and depositary of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

  The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Reg S Temporary and Reg S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

  EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OF HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Under the terms of the Indenture, the Issuer, Holdings and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuer, Holdings, the Trustee or any agent of the Issuer, Holdings or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuer or Holdings. None of the Issuer, Holdings or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and U.K. time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

  DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Permanent Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, Holdings, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

  The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

  An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. person (as defined) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

  "U.S. Person" means (i) any natural person resident in the United States,
(ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if any individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

  Prior to the expiration of the Distribution Compliance Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the Distribution Compliance Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "Notice to Investors" and set forth in the legend printed on the Reg S Permanent Global Notes.

  Prior to the expiration of the Distribution Compliance Period, a Direct Participant or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct Participant or Indirect Participant who holds an interest in U.S. Global Note may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

  Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

  An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuer thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies that Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Issuer will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct Participants and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

  Beneficial interests in Global Notes held by any Direct Participants or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interests in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

  In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless the Issuer determines otherwise in compliance with applicable law.

  None of the Issuer, Holdings or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES

  Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Issuer expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Issuer, Holdings (together, the "Obligors") and the Initial Purchasers entered into the Registration Rights Agreement on August 17, 1998. In the Registration Rights Agreement, the Obligors agreed to file the Registration Statement (of which this Prospectus is a part) with the Commission within 90 days of the Closing, and to use their respective best efforts to have it declared effective within 135 days of the Closing. The Obligors also agreed to use their respective best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain holders of the Notes which constitute Transfer Restricted Securities (as defined) may exchange their Transfer Restricted Securities for registered New Notes. To participate in the Exchange Offer, each holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes that are issued in the Exchange Offer and it is acquiring the New Notes in the Exchange Offer in its ordinary course of business.

  If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Old Notes which are Transfer Restricted Securities notifies the Issuer prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Registration Statement of which this Prospectus is a part is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds

Old Notes acquired directly from the Issuer or any of the Issuer's affiliates, the Obligors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such holder who provides the Issuer with certain information for inclusion in the Shelf Registration Statement.

  For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Old Note until the earliest on the date of which (i) such Old Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Old Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Old Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Registration Statement of which this Prospectus is a part (including delivery of the Prospectus contained therein) or (iv) such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  The Registration Rights Agreement provides that (i) if the Obligors fail to file an Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Closing, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 135th day after the Closing, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Obligors fail to file the Shelf Registration Statement with the Commission on or prior to the 30th business day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Obligors agree to pay to each holder of Transfer Restricted Securities affected thereby Liquidated Damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities at the beginning of and for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities. The Obligors shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. No holder of Transfer Restricted Securities will be entitled to receive Liquidated Damages pursuant to the Registration Rights Agreement unless and until such holder has provided certain information to the Company for use in connection with the applicable Shelf Registration Statement. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  All accrued Liquidated Damages shall be paid by the Obligors to holders entitled thereto in the same manner as interest payments on the Notes on semi-annual damages payment dates which correspond to interest payment dates for the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes by the beneficial owners thereof ("Holders"). This discussion is limited to the tax consequences to the initial Holders of Notes and does not address the tax consequences to subsequent purchasers of Notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the purchase, ownership and disposition of the Notes, nor does this summary describe any federal estate tax consequences. There can be no assurance that the Internal Revenue Service ("IRS") will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances or to purchasers who are subject to special treatment under United States federal tax law or to certain types of purchasers (including dealers in securities, insurance companies, financial institutions, tax-exempt entities and, except to the extent discussed below, Foreign Holders (as defined below)). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The discussion below assumes that the Notes are held as capital assets (generally, property held for investment) within the meaning of Code Section 1221.

  EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF NOTES IN LIGHT OF SUCH INVESTOR'S PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer is not anticipated to be taxable to the exchanging Holder. As a result, an exchanging Holder (i) would not be expected to recognize any gain or loss on the exchange, (ii) would have a holding period for the New Note that includes the holding period for the Old Note exchanged therefor, (iii) would have an adjusted tax basis in the New Note equal to its adjusted tax basis in the Old Note exchanged therefor and (iv) would recognize taxable gain or loss on a subsequent sale, exchange, redemption or retirement of a New Note under the same circumstances and conditions as a Holder of an Old Note would have with respect to a sale, exchange, redemption or retirement of an Old Note.

  The Exchange Offer is not expected to result in any United States federal income tax consequences to a nonexchanging Holder.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of one year after the thirtieth business day following the Expiration Date (or such shorter period as will terminate when all of the Old Notes offered for exchange hereby have been sold), it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

  The Issuer will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the issuance of the New Notes offered hereby will be passed upon for the Company by Sidley & Austin.

                                    EXPERTS

  The consolidated financial statements as of June 27, 1998 and June 28, 1997 and for each of the three years in the period ended June 27, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm.

                       BELL SPORTS CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Consolidated Balance Sheets as of June 28, 1997, as of June 27, 1998 and
 as of September 28, 1998................................................. F-3
Consolidated Statements of Operations for the years ended June 29, 1996,
 June 28, 1997 and June 27, 1998 and for the three months ended September
 27, 1997 and September 26, 1998.......................................... F-4
Consolidated Statements of Stockholders' Equity for the years ended June
 29, 1996, June 28, 1997 and June 27, 1998................................ F-5
Consolidated Statements of Cash Flows for the years ended June 29, 1996,
 June 28, 1997 and June 27, 1998 and for the three months ended September
 27, 1997 and September 26, 1998.......................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Bell Sports Corp.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bell Sports Corp. and its subsidiaries at June 27, 1998, and June 28, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Francisco, California
July 27, 1998, except as to
 Note 1, which is as of
 August 17, 1998

                       BELL SPORTS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                              SEPTEMBER 26, JUNE 27,  JUNE 28,
ASSETS                                            1998        1998      1997
------                                        ------------- --------  --------
                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents..................   $ 13,593    $ 45,093  $ 29,008
  Accounts receivable........................     42,824      63,472    75,915
  Inventories................................     40,837      39,679    46,549
  Deferred taxes and other current assets....     10,989      12,234    16,048
                                                --------    --------  --------
    Total current assets.....................    108,243     160,478   167,520
Property, plant and equipment................     19,370      20,636    23,738
Goodwill.....................................     53,824      54,292    56,471
Intangibles and other assets.................     19,208      11,661    21,025
                                                --------    --------  --------
    Total assets.............................   $200,645    $247,067  $268,754
                                                ========    ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable...........................   $  6,862    $  7,663  $ 11,299
  Accrued compensation and employee
   benefits..................................      2,163       5,541     3,998
  Accrued expenses...........................     15,697      16,158    20,209
  Notes payable and current maturities of
   long-term debt and capital lease
   obligations...............................        478         679     1,337
                                                --------    --------  --------
    Total current liabilities................     25,200      30,041    36,843
Long-term debt...............................    149,265      86,625   106,454
Capital lease obligations and other
 liabilities.................................      2,692       2,142     6,492
                                                --------    --------  --------
    Total liabilities........................    177,157     118,808   149,789
                                                --------    --------  --------
Commitments and contingencies
Stockholders' equity:
  Series A Preferred stock; 6% cumulative,
   $.01 par value; authorized 1,500,000
   shares, 970,873 shares issued and
   outstanding at September 26, 1998.........     49,505         --        --
  Preferred stock, $0.1 par value authorized
   1,000,000 shares, none issued at June 27,
   1998 and June 28, 1997....................        --          --        --
  Common stock; $.01 par value; authorized
   25,000,000 shares; issued and outstanding:
   14,410,508 and 13,915,436 shares at June
   27, 1998, respectively, and 14,248,114 and
   13,753,042 shares at June 28, 1997,
   respectively..............................        --          144       143
  Class A Common stock; $.01 par value;
   authorized 900,000 shares, 800,971 shares
   issued and outstanding at September 26,
   1998......................................          8         --        --
  Class B Common stock; $.01 par value;
   authorized 15,000 shares, none issued.....
  Class C Common stock; $.01 par value;
   authorized 50,000 share, none issued......
  Additional paid-in capital.................     (8,172)    143,905   142,486
  Accumulated other comprehensive income.....       (832)     (1,111)     (407)
  Accumulated deficit........................    (17,021)     (9,461)  (18,039)
                                                --------    --------  --------
                                                  23,488     133,477   124,183
  Treasury stock, at cost, none at September
   26, 1998 and 495,072 shares at June 27,
   1998 and June 28, 1997....................        --       (5,218)   (5,218)
                                                --------    --------  --------
    Total stockholders' equity...............     23,488     128,259   118,965
                                                --------    --------  --------
    Total liabilities and stockholders'
     equity..................................   $200,645    $247,067  $268,754
                                                ========    ========  ========

       See accompanying notes to these consolidated financial statements.

                       BELL SPORTS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              FISCAL YEARS ENDED            THREE MONTHS ENDED
                          ----------------------------  ---------------------------
                          JUNE 27,  JUNE 28,  JUNE 29,  SEPTEMBER 26, SEPTEMBER 27,
                            1998      1997      1996        1998          1997
                          --------  --------  --------  ------------- -------------
                                                         (UNAUDITED)   (UNAUDITED)
Net sales...............  $207,236  $259,534  $262,340     $40,918       $43,632
Cost of sales...........   137,672   183,098   201,621      27,374        30,155
                          --------  --------  --------     -------       -------
Gross profit............    69,564    76,436    60,719      13,544        13,477
Selling, general and
 administrative
 expenses...............    48,517    60,416    66,826      11,384        11,075
Amortization of goodwill
 and intangible assets..     2,260     3,320     2,854         562           636
Loss on disposal of
 product lines and sale
 of assets..............       700    25,360       --          --            --
Restructuring charges...     1,192     4,141     5,850         --            --
Transaction costs.......       --        --        --       11,474
                          --------  --------  --------     -------       -------
Income (loss) from
 operations.............    16,895   (16,801)  (14,811)     (9,876)        1,766
Net investment income...    (1,716)   (2,939)   (2,877)       (601)         (429)
Interest expense........     4,715     7,289     8,691       2,538         1,167
                          --------  --------  --------     -------       -------
Income (loss) before
 provision for (benefit
 from) income taxes.....    13,896   (21,151)  (20,625)    (11,813)        1,028
Provision for (benefit
 from) income taxes.....     5,318    (2,963)   (8,250)     (1,366)          391
                          --------  --------  --------     -------       -------
Income (loss) before
 extraordinary items....     8,578   (18,188)  (12,375)    (10,447)          637
Extraordinary item: Gain
 on early extinguishment
 of debt, net of taxes
 of $2,006..............       --        --        --        2,887           --
                          --------  --------  --------     -------       -------
Net (loss) income.......  $  8,578  $(18,188) $(12,375)    $(7,560)      $   637
                          ========  ========  ========     =======       =======



       See accompanying notes to these consolidated financial statements.

                      BELL SPORTS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)

                                       SERIES A      CLASS A                 ACCUMULATED    RETAINED               TOTAL
                                      PREFERRED       COMMON    ADDITIONAL      OTHER       EARNINGS              STOCK-
                   COMMON   COMMON  -------------- ------------  PAID-IN    COMPREHENSIVE (ACCUMULATED TREASURY  HOLDERS'
                   SHARES   STOCK   SHARES  STOCK  SHARES STOCK  CAPITAL       INCOME       DEFICIT)    STOCK     EQUITY
                   -------  ------  ------ ------- ------ ----- ----------  ------------- ------------ --------  ---------
Balance at July
1, 1995..........    8,166  $  82                               $  64,320     $(1,110)      $ 12,524             $  75,816
Issuance of stock
and stock options
for AMRE Merger..    5,988     59                                  77,152                                           77,211
Exercise of stock
options..........       70      1                                     175                                              176
Purchase of
treasury stock...     (523)                                                                            $(5,517)     (5,517)
Comprehensive
income:
 Net loss........                                                                            (12,375)              (12,375)
 Other
 comprehensive
 income net of
 tax:
 Change in
 unrealized
 holding losses
 on marketable
 securities, net
 of taxes of
 $548............                                                                  822                                 822
 Currency
 translation
 adjustment......                                                                  (92)                                (92)
 Other
 comprehensive
 income..........
Comprehensive
income...........
                   -------  -----                               ---------     --------      --------   -------   ---------
Balance at June
29, 1996.........   13,701    142                                 141,647         (380)          149    (5,517)    136,041
Exercise of stock
options..........       24      1                                   1,138                                            1,139
Issuance of
treasury stock...       28                                           (299)                                 299
Comprehensive
income:
 Net loss........                                                                            (18,188)              (18,188)
 Other
 comprehensive
 income net of
 tax:
 Change in
 unrealized
 holding losses
 on marketable
 securities, net
 of taxes of
 $75.............                                                                  461                                 461
 Currency
 translation
 adjustment......                                                                 (488)                               (488)
 Other
 comprehensive
 income..........
Comprehensive
income...........
                   -------  -----                               ---------     --------      --------   -------   ---------
Balance at June
28, 1997.........   13,753    143                                 142,486         (407)      (18,039)   (5,218)    118,965
Exercise of stock
options..........      166      1                                   1,419                                            1,420
Cancellation of
shares...........       (4)                                                                                            --
Comprehensive
income:
 Net income......                                                                              8,578                 8,578
 Other
 comprehensive
 income net of
 tax:
 Currency
 translation
 adjustment......                                                                 (704)                               (704)
 Other
 comprehensive
 income..........
Comprehensive
income...........
                   -------  -----                               ---------     --------      --------   -------   ---------
Balance at June
27, 1998.........   13,915    144                                 143,905       (1,111)       (9,461)   (5,218)    128,259
Issuance of
shares...........                    874   $44,554  721    $ 7        440                                           45,001
Exchange of
shares...........     (488)    (5)    97     4,951   80      1     (4,946)                                               1
Exercise of stock
options..........        5                                             38                                               38
Issuance of stock
options..........                                                     307                                              307
Repurchase of
common stock.....  (13,432)  (134)                               (137,549)                                        (137,683)
Cancellation of
treasury stock...              (5)                                 (5,213)                               5,218         --
Exchange of stock
options..........                                                  (5,154)                                          (5,154)
Comprehensive
income:
 Net loss........                                                                             (7,560)               (7,560)
 Other
 comprehensive
 income net of
 tax:
 Currency
 translation
 adjustment......                                                                  279                                 279
 Other
 comprehensive
 income..........
Comprehensive
income...........
                   -------  -----    ---   -------  ---    ---  ---------     --------      --------   -------   ---------
Balance at
September 26,
1998
(unaudited)......      --   $ --     971   $49,505  801    $ 8  $  (8,172)    $   (832)     $(17,021)  $   --    $  23,488
                   =======  =====    ===   =======  ===    ===  =========     ========      ========   =======   =========
                   COMPREHENSIVE
                      INCOME
                   -------------
Balance at July
1, 1995..........
Issuance of stock
and stock options
for AMRE Merger..
Exercise of stock
options..........
Purchase of
treasury stock...
Comprehensive
income:
 Net loss........    $(12,375)
 Other
 comprehensive
 income net of
 tax:
 Change in
 unrealized
 holding losses
 on marketable
 securities, net
 of taxes of
 $548............         822
 Currency
 translation
 adjustment......         (92)
                   -------------
 Other
 comprehensive
 income..........         730
                   -------------
Comprehensive
income...........    $(11,645)
                   =============
Balance at June
29, 1996.........
Exercise of stock
options..........
Issuance of
treasury stock...
Comprehensive
income:
 Net loss........    $(18,188)
 Other
 comprehensive
 income net of
 tax:
 Change in
 unrealized
 holding losses
 on marketable
 securities, net
 of taxes of
 $75.............         461
 Currency
 translation
 adjustment......        (488)
                   -------------
 Other
 comprehensive
 income..........         (27)
                   -------------
Comprehensive
income...........    $(18,215)
                   =============
Balance at June
28, 1997.........
Exercise of stock
options..........
Cancellation of
shares...........
Comprehensive
income:
 Net income......    $  8,578
 Other
 comprehensive
 income net of
 tax:
 Currency
 translation
 adjustment......        (704)
                   -------------
 Other
 comprehensive
 income..........        (704)
                   -------------
Comprehensive
income...........    $  7,874
                   =============
Balance at June
27, 1998.........
Issuance of
shares...........
Exchange of
shares...........
Exercise of stock
options..........
Issuance of stock
options..........
Repurchase of
common stock.....
Cancellation of
treasury stock...
Exchange of stock
options..........
Comprehensive
income:
 Net loss........    $ (7,560)
 Other
 comprehensive
 income net of
 tax:
 Currency
 translation
 adjustment......         279
                   -------------
 Other
 comprehensive
 income..........         279
                   -------------
Comprehensive
income...........    $ (7,281)
                   =============
Balance at
September 26,
1998
(unaudited)......

      See accompanying notes to these consolidated financial statements.

                       BELL SPORTS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                               FISCAL YEARS ENDED          THREE MONTHS ENDED
                           ----------------------------  -----------------------
                           JUNE 27,  JUNE 28,  JUNE 29,   SEPT. 26,   SEPT. 27,
                             1998      1997      1996       1998        1997
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS PROVIDED BY
 (USED IN) OPERATING
 ACTIVITIES:
Net income (loss)........  $  8,578  $(18,188) $(12,375)  $  (7,560)  $    637
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
    Write-off of goodwill
     and intangibles.....              14,531                   621
    Amortization of
     goodwill and
     intangibles.........     2,260     3,338     2,854         562        648
    Depreciation.........     5,549     6,222     6,059       1,422      1,369
    Loss on disposal of
     property, plant and
     equipment...........       434     1,599     1,299       1,155        133
    Provision for
     doubtful accounts...     1,077     4,553     2,481          41        268
    Loss on disposal of
     product lines and
     sale of assets......       700
    Provision for
     inventory
     obsolescence........     2,340     2,876     3,602         818        480
    Deferred income
     taxes...............     3,997    (2,827)   (7,546)
  Changes in assets and
   liabilities, net of
   adjustments for
   acquisitions and
   dispositions:
    Accounts receivable..     8,542    (4,976)  (14,819)     21,494     28,832
    Inventories..........      (371)   (7,782)    8,296      (2,175)    (2,610)
    Other assets.........     5,310      (684)      717        (422)       355
    Accounts payable.....    (2,300)     (288)      852        (838)    (1,472)
    Other liabilities....    (8,623)    2,536   (13,370)     (1,926)    (4,469)
                           --------  --------  --------   ---------   --------
Net cash provided by
 (used in) operating
 activities..............    27,493       910   (21,950)     13,192     24,171
                           --------  --------  --------   ---------   --------
CASH FLOWS PROVIDED BY
 INVESTING ACTIVITIES:
  Capital expenditures...    (5,496)   (7,058)   (5,312)     (1,233)    (1,041)
  Proceeds from the sale
   of Service
   Cycle/Mongoose........              20,515
  Acquisition of other
   businesses, net of
   cash acquired.........              (1,493)  (16,789)
  Expenditures to acquire
   intangible assets.....                                    (7,581)
  Net sales of marketable
   securities............               8,458    29,779
  Proceeds from the sale
   of SportRack..........    13,427                                     13,427
                           --------  --------  --------   ---------   --------
Net cash provided by
 investing activities....     7,931    20,422     7,678      (8,814)    12,386
                           --------  --------  --------   ---------   --------
CASH FLOWS USED IN
 FINANCING ACTIVITIES:
  Proceeds from issuance
   of common stock, net
   of costs..............     1,420                 176                    667
  Treasury stock
   purchases.............                        (5,517)
  Proceeds from issuance
   of senior subordinated
   notes.................                                   110,000
  Proceeds from issuance
   of senior discount
   notes.................                                    15,000
  Proceeds from issuance
   of preferred stock....                                    44,555
  Repurchase of common
   stock.................                                  (142,350)
  Tender of subordinated
   debentures............                                   (62,500)
  Payments on notes
   payable, long-term
   debt and capital
   leases................      (489)     (869)   (4,076)       (136)       (86)
  Net payments on line of
   credit agreement......   (19,067)  (14,403)  (25,099)       (248)   (19,971)
                           --------  --------  --------   ---------   --------
Net cash used in
 financing activities....   (18,136)  (15,272)  (34,516)    (35,679)   (19,390)
                           --------  --------  --------   ---------   --------
Effect of exchange rate
 changes on cash.........    (1,203)     (192)      (90)       (199)         2
                           --------  --------  --------   ---------   --------
Net increase (decrease)
 in cash and cash
 equivalents.............    16,085     5,868   (48,878)    (31,500)    17,169
Cash and cash equivalents
 at beginning of period..    29,008    23,140    72,018      45,093     29,008
                           --------  --------  --------   ---------   --------
Cash and cash equivalents
 at end of period........  $ 45,093  $ 29,008  $ 23,140   $  13,593   $ 46,177
                           ========  ========  ========   =========   ========

       See accompanying notes to these consolidated financial statements.

                      BELL SPORTS CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

  Bell Sports Corp. ("the Company" or "Bell") is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. Bell is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. Recently, the Company began marketing in-line skating, snowboarding, snow skiing and water sport helmets.

  In February 1998, HB Acquisition Corporation, a Delaware corporation ("HB Acquisition"), and affiliate of Harvard Private Capital Holdings, Inc. ("Harvard Private Capital"), and Brentwood Associates Buyout Fund II, L.P. ("Brentwood"), and Bell entered into an Agreement and Plan of Recapitalization and Merger (as amended, the "Merger Agreement"), which provides for the merger of HB Acquisition with and into Bell, with Bell continuing as the surviving corporation (the "Bell Merger"). On July 1, 1998, Harvard Private Capital Group, Inc. separated from its parent company, Harvard Management Company, and changed its name to Charlesbank Capital Partners, LLC ("Charlesbank"). As a result, the portion of the investment in the Company formerly allocated to Harvard Private Capital will be made by Charlesbank Equity Fund IV, Limited Partnership, an investment affiliate of Charlesbank. Charlesbank Equity Fund IV, Limited Partnership and Brentwood are hereinafter referred to collectively as the "Investors." Consummation of the Bell Merger is subject to obtaining the requisite vote of the Company's stockholders and the satisfaction of the conditions set forth in the Merger Agreement. Under the Merger Agreement, as of the effective time of the Bell Merger (the "Effective Time"), each share of common stock, $.01 par value, of the Company (the "Common Stock") (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be canceled and
(ii) shares of Common Stock held by persons perfecting appraisal rights) will be converted into the right to receive $10.25 in cash (the "Per Share Merger Consideration").

  The Bell Merger was consummated on August 17, 1998.

  In June 1998, the Company announced that it had commenced an offer (the "Offer") to purchase up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due November 2000 (the "Debentures"). The Offer is expected to be completed in August 1998 in conjunction with the Bell Merger and the offering of $110 million Senior Subordinated Notes (the "Notes Offering") by Bell Sports, Inc. ("BSI"), a wholly-owned subsidiary of the Company. In connection with the Notes Offering, the Company will guarantee the Notes. Prior to the completion of the Notes Offering, American Recreation Company Holdings, Inc. ("AMRE") a wholly-owned subsidiary of the Company will be merged into BSI (the "BSI Merger"). Selected financial data of BSI and AMRE is presented below on a pro forma combined basis as if the BSI Merger had been completed on June 27, 1998 for the balance sheet data presented, and on July 2, 1995 for the statement of operations data presented.

  The Offer was consummated on August 17, 1998, and the BSI Merger was consummated on July 29, 1998.

                      BELL SPORTS CORP. AND SUBSIDIARIES

                        PRO FORMA COMBINED BSI AND AMRE

                                     JUNE 27, 1998 JUNE 28, 1997
                                     ------------- -------------
                                      (UNAUDITED)   (UNAUDITED)
Selected Combined Balance Sheet
 Data:
  Cash and cash equivalents.........   $ 34,662      $ 16,404
  Current assets....................    149,972       154,931
  Non-current assets................     47,916        61,053
  Current liabilities...............     28,907        35,523
  Non-current liabilities...........    116,070       140,124
  Debt payable to unrelated
   parties..........................      2,134        22,621
  Intercompany debt payable to the
   Company..........................    113,573       113,428
  Stockholder's equity..............     52,891        40,337
                                                    YEAR ENDED
                                     -----------------------------------------
                                     JUNE 27, 1998 JUNE 28, 1997 JUNE 29, 1996
                                     ------------- ------------- -------------
                                      (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Selected Combined Statement of
 Operations Data:
  Net sales.........................   $207,236      $259,534      $262,340
  Gross profit......................     69,564        76,436        80,719
  Total interest expense............        449         1,489         3,093
  Net income........................     13,260       (15,369)       (9,542)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Accounting Period

  The consolidated financial statements include the accounts of Bell Sports Corp. and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. The Company's fiscal year is either a 52 or 53 week accounting period ending on the Saturday that is nearest to the last day of June. There were no 53 week periods in the three fiscal years ended June 27, 1998.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Accounts Receivable and Concentration of Credit Risk

  Accounts receivable at June 27, 1998 and June 28, 1997 are net of allowances for doubtful accounts of $1.7 million and $5.0 million, respectively.

  The Company's principal customers operate in the mass merchant, sporting goods or independent bicycle dealer retail markets worldwide. The customers are not geographically concentrated. As of June 27, 1998, and June 28, 1997, respectively, 27% and 23% of the Company's gross accounts receivable were attributed to one mass merchant customer. In addition, the same mass merchant customer accounted for 21%, 18% and 17% of net sales during fiscal 1998, 1997 and 1996, respectively.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value). Costs included in inventories are (i) landed purchased cost on sourced items and (ii) raw materials, direct labor and manufacturing overhead on manufactured items.

                      BELL SPORTS CORP. AND SUBSIDIARIES

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements and capital lease assets are amortized using the straight-line method over the shorter of the base lease term or the estimated useful lives of the related assets. Maintenance and repair costs are expensed as incurred.

 Goodwill and Intangible Assets

  The excess of the acquisition cost over the fair value of the net identifiable assets of businesses acquired in purchase transactions has been included in goodwill and is amortized on a straight-line basis over 25 to 40 years and is recorded net of accumulated amortization of $7.3 million and $5.5 million at June 27, 1998 and June 28, 1997, respectively. Other intangible assets, which include non-compete agreements, acquisition costs, patents and trademarks, and other items, are amortized over their estimated economic lives, ranging from 2 to 17 years. Accumulated amortization of intangible assets totaled $5.1 million and $4.2 million at June 27, 1998 and June 28, 1997, respectively. The Company's policy is to account for goodwill and all other intangible assets at the lower of amortized cost or net realizable value. As part of an ongoing review of the valuation and amortization of intangible assets, management assesses the carrying value of the Company's intangible assets to determine if changes in facts and circumstances suggest that it may be impaired. If this review indicates that the intangible assets will not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining amortization period, the carrying value of the Company's intangible assets would be reduced to its estimated fair market value.

 Management's Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Research and Development Expense

  Research and development costs are expensed as incurred. These costs totaled $3.6 million, $4.7 million and $4.7 million for fiscal 1998, 1997 and 1996, respectively.

 Advertising Costs

  Advertising and related costs are expensed as incurred, except for ad production costs which are expensed in the fiscal year in which the ad is first run. These costs amounted to $5.5 million, $9.1 million, and $14.7 million for fiscal 1998, 1997 and 1996, respectively. The fiscal 1996 amount includes $5.6 million related to a one-time advertising and promotional campaign in connection with the launch of the Bell Pro helmet line and the expansion of the Bell brand into the mass merchant channel.

 Translation of Foreign Currency

  Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange on the balance sheet date. Revenue and expense items are translated at the average rates of exchange prevailing during the fiscal year. Translation adjustments are recorded in the cumulative foreign currency translation adjustment component of stockholders' equity.

                      BELL SPORTS CORP. AND SUBSIDIARIES

 Foreign Exchange Contracts

  The Company periodically enters into forward foreign exchange contracts in managing its foreign currency risk. Forward exchange contracts are used to hedge various intercompany and external commitments with foreign subsidiaries and inventory purchases denominated in foreign currencies. Exchange contracts usually have maturities of less than one year. The Company has no significant outstanding foreign exchange contracts at June 27, 1998, and had no significant foreign exchange contract activity during the fiscal year then ended.

 Income Taxes

  Consistent with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes" ("SFAS 109"), the Company uses the liability method of accounting for income taxes, which is an asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are recorded based upon temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be realized.

 Accounting for Stock-Based Compensation

  The Company has elected to continue to recognize compensation expense based on the intrinsic value method.

 Recent Accounting Pronouncements

  In June 1997, SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements. Effective June 28, 1998, the Company adopted SFAS 130 and reclassified financial statements for earlier periods for comparative purposes is required.

  In June 1997, SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131") was issued. SFAS 131 revises information regarding the reporting of operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is required to be adopted for fiscal years beginning after December 15, 1997.

  In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") was issued. SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS 133.

  The Company plans to adopt SFAS 131 in fiscal 1999 and SFAS 133 in fiscal 2000 and does not expect such adoptions to have a material effect on the consolidated financial statements.

 Reclassifications

  Certain amounts have been reclassified to conform with the current presentation.

                      BELL SPORTS CORP. AND SUBSIDIARIES

NOTE 3--NET INVESTMENT INCOME

  Net investment income consists of the following (in thousands):

                                                    JUNE 27, JUNE 28, JUNE 29,
                                                      1998     1997     1996
                                                    -------- -------- --------
      Dividend income..............................           $  184   $  610
      Interest income..............................  $1,716    1,646    3,130
      Proceeds from settlement of arbitration
       case........................................            1,815
      Realized losses on sale of marketable
       securities..................................             (654)    (779)
      Investment fees and other....................              (52)     (84)
                                                     ------   ------   ------
          Total....................................  $1,716   $2,939   $2,877
                                                     ======   ======   ======

  In fiscal 1997, net investment income included proceeds from the settlement of an arbitration case related to the handling of certain marketable securities by an outside investment advisor. The settlement proceeds, net of related expenses and losses to sell certain securities, were $1.3 million.

NOTE 4--INVENTORIES

  Inventories consist of the following components (in thousands):

                                                                  JUNE    JUNE
                                                                   27,     28,
                                                                  1998    1997
                                                                 ------- -------
      Raw materials............................................. $ 3,539 $ 5,865
      Work in process...........................................   2,010   2,125
      Finished goods............................................  34,130  38,559
                                                                 ------- -------
          Total................................................. $39,679 $46,549
                                                                 ======= =======

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following (in thousands):

                                                                    ESTIMATED
                                                JUNE 27,  JUNE 28,    USEFUL
                                                  1998      1997       LIFE
                                                --------  --------  ----------
      Land, buildings and leasehold
       improvements............................ $  9,809  $  9,703  3-38 years
      Machinery, equipment and tooling.........   24,468    21,239  3-10 years
      Office equipment.........................    7,363     9,408   3-7 years
      Other....................................      786       475   3-7 years
                                                --------  --------
                                                  42,426    40,825
      Less: Accumulated depreciation and
       amortization............................  (21,790)  (17,087)
                                                --------  --------
          Total................................ $ 20,636  $ 23,738
                                                ========  ========

NOTE 6--BANK CREDIT FACILITIES AND LONG-TERM DEBT

  In April 1997, the Company entered into a $60.0 million multicurrency, secured revolving line of credit ("Credit Agreement"). The Credit Agreement grants to the syndicated bank group a security interest in the U.S. accounts receivable and inventories for the term of the facility. The Credit Agreement requires borrowings outstanding under the line of credit to be maintained below $15.0 million for a period of thirty consecutive days between July 1st and September 30th of each fiscal year.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  The Credit Agreement expires in December 1999. Based on the provisions of the agreement, the Company could borrow a maximum of $49.5 million as of June 27, 1998. There were no outstanding borrowings under the Credit Agreement at June 27, 1998.

  The Credit Agreement provides the Company with several interest rate options, including U.S. prime, LIBOR plus a margin, Canadian prime plus the applicable LIBOR margin less 0.50%, Canadian banker's acceptance plus the LIBOR margin plus 0.125%, and short-term fixed rates offered by the agent bank in the loan syndication. The LIBOR margin is currently 1.50% per annum, but it can range between 1.00% and 1.50% depending on the Company's interest coverage ratio. Under the Credit Agreement, the Company is required to pay a quarterly commitment fee on the unused portion of the facility at a rate that ranges from 0.20% to 0.30% per annum. At June 27, 1998, the quarterly commitment fee was 0.30% per annum.

  The Credit Agreement contains certain financial covenants, the most restrictive of which are a minimum interest coverage ratio, a maximum funded debt ratio and a minimum adjusted net worth amount. It also contains covenants that prohibit the payment of cash dividends as well as restrict the amount that the Company can repurchase of its subordinated debt and Common Stock. At June 27, 1998 and June 28, 1997, the Company was in compliance with all bank covenants.

  The Company anticipates the Credit Agreement will be replaced by a new facility following the consummation of the Bell Merger.

  In November 1993, the Company issued an aggregate principal amount of $86.25 million of Convertible Subordinated Debentures (the "Debentures"), at par value. Interest on the Debentures is payable on May 15 and November 15 of each year. The Debentures are redeemable, in whole or in part, at the option of the Company at any time on or after November 15, 1996, at specified redemption prices. Principal is due at maturity on November 15, 2000. The Debentures are convertible by the holder at any time prior to maturity, unless previously redeemed, into shares of the Common Stock at a conversion price of $54.06 per share, subject to adjustment in certain events. For the fiscal years ended June 27, 1998, June 28, 1997, and June 29, 1996, interest expense relating to the Debentures totaled $4.1 million in each year. This amount includes $384,000 of amortization expense relating to debt issuance costs. Unamortized debt issuance costs relating to the Debentures total $919,000 and $1.3 million at June 27, 1998, and June 28 1997, respectively. Such costs are amortized on an effective interest method over seven years.

  The fair value of the Debentures at June 27, 1998, based on their quoted market price of $84.0 at the close of business on June 27, 1998, was approximately $72.5 million.

  On June 30, 1998, the Company commenced an offer to purchase up to $62.5 million aggregate principal amount of the Debentures. The purchase price per $1,000 principal amount of Debentures will be $905, plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment. The Company's obligation to purchase Debentures is conditioned upon, among other things, the consummation of the Bell Merger and the receipt of financing.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  Long-term debt consists of the following (in thousands):

                                                                 JUNE
                                                                  27,   JUNE 28,
                                                                 1998     1997
                                                                ------- --------
Notes collateralized by certain equipment due at various dates through December 2000 and bearing interest at fixed rates
 ranging from 2.9% to 10.3%...................................  $   936 $  1,841
Revolving credit agreement, maturing December 1999, bearing
 interest at 4.63%............................................      --    19,591
4 1/4% convertible subordinated debentures maturing November
 2000.........................................................   86,250   86,250
                                                                ------- --------
                                                                 87,186  107,682
Less: Current maturities......................................      561    1,228
                                                                ------- --------
    Total long-term debt......................................  $86,625 $106,454
                                                                ======= ========

  Scheduled maturities, by fiscal year, of long-term debt are as follows (in thousands):

           1999...................................... $   561
           2000......................................     353
           2001......................................  86,272

NOTE 7--STOCKHOLDERS' EQUITY

 Stock Options

  The Company may grant, under various employee stock option plans (the "Plans"), options to purchase up to 1,825,000 shares of Common Stock to officers and key employees. Under the various Plans, the exercise price of options granted may not be less than the fair market value of the Common Stock at the date of grant. The options must be exercised within ten years of the date of grant and typically vest equally over a three year period.

  Under the 1993 Outside Directors Stock Option Plan (the "Directors' Plan"), stock options for up to 205,000 shares may be granted to directors who are not employees of the Company. Each non-employee director receives an option to purchase 2,000 shares of Common Stock on the date of the Company's annual meeting of stockholders at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options must be exercised within ten years of the date of grant and vest equally over a three-year period. Each non-employee director also receives an annual grant of immediately exercisable options to purchase Common Stock, with an exercise price per share equal to 50% of the fair market value of Common Stock at the date of grant, in lieu of a cash retainer fee. The number of shares subject to each option is determined by dividing $10,000 by 50% of the fair market value of the Common Stock on the date of grant. The Company recorded $70,000 in compensation expense in each of fiscal 1998 and fiscal 1997 for options granted to non-employee directors under this plan.

  In April 1997, the Company provided Brunswick Corporation a three year option to purchase 600,000 shares of the Company's Common Stock at an exercise price of $7.50 per share pursuant to the sale of the Service Cycle/Mongoose business. See Note 10. The options are immediately exercisable and must be exercised within three years of the date of grant.

  On August 27, 1996 the Management Stock Incentive Committee (the "Committee") of the Board of Directors (the "Board") adopted a program permitting employees eligible to participate in the Company's bonus program to elect to forego their fiscal 1997 operating bonus and return all outstanding stock options granted after April 1992 in exchange for replacement stock options. In general, employees eligible to participate in the Company's bonus program are eligible for 10% to 75% of their annual base salary if the Company meets or exceeds certain Board approved net operating income goals.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  Senior management with long tenure agreed to cancel 40% of their existing stock options, excluding stock options granted prior to April 1992, to increase the number of stock options available for grant, thereby facilitating the broadening of participation in the stock option program and enabling the Company to create a voluntary program by which other employees participating in the Company's bonus program would be able to replace existing stock options in exchange for foregoing their fiscal 1997 operating bonus.

  Under the replacement program, the number of shares of Common Stock subject to a replacement option to be granted to an eligible employee was determined by multiplying 80% of such employee's estimated fiscal 1997 operating bonus. Each replacement option had an exercise price of $7.06 per share, the average of the high and low transaction prices of a share of Common Stock as reported by The Nasdaq Stock Market, and will become exercisable in equal one-third increments over an eighteen month period with respect to options replacing canceled options and over a three year period for replacement options granted in excess of their existing options. Options with respect to 966,242 shares with exercise prices ranging from $8.50 to $17.37 per share were exchanged under the replacement program.

  The following table summarizes option activity:

                                           NUMBER
                                         OF SHARES      WEIGHTED
                                         UNDERLYING     AVERAGE       OPTIONS
                                          OPTIONS    EXERCISE PRICE EXERCISABLE
                                         ----------  -------------- -----------
Options outstanding at July 1, 1995..... 1,152,675       $15.92         61,000
  Options granted.......................   909,688         9.19
  Options exercised.....................   (70,607)        1.31
  Options canceled......................   (75,000)       13.67
  Options terminated....................   (70,167)       18.28
                                         ---------
Options outstanding at June 29, 1996.... 1,846,589        13.33        549,660
  Options granted....................... 2,041,847         7.21
  Options exercised.....................   (23,754)        0.46
  Options canceled......................  (966,242)       13.92
  Options terminated....................  (566,677)       13.10
                                         ---------
Options outstanding at June 28, 1997.... 2,331,763         8.19      1,130,635
  Options granted.......................   220,484         8.84
  Options exercised.....................  (165,935)        7.09
  Options terminated....................  (194,706)        9.23
Options outstanding at June 27, 1998.... 2,191,606         8.25      1,670,035
                                         =========

  Options outstanding at June 27, 1998 consisted of the following:

                                                                    WEIGHTED AVERAGE
        RANGE OF                                                       REMAINING
        EXERCISE          NUMBER           WEIGHTED AVERAGE         CONTRACTUAL LIFE
         PRICES          OF SHARES          EXERCISE PRICE             (IN YEARS)
      -------------      ---------         ----------------         ----------------
      $ 1.713-$4.52         78,294              $ 2.67                    7.9
      $ 6.25-$7.88       1,651,359                7.28                    8.2
      $ 8.50-$9.19         250,500                9.15                    9.0
      $10.80-$13.12         94,786               11.94                    5.3
      $13.87-$15.12         63,667               14.11                    6.7
      $16.12-$19.75         23,000               17.07                    5.9
      $28.25-$42.37         30,000               37.66                    5.4
                         ---------
                         2,191,606
                         =========

                      BELL SPORTS CORP. AND SUBSIDIARIES

  Options exercisable at June 27, 1998 consisted of the following:

           RANGE OF
           EXERCISE                    NUMBER                               WEIGHTED AVERAGE
            PRICES                    OF SHARES                              EXERCISE PRICE
         -------------                ---------                             ----------------
         $ 1.713-$4.52                   78,294                                  $ 2.67
         $ 6.25-$7.88                 1,364,280                                    7.31
         $ 8.50-$9.13                    31,006                                    9.04
         $10.80-$13.12                   79,788                                   11.75
         $13.87-$15.12                   63,667                                   14.11
         $16.12-$19.75                   23,000                                   17.07
         $28.25-$42.37                   30,000                                   37.66
                                      ---------
                                      1,670,035
                                      =========

  Pursuant to the Bell Merger, the Board will take all necessary or appropriate steps to cause each option that is outstanding immediately prior to the Bell Merger to be fully vested and exercisable. The holder of an option that is not exercised prior to the Bell Merger will be entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of $10.25 per share over the applicable per share exercise price. Certain options to purchase Common Stock held by a member of management will be exchanged for options to purchase capital stock of the surviving corporation in the Bell Merger.

  As required, the Company has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation" ("SFAS 123") for employee stock options. The fair value of options granted during fiscal years 1998, 1997 and 1996 was computed using the Black-Scholes option pricing model. The weighted-average assumptions used for stock option grants were an expected volatility of the market price of the Company's Common Stock of 41%; weighted-average expected life of the options of 4.9 years, no dividend yield and risk-free interest rate of 6.50%. The interest rates are effective for option grant dates made throughout the year. Adjustments for forfeitures are made as they occur. The total value of options granted for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 was computed as approximately $949,000, $1,405,000 and $75,000, respectively. If the Company had accounted for these stock options issued to employees in accordance with SFAS 123, the effect on net income (loss) for each fiscal year would have been reported as follows (in thousands):

                                                            YEAR ENDED
                                                    ---------------------------
                                                    JUNE 27, JUNE 28,  JUNE 29,
                                                      1998     1997      1996
                                                    -------- --------  --------
Net income (loss):
  As reported......................................  $8,578  $(18,188) $(12,375)
  Pro forma for SFAS 123...........................   7,463   (19,045)  (12,421)

  The pro forma effects of applying SFAS 123 may not be representative of the effects on reported net income for future years since options vest over several years and additional option awards are made each year.

 Rights Plan

  On September 22, 1994, the Board declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. The dividend was awarded on October 3, 1994, to the holders of record of the Common Stock at the close of business on October 3, 1994. One Right is also associated with each share of Common Stock issued after October 3, 1994.

  When the Rights become exercisable, each Right will entitle the holder thereof (with certain exceptions) to purchase from the Company one one-hundredth of a share of the Series A Junior Participating Preferred Stock,

                      BELL SPORTS CORP. AND SUBSIDIARIES

$.01 par value (the "Preferred Shares"), of the Company at a price of $75.00 per one one-hundredth of a Preferred Share, subject to adjustment (the "Exercise Price"). Under certain circumstances, each Right (other than those which have become void) will entitle the holder to purchase, at the Exercise Price, Common Stock having a then current market value of two times the Exercise Price; or, if the Company is acquired in a merger or other business combination, each such Right will entitle the holder to purchase, at the Exercise Price, common stock of the acquirer having a then current market value of two times the Exercise Price.

  The Rights become exercisable 10 business days after any person has acquired, or announced its intention to commence a tender offer for, 15% or more of the Common Stock. The Rights will also become exercisable 10 business days after a determination by the disinterested members of the Board (as defined in the Stockholders Rights Agreement dated as of September 22, 1994 and amended by the First Amendment dated as of February 15, 1995) that any person beneficially owning 10% or more of the Common Stock intends to utilize its position to seek short-term financial gain to the detriment of the best long-term interests of the Company and its stockholders.

  Under specified conditions, the Company will be entitled to redeem the Rights at $.01 per Right.

 Stock Repurchase

  On August 24, 1995, the Company announced a stock repurchase program authorizing the repurchase of up to 10% of the outstanding shares of the Company's Common Stock from time to time in open market or private transactions. The timing of any repurchase and the price and number of shares repurchased will depend on market conditions and other factors. In fiscal 1997, the Company repurchased a total of 523,400 shares at an aggregate purchase price of approximately $5.5 million, of which 28,328 shares were utilized under a restricted stock award program. Shares repurchased may be retired or used for general corporate purposes. No shares were repurchased in fiscal 1998.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  The philosophy of the Company is to defend vigorously all product liability claims. Although the Company intends to continue to defend itself aggressively against all claims asserted against it, current pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to the self insurance retention amounts in the Company's product insurance coverage, the assertion against the Company of a large number of claims could have a material adverse effect on the Company. In addition, the successful assertion against the Company of any, or a series of large, uninsured claims, or of one or a series of claims exceeding insurance coverage, could have a material adverse effect on the Company.

  Due to the nature of the business of the Company, at any particular time the Company may be a defendant in a number of product liability lawsuits for serious personal injury or death allegedly related to the Company's products and, in certain instances, products manufactured by others. Many such lawsuits against the Company seek damages, including punitive damages, in substantial amounts.

  Due to certain deductibles, self-insured retention levels and aggregate coverage amounts applicable under the Company's insurance policies, the Company may bear responsibility for a significant portion, if not all, of the defense costs (which include attorney's fees, settlement costs and the cost of satisfying judgments) of any claim asserted against the Company or its subsidiaries. There can be no assurance that the insurance coverage, if available, will be sufficient to cover one or more large claims or that the applicable insurer will be solvent at the time of any covered loss. Further, there can be no assurance that the Company will obtain insurance coverage at acceptable levels and costs in the future.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  The Company's current product liability insurance for bicycling and auto racing products covers claims based on occurrences within the policy period up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence for bicycle and auto racing helmets and in excess of the Company's self-insured retention of $250,000 for other bicycle-related products.

  Insurance coverage for products manufactured by Giro, prior to the acquisition by the Company in January 1996, include self-insured retentions of $0.5 million per occurrence and $1.5 million in the aggregate for all product claims, with $55.0 million coverage in excess of the self-insured retention levels. The Company maintains an active role in the management of all Giro related litigation. Giro claims served after December 31, 1996 are insured under the same coverage provided to the Company.

  In fiscal 1998, the Company secured a ten-year policy from AIG and Chubb for insurance coverage for motorcycle helmets manufactured or licensed prior to June 1991. The policy covers up to a maximum of $50.0 million in the aggregate in excess of the Company's self-insured retention of $1.0 million per occurrence, excluding all previous payments made on existing claims, in excess of $2.0 million in the aggregate for known claims or $4.0 million in the aggregate for incurred but not reported claims and new occurrences. The policy covers all claims except the February 1996 and February 1998 judgments against the Company.

  From 1954 to 1991, the Company manufactured, marketed and sold motorcycle helmets. The Company sold its motorcycle helmet manufacturing business in June 1991. Even though the purchaser assumed all responsibility for product liability claims arising out of helmets manufactured prior to the date of the disposition, the Company has paid certain costs associated with the defense of such claims. If the purchaser is for any reason unable to pay the judgment, settlement amount or defense costs arising out of any claim, the Company could be held responsible for the payment of such amounts or costs. The Company believes that the purchaser does not currently have the financial resources to pay any significant judgment, settlement amount or defense costs arising out of any claims. The Company has licensed the Bell trademark to the purchaser for use on motorcycle helmets. The Company believes that, by virtue of its status as licensor and the fact that such motorcycle helmets carry the Bell name, it is possible that the Company could be named as a defendant in actions involving liability for the motorcycle helmets manufactured by the purchaser of the Company's motorcycle helmet business. In fiscal 1998, the Company secured insurance coverage for certain liabilities associated with its motorcycle helmets manufactured or licensed prior to June 1991.

  As of June 27, 1998, there were 39 lawsuits pending relating to injuries allegedly suffered from products made or sold by the Company. Of the 39 lawsuits, 11 involve motorcycle helmets, 15 involve bicycle helmets, one involves an auto racing helmet, one involves a bicycle pedal, 10 involve bicycles and one involves bicycle accessories.

  Six of the 39 product liability lawsuits pending against the Company as of June 27, 1998 are scheduled for trial prior to December 31, 1998. Of the six lawsuits scheduled for trial prior to December 31, 1998, one involves a motorcycle helmet claim resulting in a permanent eye injury, and five involve bicycle helmet claims, three resulting in brain damage and two resulting in death. The motorcycle helmet claim is a product liability action alleging design defect and the bicycle helmet claims include allegations of failure to warn and design defects.

  During each of the last five fiscal years the Company has been served with complaints in the following number of cases: 11 cases in fiscal 1994, five cases in fiscal 1995, 12 cases in fiscal 1996, 15 cases in fiscal 1997 and 14 cases in fiscal 1998. Of the 14 cases served in fiscal 1998, which includes Giro and AMRE lawsuits, six involve bicycles, one involves bicycle accessories and seven involve bicycle helmets. Of these same 14 cases, three cases involve a claim relating to death, three involve claims relating to serious, permanently disabling injuries and eight involve less serious injuries such as broken bones or lacerations. Typical product liability claims include allegations of failure to warn, breach of express and implied warranties, design defects and defects in the manufacturing process.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  In February 1996, a Toronto, Canada jury returned a verdict against the Company based on injuries arising out of a 1986 motorcycle accident. The jury found that the Company was 25% responsible for the injuries with the remaining 75% of the fault assigned to the plaintiff and the other defendant. If the judgment is upheld, the amount of the claim for which the Company would be responsible and the legal fees and tax implications associated therewith are estimated to be between $3.0 and $4.0 million (based on current exchange rates). This claim arose during a period in which the Company was self-insured. The Company has filed an appeal of the Canadian verdict.

  In February 1998, a Wilkes-Barre, Pennsylvania jury returned a verdict against the Company relating to injuries sustained in a 1993 motorcycle accident. The judgment totaled $6.8 million, excluding any interest, fees or costs which may be assessed. This claim arose during a period in which the Company was self-insured. The Company has filed post-trial motions to set aside the jury's verdict, which are scheduled to be heard on August 6, 1998. If the motions are denied, the Company intends to appeal the judgment against the Company.

  In June 1998, a Wilmington, Delaware jury returned a verdict against the Company relating to injuries sustained in a 1991 off-road motorcycle accident. The judgment totaled $1.8 million, excluding any interest, fees or costs which may be assessed. The claim is covered by insurance; however, the Company is responsible for a $1.0 million self-insured retention. The Company intends to file post-trial motions to set aside the jury's verdict and to appeal any judgment against the Company that might be entered in the action.

  Based on management's extensive consultations with legal counsel prosecuting the appeals and the Company's experience in pursuing reversals and settlements after the entry of judgments against the Company, management currently believes that the ultimate outcome of the pending judgments will not have a material adverse affect on the financial condition of the Company. Accordingly, the Company has only established reserves for estimated costs for the defense of these and other known claims. The Company believes that after giving effect to the Transactions, it will have adequate cash balances and sources of capital available to satisfy such pending judgments. However, there can be no assurance that the Company will be successful in appealing or pursuing settlements of these judgments or that the ultimate outcome of the judgments will not have a material adverse effect on the liquidity or financial condition of the Company.

  Following the announcement of the Merger Agreement, three purported class action lawsuits were filed in Delaware Chancery Court seeking preliminary and permanent injunctive relief against the consummation of the Bell Merger or, alternatively, the recovery of damages in the event the Bell Merger is consummated. The complaints, which were filed by Jeffrey Kaplan, Jerry Krim and Cyrus Schwartz, purported stockholders of the Company, name the Company, HB Acquisition, Chase Capital Partners, CBCI and the Company's current directors as defendants. To the knowledge of the Company, none of the complaints has been served. The complaints allege, among other things, that the Bell Merger is unfair to the Company's public stockholders and that certain defendants who are expected to exchange a portion of their shares of Common Stock, options to purchase shares of Common Stock or other Common Stock-based awards held by them for shares of common stock of HB Acquisition in connection with the Bell Merger have a conflict of interest which has caused them, and the Company's directors, to breach their fiduciary duties to the Company's stockholders. The lawsuit filed by Jeffrey Kaplan was subsequently withdrawn, without prejudice to refile. The Company believes that the allegations contained in the complaints are without merit and intends to vigorously defend each action.

  Besides the litigation described above, the Company is not party to any material litigation that, if adversely determined, would have a material effect on its business.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  The Company leases certain equipment and facilities under various noncancellable capital and operating leases. The total expense under these operating leases amounted to approximately $4.2 million, $4.0 million, and $3.4 million for fiscal 1998, 1997 and 1996, respectively.

  At June 27, 1998, the future minimum annual rental commitments under all noncancellable leases were as follows (in thousands):

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
      1999....................................................  $ 3,917  $  240
      2000....................................................    3,426     240
      2001....................................................    3,299     240
      2002....................................................    2,609     204
      2003....................................................    2,334     188
      Thereafter..............................................   12,482     698
                                                                -------  ------
          Total minimum lease commitments.....................  $28,067   1,810
                                                                =======
      Less: Interest portion..................................              612
                                                                         ------
      Present value of capital lease obligations..............            1,198
      Less: Current portion...................................              118
                                                                         ------
          Total long-term capital lease obligations...........           $1,080
                                                                         ======

NOTE 9--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The following table presents the carrying amounts and estimated fair value of the Company's other financial instruments (in thousands):

                                               JUNE 27, 1998    JUNE 28, 1997
                                              ---------------- ----------------
                                              CARRYING  FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE   AMOUNT   VALUE
                                              -------- ------- -------- -------
      Long-term debt (Note 6)................ $86,625  $72,825 $106,454 $94,745

  The estimated fair value of the convertible debentures is based on quoted market prices. The estimated fair value of other long-term debt approximates its carrying value.

NOTE 10--ACQUISITIONS AND DISPOSITIONS

  During fiscal 1998, the Company negotiated a letter of intent to sell the assets of its domestic foam molding facility in Rantoul, Illinois and agreed to sublet the building. The Company expects to enter into a foam molding supply agreement with the purchaser. The Company recorded approximately $600,000 in expense associated with the sale and related reorganization of the Company's domestic foam molding facility.

  On July 2, 1997, the Company completed the sale of substantially all of the assets of SportRack (the "Sale of SportRack"), which designs, manufactures and markets automobile roof rack systems, for $13.4 million to an affiliate of Advanced Accessory System Canada, Inc. Subsequently, the Company recorded a loss on the Sale of SportRack of approximately $2.0 million in fiscal 1998 in connection with a purchase price adjustment related to such sale.

  On April 29, 1997, the Company completed the sale of its Service Cycle/Mongoose inventory, trademarks and certain other assets (the "Sale of Service Cycle/Mongoose") to Brunswick Corporation for a sales price of $21.1 million. As part of the sales transaction, the Company provided Brunswick Corporation a three-year option to purchase 600,000 shares of the Company's Common Stock at an exercise price of $7.50 per share. The Company retained customer accounts receivable related to the Service Cycle/Mongoose business of approximately $19.4 million.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  In connection with the Sale of Service Cycle/Mongoose, the Company announced plans to reorganize its North American distribution network and operations to better utilize the distribution facilities. Included in the fiscal 1997 pre-tax income were $25.4 million of costs associated with the Sale of Service Cycle/Mongoose. The costs were comprised of the write-off of goodwill and intangibles ($14.8 million), disposal and exit costs ($5.4 million), and reorganization costs associated with the distribution network and operations ($5.2 million). During fiscal 1998, the Company reversed previously recorded charges of $1.9 million, including a $600,000 benefit based on the finalization of costs associated with the closure of distribution facilities, and $1.3 million benefit related to the reversal of the remaining reserve for uncollectible receivables established in fiscal 1997 in connection with the divestiture of Service Cycle/Mongoose.

  On January 22, 1996, the Company acquired, for $16.8 million, substantially all of the assets of privately-owned, Giro Sport Design, Inc. of California and all outstanding shares of Giro Sport Design International, Inc., the holding company which owns Giro's Ireland operation (collectively "Giro"). Giro designs, manufactures and markets premium bicycle helmets in North America, Europe and other parts of the world.

  Effective July 3, 1995, the Company completed, for Common Stock, the merger of a subsidiary of the Company with AMRE (the "AMRE Merger"), a world wide designer, marketer and distributor of bicycles, bicycle helmets and bicycle parts and accessories. The purchase price of $76.0 million was computed by converting each of the 8.7 million outstanding shares of AMRE Common Stock into .6890 shares of Bell Common Stock and multiplying the result by $12.70, the average of the Bell Common Stock between June 9, 1995 and June 22, 1995. The purchase price was increased by an additional $1.2 million, attributable to outstanding AMRE stock options, which were converted into Bell stock options. The purchase price has been allocated to the fair value of the net assets of AMRE. The purchase price was approximately $52.8 million greater than the fair value of the identifiable net assets acquired, and, accordingly, goodwill was increased by this amount.

  Acquisitions were accounted for as purchase transactions from their respective effective dates. Accordingly, results of operations of the acquired companies have been included in the accompanying statements of operations from the effective dates of the acquisitions. The impact of these acquisitions, other than the AMRE Merger, were not significant.

NOTE 11--RESTRUCTURING CHARGES

 Restructuring Charges--1998

  During fiscal 1998, the Company formed and approved a plan to restructure its European operations. In connection with this plan, the Company closed its Paris, France, sales and marketing office in December 1997, and consolidated these functions with its Roche La Moliere, France, facility. The key management positions of Giro Ireland and EuroBell were also consolidated. Included in the fiscal 1998 pre-tax income are $1.2 million of estimated restructuring charges related to this plan, including facility closing costs and severance benefits.

  The following table sets forth the details of activity during fiscal 1998 for restructuring charges and related accrued liabilities (in thousands):

                            JUNE 28, RESTRUCTURING   CASH    NON-CASH JUNE 27,
                              1997      CHARGES    PAYMENTS  CHARGES    1998
                            -------- ------------- --------  -------- --------
Lease payments and other
 facility expenses.........  $  860     $  191     $  (263)   $(230)   $  558
Severance and other
 employee related costs....   2,917        820      (2,968)     122       891
Asset write-downs..........                181        (140)                41
                             ------     ------     -------    -----    ------
    Total..................  $3,777     $1,192     $(3,371)   $(108)   $1,490
                             ======     ======     =======    =====    ======

                      BELL SPORTS CORP. AND SUBSIDIARIES

 Restructuring Charges--1997

  During fiscal 1997, the Company announced plans to significantly downsize the Scottsdale, Arizona corporate office by consolidating certain Scottsdale functions with the San Jose, California office. Included in the fiscal 1997 pre-tax income are $2.7 million of restructuring charges related to this plan. Also included in the fiscal 1997 pre-tax income are $1.5 million of restructuring charges related to the Program, as defined below, including facility closing costs, severance and other employee related costs.

  The following table sets forth the details of activity during fiscal 1997 for restructuring charges and related accrued liabilities (in thousands):

                                      JUNE 29, RESTRUCTURING   CASH    JUNE 28,
                                        1996      CHARGES    PAYMENTS    1997
                                      -------- ------------- --------  --------
Lease payments and other facility
 expenses...........................   $  942     $  983     $(1,065)   $  860
Severance and other employee related
 costs..............................    4,215      3,158      (4,456)    2,917
                                       ------     ------     -------    ------
    Total...........................   $5,157     $4,141     $(5,521)   $3,777
                                       ======     ======     =======    ======

  On June 27, 1995, the Company's stockholders approved the issuance of Common Stock in connection with the Agreement and Plan of Merger dated February 15, 1995 among the Company, Bell Merger Co., a wholly owned subsidiary of the Company, and AMRE. In contemplation of the merger, the Company formulated a program (the "Program") to consolidate and integrate the operations of Bell, SportRack and AMRE, as well as combine certain product lines. This Program called for the consolidation of certain sales and marketing, research and development, manufacturing, finance and management information systems functions.

 Restructuring Charges--1996

  During fiscal 1996, the Company commenced significant organizational and office consolidations including closing the Cerritos, Providence, Commack and Calgary offices. Most U.S. sales, marketing and research and development operations were consolidated in San Jose, California and all corporate functions in Scottsdale, Arizona. Substantially all of the Canadian operations were consolidated into one facility in Granby, Quebec. These consolidations were finalized during the first half of fiscal 1997.

  Included in fiscal 1996 pre-tax income is $5.9 million related to restructuring charges, including facility closing costs, severance and other employee related costs and costs to combine computer systems. The Company eliminated 35 positions in sales and marketing, research and development, finance and manufacturing. The other employee costs are due to various employees relocating to San Jose or Scottsdale. The costs to combine computer systems related to an implementation study and the write-off of redundant software costs.

  The following table sets forth the details of activity during fiscal 1996 for restructuring charges and related accrued liabilities (in thousands):

                                 ACQUISITION
                           JULY    ACCRUAL   RESTRUC-            NON-
                            1,   RECORDED TO  TURING    CASH     CASH   JUNE 29,
                           1995   GOODWILL   CHARGES  PAYMENTS  CHARGES   1996
                          ------ ----------- -------- --------  ------- --------
Lease payments and other
 facility expenses......  $  769   $1,951     $  528  $ (1,755)  $(551)  $  942
Severance and other
 employee related
 costs..................     453    7,965      2,328    (6,531)           4,215
Computer systems........                       2,994    (2,994)
                          ------   ------     ------  --------   -----   ------
    Total...............  $1,222   $9,916     $5,850  $(11,280)  $(551)  $5,157
                          ======   ======     ======  ========   =====   ======

                      BELL SPORTS CORP. AND SUBSIDIARIES

NOTE 12--INCOME TAXES

  Pre-tax income (loss) by jurisdiction for each fiscal year are as follows (in thousands):

                                                      JUNE
                                                       27,   JUNE 28,  JUNE 29,
                                                      1998     1997      1996
                                                     ------- --------  --------
      Domestic...................................... $ 9,496 $(23,882) $(22,395)
      Foreign.......................................   4,400    2,731     1,770
                                                     ------- --------  --------
          Total..................................... $13,896 $(21,151) $(20,625)
                                                     ======= ========  ========

  The provision for (benefit from) income taxes for each fiscal year is as follows (in thousands):

                                                              JUNE     JUNE
                                                    JUNE 27,   28,      29,
                                                      1998    1997     1996
                                                    -------- -------  -------
      Current expense (benefit):
        U.S. Federal...............................  $   75  $  (757) $(1,254)
        State and local............................      60
        Foreign....................................   1,123      601      482
                                                     ------  -------  -------
          Total current............................   1,258     (156)    (772)
                                                     ------  -------  -------
      Deferred tax expense (benefit):
        U.S. Federal...............................   3,368   (2,200)  (6,402)
        State and local............................     722     (568)  (1,144)
        Foreign....................................     (93)     (59)
                                                     ------  -------  -------
          Total deferred...........................   3,997   (2,827)  (7,546)
                                                     ------  -------  -------
      Impact of stock option deduction credited to
       equity......................................      63       20       68
                                                     ------  -------  -------
          Total income tax provision (benefit).....  $5,318  $(2,963) $(8,250)
                                                     ======  =======  =======

  The provision for (benefit from) income taxes for each fiscal year differs from the U.S. statutory federal income tax rate for the following reasons:

                                                    JUNE 27, JUNE 28,  JUNE 29,
                                                      1998     1997      1996
                                                    -------- --------  --------
      Statutory U.S. rate..........................   34.0%   (34.0)%   (34.0)%
      Tax exempt investment income.................   (0.2)    (0.1)     (0.2)
      Nondeductible goodwill.......................            24.8       2.9
      State income tax.............................    5.0     (2.7)     (5.5)
      Effective international tax rate.............   (2.4)    (1.5)     (0.6)
      Other items, net.............................    1.6     (0.5)     (2.6)
                                                      ----    -----     -----
      Effective tax benefit rate...................   38.0%   (14.0)%   (40.0)%
                                                      ====    =====     =====

  The majority of the nondeductible goodwill included in permanent differences under the effective tax rate calculation for the year ended June 28, 1997 is the write-off of goodwill due to the Sale of Service Cycle/ Mongoose.

                      BELL SPORTS CORP. AND SUBSIDIARIES

  Deferred income tax assets and (liabilities) are comprised of the following (in thousands):

                                                            JUNE
                                                             27,    JUNE 28,
                                                            1998      1997
                                                           -------  --------
      Net operating losses and other tax loss
       carryforwards...................................... $11,810  $ 14,142
      Inventory and accounts receivable reserves..........   1,485     3,692
      Accrued liabilities.................................   4,778     6,066
      Package design costs capitalized for tax purposes...     910       780
      Other...............................................               915
                                                           -------  --------
        Gross deferred tax assets.........................  18,983    25,595
                                                           -------  --------
      Depreciation........................................    (760)     (858)
      Other...............................................    (456)     (276)
                                                           -------  --------
        Gross deferred tax liability......................  (1,216)   (1,134)
                                                           -------  --------
      Deferred tax assets valuation allowance.............  (1,798)   (1,970)
                                                           -------  --------
        Net deferred tax assets...........................  15,969    22,491
        Less: current portion.............................  (8,970)  (10,228)
                                                           -------  --------
        Long term deferred tax assets..................... $ 6,999  $ 12,263
                                                           =======  ========

  Domestic net operating losses totaling approximately $32.7 million will be carried forward and begin to expire in 2008. After the Bell Merger, there will be a change of ownership of more than 50%, resulting in an annual limitation of the loss carryforward which may delay or limit the eventual utilization of the carryforwards. The consolidated return rules limit utilization of acquired net operating loss and other carryforwards to income of the acquired companies in years in which the consolidated group has taxable income.

  General business tax credits of approximately $630,000 were accounted for under the flow-through method and are being carried forward. Minimum tax credits totaling approximately $500,000 are also being carried forward.

  The deferred tax assets valuation allowance at June 27, 1998 and June 28, 1997 was required primarily for net operating loss carryforwards and accounting reserves that, in management's view, will not be realized in the foreseeable future.

  The Company has not provided for U.S. federal income and foreign withholding taxes of certain non-U.S. subsidiaries' undistributed earnings as of June 27, 1998, because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, the withholding tax would be due and foreign tax credits should become available under current law to reduce the resulting U.S. income tax liability.

NOTE 13--ADDITIONAL CASH FLOW STATEMENT INFORMATION

  The Company's non-cash investing and financing activities and cash payments for interest and income taxes for each fiscal year are summarized below (in thousands):

                                                      JUNE 27, JUNE 28, JUNE 29,
                                                        1998     1997     1996
                                                      -------- -------- --------
Additional paid in capital arising from tax benefits
 associated with the exercise of stock options......   $  63    $  20   $    68
Issuance of stock and stock options for AMRE
 merger.............................................                     77,211
Cash paid during the period for:
  Interest..........................................   4,100    7,050     8,816
  Income taxes......................................     795      748       116

                      BELL SPORTS CORP. AND SUBSIDIARIES

NOTE 14--FOREIGN OPERATIONS AND EXPORT SALES

  Information regarding geographic sales, net income and assets are as follows (in thousands):

                                              UNITED
                                              STATES   EUROPE  CANADA   TOTAL
                                             --------  ------- ------- --------
Year ending June 27, 1998:
  Sales to unaffiliated customers........... $162,298  $22,213 $22,725 $207,236
  Net income................................    5,539    1,816   1,223    8,578
  Total assets..............................  233,801    8,237   5,029  247,067
Year ending June 28, 1997:
  Sales to unaffiliated customers........... $212,634  $21,419 $25,481 $259,534
  Net (loss) income.........................  (20,778)   1,441   1,149  (18,188)
  Total assets..............................  233,189    8,581  26,984  268,754
Year ending June 29, 1996:
  Sales to unaffiliated customers........... $222,613  $17,408 $22,319 $262,340
  Net (loss) income.........................  (13,644)     688     581  (12,375)
  Total assets..............................  262,568   10,956  25,111  298,635

  Included in the figures for the United States in the above table are sales and income in Asia, and the assets of Bell Sports Australia, which are not significant enough to be broken-out in the periods depicted.

NOTE 15--SUMMARY QUARTERLY FINANCIAL DATA (UNAUDITED)

  The unaudited information presented below has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of financial position and results of operations have been made.

  Summary quarterly financial data is as follows (in thousands, except per share data):

                                               1ST     2ND      3RD       4TH
                                             QUARTER QUARTER  QUARTER   QUARTER
                                             ------- -------  --------  -------
Year ending June 27, 1998:
  Net sales................................. $43,632 $42,590  $ 52,332  $68,682
  Gross profit..............................  13,477  13,286    18,200   24,601
  Net income................................     637     322     3,160    4,459
Year ending June 28, 1997:
  Net sales................................. $62,068 $56,623  $ 70,575  $70,268
  Gross profit..............................  17,508  16,006    20,713   22,209
  Net income (loss).........................       3    (475)  (21,943)   4,227

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURI-TIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME, SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  14
The Transactions.........................................................  23
Use of Proceeds..........................................................  24
Capitalization...........................................................  25
The Exchange Offer.......................................................  26
Holdings Unaudited Pro Forma Historical
 Condensed Consolidated Financial Statements.............................  35
Holdings Selected Historical Consolidated Financial and Other Data.......  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Business.................................................................  51
Management...............................................................  64
Executive Officer Compensation...........................................  66
Related Party Transactions...............................................  71
Security Ownership of Certain Beneficial Owners and Management...........  73
Description of Senior Secured Credit Facility............................  74
Description of Holdings' Indebtedness....................................  75
Description of Issuer Capital Stock......................................  75
Description of Notes.....................................................  75
Certain United States Federal Income Tax Considerations.................. 110
Plan of Distribution..................................................... 110
Legal Matters............................................................ 111
Experts.................................................................. 111
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $110,000,000

                           [LOGO OF BELL(TM) SPORTS]

                               BELL SPORTS, INC.

       OFFER TO EXCHANGE 11% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                                      FOR
    ANY AND ALL OUTSTANDING 11% SERIES A SENIOR SUBORDINATED NOTES DUE 2008

                               ----------------

                                   PROSPECTUS

                               ----------------

                             DECEMBER 7, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Bell Sports Corp. ("Holdings") is incorporated under the laws of the State of Delaware. Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "Delaware GCL") which provides for indemnification of directors and officers in certain circumstances.

  Holdings' Amended and Restated Certificate of Incorporation (the "Holdings Certificate") provides that a director of Holdings will not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director of Holdings, except to the extent exculpation from liability is not permitted under the Delaware GCL at the time such liability is determined.

  The Holdings Certificate provides indemnification for directors, officers, employees, representatives and agents to the full extent permitted by the Delaware GCL, except that Holdings is not obligated to indemnify any such person with respect to proceedings initiated by or on behalf of any such person. It also provides for the advancement to indemnified persons of litigation expenses.

  The Holdings Certificate states that the indemnification previously described is not deemed exclusive of other indemnification rights arising under any bylaw agreement, vote of directors or stockholders or otherwise.

  Pursuant to Section 145 and the Holdings Certificate, Holdings maintains directors' and officers' liability insurance coverage which insures Holdings, its subsidiaries and the elected officers and directors of Holdings and its subsidiaries (including the Issuer), against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

  Bell Sports, Inc. (the "Issuer") is incorporated under the laws of the State of California. Reference is made to Section 204(10) of the California General Corporation Law (the "California GCL") which permits the inclusion in the articles of incorporation of a California corporation of a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of a corporation for breach of a director's duties to the corporation and its shareholders. The foregoing provision is subject to certain qualifications set forth in the California GCL including, without limitation, that such provision may not limit or limit liability of directors for (i) intentional misconduct, (ii) transactions from which a director derived an improper personal benefit, (iii) reckless disregard of the director's duties, and (iv) an unexcused pattern of inattention.

  The Issuer's Amended and Restated Articles of Incorporation provide that the liability of directors of the Issuer for monetary damages are eliminated to the fullest extent permissible under California law and that the Issuer is authorized to provide indemnification to its agents for breach of duty to the Issuer and its stockholders in excess of the indemnification otherwise permitted by Section 317 of the California GCL, subject to the limits on indemnification set forth in Section 204 of the California GCL.

  In addition, Article IV of the Issuer's Amended and Restated Bylaws requires that the Issuer indemnify any person who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was an agent of the Issuer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Issuer and, in the case of a criminal third party proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In a corporate proceeding, the Issuer is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Issuer to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Issuer against monetary damages and expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith, in a manner such person believed to be in the best interests of the Issuer and its shareholders, except that no indemnification shall be made: (i) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Issuer in the performance of such person's duty to the Issuer and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that an agent of the Issuer has been successful on the merits in defense of any third party or corporate proceedings or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith. To the extent that an agent of the Issuer has not been successful on the merits of any corporate proceeding or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith; provided, however, that an agent of the Issuer may not be indemnified for expenses incurred in connection with such a proceeding, or in defense of any claim, issue or matter therein, if the agent has been unsuccessful on the merits with respect to: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts of omission that an agent believes to be contrary to the best interests of the Issuer or its shareholders or that involve the absence of good faith on the part of the agent; (iii) any transaction from which an agent derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the agent's duty to the Issuer or its shareholders in circumstances in which the agent was aware, or should have been aware, in the ordinary course of performing an agent's duties, of a risk of serious injury to the Corporation or its shareholders;
(v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of an agent's duty to the Issuer or its shareholders;
(vi) transactions in violation of Section 310 of the California GCL; or (vii) actions in violation of Section 316 of the California GCL.

  Any indemnification shall be made by the Issuer only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. Such determination shall be made: (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (iii) by approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or
(iv) by the court in which such proceeding is or was pending upon application made by the Issuer or the agent or the attorney or other person rendering services in connection with the defense, whether or not such applicable by the agent, attorney, or other person is opposed by the Issuer.

  Expenses incurred in defending any proceeding may be advanced by the Issuer prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified by the Issuer.

ITEM 21. EXHIBITS

 EXHIBIT
   NO.
 -------
  2.1    Agreement and Plan of Recapitalization and Merger, dated as of
         February 17, 1998, between HB  Acquisition and Holdings (incorporated by reference to Exhibit 2 to Holdings' Current Report on  Form 8-K
         dated February 17, 1998).
  2.2    First Amendment to Agreement and Plan of Recapitalization and Merger,
         dated as of April 8, 1998,  between HB Acquisition and Holdings
         (incorporated by reference to Exhibit 2 to Holdings'  Current Report on Form 8-K dated April 8, 1998).
  3.1    Amended and Restated Certificate of Incorporation of Holdings
         (incorporated by reference to  Exhibit 4.2 to Holdings' Current Report on Form 8-K dated August 17, 1998 (the "August 1998  8-K")).
  3.2    Bylaws of Holdings (incorporated by reference to Exhibit 4.3 to the
         August 1998 8-K).
  3.3    Articles of Incorporation of the Issuer.*
  3.4    Amended and Restated Bylaws of the Issuer.+
  4.1    Shareholders Agreement, dated as of August 17, 1998, among Holdings and the stockholders party  thereto.*
  4.2    Indenture, dated as of August 17, 1998, among Holdings, the Issuer and
         Harris Trust and Savings  Bank, as Trustee, relating to the Issuer's
         Series A and Series B Senior Subordinated Notes due  2008
         (incorporated by reference to Exhibit 4.1 to the August 1998 8-K).
  4.3    Registration Rights Agreement, dated as of August 17, 1998, between the Issuer, Holdings and  Donaldson, Lufkin & Jenrette Securities
         Corporation, NationsBank Montgomery Securities LLC  and Societe
         Generale Securities Corporation.*
  4.4    Form of 11% Series B Senior Subordinated Note due 2008.*
  4.5    Form of 11% Series A Senior Subordinated Note due 2008*
  4.6    Indenture, dated as of November 15, 1993, between Holdings and Harris
         Trust and Savings Bank, as  Trustee, relating to Holdings' 4 1/4%
         Convertible Subordinated Debentures due 2000 (incorporated  by reference to Exhibit 4.1 to Holdings' Current Report on Form 8-K dated
         October 26, 1993).
  5.1    Opinion of Sidley & Austin regarding the securities being issued.*
 10.1    Credit Agreement, dated August 17, 1998, among the Issuer, Holdings, the financial institutions parties  thereto as Lenders, Societe
         Generale and DLJ Capital Funding, Inc.*
 10.2    Borrower Pledge and Security Agreement, dated August 17, 1998, between the Issuer and Societe  Generale.*
 10.3    Guarantor Pledge and Security Agreement, dated August 17, 1998, among
         Holdings, Giro Sport  Design International, Inc. and Societe
         Generale.*
 10.4    Corporate Development and Administrative Services Agreement, dated
         August 17, 1998 among  Holdings, the Issuer, Charlesbank Capital
         Partners, LLC and Brentwood Private Equity, L.L.C.*
 10.5    Amended and Restated Employment Agreement, dated as of February 17,
         1998, among Holdings, the  Issuer and Terry G. Lee (incorporated by reference to Exhibit 10.1 to Holdings' Quarterly Report  on Form 10-Q
         for the quarter ended March 28, 1998 (the "March 1998 10-Q")).
 10.6    Noncompetition Agreement dated December 8, 1997 between Holdings, the
         Issuer and Terry G. Lee  (incorporated by reference to Exhibit 10.2 to
         Holdings' Quarterly Report on Form 10-Q for the  quarter ended
         December 27, 1997 (the "December 1997 10-Q")).
 10.7    Amended and Restated Employment Agreement, dated as of February 17,
         1998, among Holdings, the  Issuer and Mary J. George (incorporated by reference to Exhibit 10.2 to the March 1998 10-Q).
 10.8    Employment Agreement, dated as of April 25, 1997, among Holdings, the
         Issuer and Linda K. Bounds  (incorporated by reference to Exhibit
         10.12 to Holdings' Quarterly Report on Form 10-Q for the  quarter ended March 29, 1997).

 EXHIBIT
   NO.
 -------
 10.9    Memorandum of Understanding, dated January 28, 1998, between Holdings and Linda K. Bounds  (incorporated by reference to Exhibit 10.3 to the
         March 1998 10-Q).
 10.10   Memorandum reference Employment Outline for Bill Bracy, dated November
         26, 1997 (incorporated  by reference to Exhibit 10.6 to the December
         1997 10-Q).
 10.11   Severance Agreement, dated December 1, 1997, between Holdings, the
         Issuer and Bill Bracy  (incorporated by reference to Exhibit 10.7 to the December 1997 10-Q).
 10.12   Promissory Note, dated April 8, 1998, between the Issuer and Bill
         Bracy (incorporated by reference to  Exhibit 10.4 to the March 1998
         10-Q).
 10.13   Collateral Pledge Agreement, dated April 8, 1998, between the Issuer and Bill Bracy (incorporated by  reference to Exhibit 10.5 to the
         March 1998 10-Q).
 10.14   Employment Agreement, dated as of June 13, 1995, among Holdings, the
         Issuer and Harry H. Manko  (incorporated by reference to Exhibit 10.1 to Holdings' Annual Report on Form 10-K for the  fiscal year ended
         July 1, 1995).
 10.15   Form of Vehicle Lease Agreement between the Issuer and Mission Leasing
         (incorporated by reference  to Exhibit 10.77 to Holdings' Registration
         Statement on Form S-1, File No. 33-45868).
 10.16   Form of Equipment Lease between the Issuer and Mission Leasing
         (incorporated by reference to  Exhibit 10.78 to Holdings' Registration
         Statement on Form S-1, File No. 33-45868).
 10.17   Lease of Aircraft between the Issuer and Hayden Leasing, L.C. dated
         November 1, 1995 (incorporated  by reference to Exhibit 10.18 to
         Holdings' Annual Report on Form 10-K for the fiscal year ended
          June 29, 1996).
 12.1    Computation of earnings to fixed charges.+
 21.1    Subsidiaries of the Company.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Sidley & Austin (contained in Exhibit 5.1).*
 24.1    Power of Attorney (included in the Signature Pages in Part II of the
         Registration Statement).*
 25.1    Statement of Eligibility of Trustee.*
 99.1    Form of Letter of Transmittal.*
 99.2    Form of Notice of Guaranteed Delivery.*

---------------------

* Previously filed.

+ Filed herewith.

ITEM 22. UNDERTAKINGS.

  The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 7, 1998.

                                          BELL SPORTS CORP.

                                                  /s/  Mary J. George
                                          By: _________________________________
                                                       Mary J. George
                                                  Chief Executive Officer,
                                                   President and Director

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                         CAPACITY                DATE
               ---------                         --------                ----

                   *                    Chairman of the Board of   December 7, 1998
_______________________________________  Directors
             Terry G. Lee

        /s/ Mary J. George              Chief Executive Officer,   December 7, 1998
_______________________________________  President and Director
            Mary J. George               (principal executive
                                         officer)

       /s/ Robert E. Collins            Chief Financial Officer,   December 7, 1998
_______________________________________  Treasurer and Vice
           Robert E. Collins             President (principal
                                         financial and accounting
                                         officer)

                   *                    Director                   December 7, 1998
_______________________________________
           William M. Barnum

                   *                    Director                   December 7, 1998
_______________________________________
             Kim G. Davis

                   *                    Director                   December 7, 1998
_______________________________________
           John F. Hetterick

                   *                    Director                   December 7, 1998
_______________________________________
           Edward L. McCall
                   *                    Director                   December 7, 1998
_______________________________________
             Tim R. Palmer

                   *                    Director                   December 7, 1998
_______________________________________
           John M. Sullivan

        /s/ Mary J. George
*By: __________________________________
            Mary J. George
           Attorney-in-Fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 7, 1998.

                                          BELL SPORTS, INC.


                                          By:  /s/     Mary J. George
                                             _________________________________
                                                       Mary J. George
                                                Chief Executive Officer and
                                                         President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                        CAPACITY                DATE
             ---------                        --------                ----

       /s/ Mary J. George            Chief Executive Officer    December 7, 1998
____________________________________  and President (principal
           Mary J. George             executive officer)



     /s/ Robert E. Collins           Chief Financial Officer,   December 7, 1998
____________________________________  Treasurer and Vice
         Robert E. Collins            President (principal
                                      financial and accounting
                                      officer)



                 *                   Director                   December 7, 1998
____________________________________
            Terry G. Lee



                 *                   Director                   December 7, 1998
____________________________________
           Tim R. Palmer



                 *                   Director                   December 7, 1998
____________________________________
         William M. Barnum

*By: /s/ Mary J. George
    _______________________
         Mary J. George
         Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.
 -------
  2.1    Agreement and Plan of Recapitalization and Merger, dated as of
         February 17, 1998, between HB  Acquisition and Holdings (incorporated by reference to Exhibit 2 to Holdings' Current Report on  Form 8-K
         dated February 17, 1998).
  2.2    First Amendment to Agreement and Plan of Recapitalization and Merger,
         dated as of April 8, 1998,  between HB Acquisition and Holdings
         (incorporated by reference to Exhibit 2 to Holdings'  Current Report on Form 8-K dated April 8, 1998).
  3.1    Amended and Restated Certificate of Incorporation of Holdings
         (incorporated by reference to  Exhibit 4.2 to Holdings' Current Report on Form 8-K dated August 17, 1998 (the "August 1998  8-K")).
  3.2    Bylaws of Holdings (incorporated by reference to Exhibit 4.3 to the
         August 1998 8-K).
  3.3    Articles of Incorporation of the Issuer.*
  3.4    Amended and Restated Bylaws of the Issuer.+
  4.1    Shareholders Agreement, dated as of August 17, 1998, among Holdings and the stockholders party  thereto.*
  4.2    Indenture, dated as of August 17, 1998, among Holdings, the Issuer and
         Harris Trust and Savings  Bank, as Trustee, relating to the Issuer's
         Series A and Series B Senior Subordinated Notes due  2008
         (incorporated by reference to Exhibit 4.1 to the August 1998 8-K).
  4.3    Registration Rights Agreement, dated as of August 17, 1998, between the Issuer, Holdings and  Donaldson, Lufkin & Jenrette Securities
         Corporation, NationsBank Montgomery Securities LLC  and Societe
         Generale Securities Corporation.*
  4.4    Form of 11% Series B Senior Subordinated Note due 2008.*
  4.5    Form of 11% Series A Senior Subordinated Note due 2008*
  4.6    Indenture, dated as of November 15, 1993, between Holdings and Harris
         Trust and Savings Bank, as  Trustee, relating to Holdings' 4 1/4%
         Convertible Subordinated Debentures due 2000 (incorporated  by reference to Exhibit 4.1 to Holdings' Current Report on Form 8-K dated
         October 26, 1993).
  5.1    Opinion of Sidley & Austin regarding the securities being issued.*
 10.1    Credit Agreement, dated August 17, 1998, among the Issuer, Holdings, the financial institutions parties  thereto as Lenders, Societe
         Generale and DLJ Capital Funding, Inc.*
 10.2    Borrower Pledge and Security Agreement, dated August 17, 1998, between the Issuer and Societe  Generale.*
 10.3    Guarantor Pledge and Security Agreement, dated August 17, 1998, among
         Holdings, Giro Sport  Design International, Inc. and Societe
         Generale.*
 10.4    Corporate Development and Administrative Services Agreement, dated
         August 17, 1998 among  Holdings, the Issuer, Charlesbank Capital
         Partners, LLC and Brentwood Private Equity, L.L.C.*
 10.5    Amended and Restated Employment Agreement, dated as of February 17,
         1998, among Holdings, the  Issuer and Terry G. Lee (incorporated by reference to Exhibit 10.1 to Holdings' Quarterly Report  on Form 10-Q
         for the quarter ended March 28, 1998 (the "March 1998 10-Q")).
 10.6    Noncompetition Agreement dated December 8, 1997 between Holdings, the
         Issuer and Terry G. Lee  (incorporated by reference to Exhibit 10.2 to
         Holdings' Quarterly Report on Form 10-Q for the  quarter ended
         December 27, 1997 (the "December 1997 10-Q")).
 10.7    Amended and Restated Employment Agreement, dated as of February 17,
         1998, among Holdings, the  Issuer and Mary J. George (incorporated by reference to Exhibit 10.2 to the March 1998 10-Q).
 10.8    Employment Agreement, dated as of April 25, 1997, among Holdings, the
         Issuer and Linda K. Bounds  (incorporated by reference to Exhibit
         10.12 to Holdings' Quarterly Report on Form 10-Q for the  quarter ended March 29, 1997).

 EXHIBIT
   NO.
 -------
 10.9    Memorandum of Understanding, dated January 28, 1998, between Holdings and Linda K. Bounds  (incorporated by reference to Exhibit 10.3 to the
         March 1998 10-Q).
 10.10   Memorandum reference Employment Outline for Bill Bracy, dated November
         26, 1997 (incorporated  by reference to Exhibit 10.6 to the December
         1997 10-Q).
 10.11   Severance Agreement, dated December 1, 1997, between Holdings, the
         Issuer and Bill Bracy  (incorporated by reference to Exhibit 10.7 to the December 1997 10-Q).
 10.12   Promissory Note, dated April 8, 1998, between the Issuer and Bill
         Bracy (incorporated by reference to  Exhibit 10.4 to the March 1998
         10-Q).
 10.13   Collateral Pledge Agreement, dated April 8, 1998, between the Issuer and Bill Bracy (incorporated by  reference to Exhibit 10.5 to the
         March 1998 10-Q).
 10.14   Employment Agreement, dated as of June 13, 1995, among Holdings, the
         Issuer and Harry H. Manko  (incorporated by reference to Exhibit 10.1 to Holdings' Annual Report on Form 10-K for the  fiscal year ended
         July 1, 1995).
 10.15   Form of Vehicle Lease Agreement between the Issuer and Mission Leasing
         (incorporated by reference  to Exhibit 10.77 to Holdings' Registration
         Statement on Form S-1, File No. 33-45868).
 10.16   Form of Equipment Lease between the Issuer and Mission Leasing
         (incorporated by reference to  Exhibit 10.78 to Holdings' Registration
         Statement on Form S-1, File No. 33-45868).
 10.17   Lease of Aircraft between the Issuer and Hayden Leasing, L.C. dated
         November 1, 1995 (incorporated  by reference to Exhibit 10.18 to
         Holdings' Annual Report on Form 10-K for the fiscal year ended
          June 29, 1996).
 12.1    Computation of earnings to fixed charges.+
 21.1    Subsidiaries of the Company.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Sidley & Austin (contained in Exhibit 5.1).*
 24.1    Power of Attorney (included in the Signature Pages in Part II of the
         Registration Statement).*
 25.1    Statement of Eligibility of Trustee.*
 99.1    Form of Letter of Transmittal.*
 99.2    Form of Notice of Guaranteed Delivery.*

---------------------

* Previously filed.

+ Filed herewith.